Exhibit 10.2

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Dated as of June 5, 2019

by and among

BARCLAYS BANK PLC,

as Purchaser,

STARWOOD MORTGAGE FUNDING II LLC,

as Seller,

STARWOOD PROPERTY MORTGAGE SUB-22, L.L.C.,

as Seller,

and

STARWOOD PROPERTY MORTGAGE SUB-22-A, L.L.C.,

as Seller

i

Table of Contents (continued)

Page

ARTICLE 30 JOINT AND SEVERAL LIABILITY	95
ARTICLE 31 MISCELLANEOUS	97

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EXHIBITS

EXHIBIT I	Names and Addresses for Communications between Parties
EXHIBIT II	Form of Confirmation Statement
EXHIBIT III	Authorized Representatives of Sellers
EXHIBIT IV-A	Form of Power of Attorney (for U.S Purchased Assets)
EXHIBIT IV-B	Form of Power of Attorney (for English Purchased Assets)
EXHIBIT V-A	Representations and Warranties Regarding Individual Purchased Assets (for U.S Purchased Assets)
EXHIBIT V-B	Representations and Warranties Regarding Individual Purchased Assets (for English Purchased Assets)
EXHIBIT VI	Form of Bailee Agreement
EXHIBIT VII	Advance Procedures
EXHIBIT VIII	Form of Margin Call
EXHIBIT IX	[Reserved]
EXHIBIT X	Form of Release Letter
EXHIBIT XI	Form of Covenant Compliance Certificate
EXHIBIT XII	[Reserved]
EXHIBIT XIII	Purchased Asset Schedule
EXHIBIT XIV	Form of U.S. Tax Compliance Certificates
EXHIBIT XV	Form of Starwood Pari Passu Participation Agreement

iii

MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of June 5, 2019 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and among BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales (including any successor thereto, “Purchaser”),  STARWOOD MORTGAGE FUNDING II LLC, a limited liability company organized under the laws of the State of Delaware (“SMF II Seller”),  STARWOOD PROPERTY MORTGAGE SUB-22, L.L.C., a limited liability company organized under the laws of the State of Delaware (“Sub-22 Seller ”), and STARWOOD PROPERTY MORTGAGE SUB-22-A, L.L.C., a limited liability company organized under the laws of the State of Delaware  (“Sub-22-A Seller  ” and together with SMF II Seller and Sub-22 Seller, each a “Seller” and collectively, “Sellers”).

ARTICLE 1

APPLICABILITY

Subject to the terms of the Transaction Documents, from time to time during the Revolving Period (as defined herein) the parties hereto may enter into transactions in which a Seller will sell to Purchaser all of such Seller’s right, title and interest in and to certain Eligible Assets (as defined herein) and the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds (in the Applicable Currency of the related Eligible Asset) by Purchaser to such Seller, with a simultaneous agreement by Purchaser to re-sell back to such Seller, and by such Seller to repurchase, such Assets at a date certain or on demand, against the transfer of funds  (in the Applicable Currency of the related Eligible Asset) by such Seller to Purchaser.  Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing by the applicable Seller and Purchaser, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder.  Each individual transfer of an Eligible Asset shall constitute a distinct Transaction.  Notwithstanding any provision or agreement herein, at no time shall Purchaser be obligated to purchase or effect the transfer of any Eligible Asset from any Seller to Purchaser.

ARTICLE 2

DEFINITIONS

The following capitalized terms shall have the respective meanings set forth below.

“Accelerated Repurchase Date” shall have the meaning specified in Article 14(b)(i).

“Accepted Servicing Practices” shall mean with respect to any Purchased Asset, those mortgage loan, mezzanine loan or participation interest servicing practices of prudent mortgage lending institutions that service mortgage loans, mezzanine loans and/or participation interests of the same type as such Purchased Asset in the jurisdiction where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located or as otherwise defined in the Servicing Agreement.

“Account Bank” shall mean (i) for U.S. Purchased Assets, U.S. Bank, National Association or (ii) for Foreign Purchased Assets, Bank of America, N.A. or any other bank approved by Purchaser in its reasonable discretion as the account bank for any Foreign Purchased Asset Collection Account, or any successor for any of the foregoing banks appointed by Purchaser in accordance with the terms hereof (and so long as no Event of Default exists, with Sellers’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed).

“Account Control Agreement” shall mean, individually or collectively, as the context may require, (i) that certain Blocked Account Agreement, dated as of the Closing Date, among Purchaser, SMF II Seller and Account Bank, relating to the SMF II Collection Account,  (ii) that certain Blocked Account Agreement, dated as of the Closing Date, by and among Purchaser, Sub-22 Seller and Account Bank, relating to the Sub-22 Collection Account, and (iii) each account control or similar agreement entered into with respect to any Foreign Purchased Asset Collection Account, in each case, as such agreements may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, solicited by, colluded with or not timely contested or results in entry of an order for relief that remains unstayed and in effect for a period of thirty (30) days; (b) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or all or substantially all of the property of such Person; (c) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (d) the making of a general assignment for the benefit of creditors; (e) the admission by such Person in writing or in any legal proceeding of its inability to pay its debts or discharge its obligations as they become due or mature; or (f) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or substantially all of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person (or, with respect to clauses (a) through (f) above, any equivalent in each relevant jurisdiction).

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Agreement” shall have the meaning specified in the introductory paragraph hereof.

“Alternative Rate” shall have the meaning specified in Article 6(b).

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate is determined for such Pricing Rate Period with reference to an Alternative Rate, as provided for herein.

 “Amortization Period” shall mean, if an extension of the Termination Date is effected pursuant to Article 3(g), the period (i) beginning immediately upon the expiration of the Revolving Period and the beginning of such extension period and (ii) ending on the Termination Date, as the same may be extended pursuant to Article 3(g).

“Amortization Period Extension Conditions” shall have the meaning specified in Article 3(g).

“Anti-Corruption Laws”  means all laws, rules and regulations of any jurisdiction applicable to any Seller Party and any of their respective Affiliates from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States  Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” shall mean all anti-money laundering laws and regulations of any jurisdiction applicable to any Seller Party and any of their respective Affiliates.

“Applicable Currency” shall mean U.S. Dollars, Pounds Sterling, Euros or such other currency permitted by Purchaser, in its sole and absolute discretion, as applicable.

“Applicable Index” shall mean, (a) with respect to a LIBOR Transaction, LIBOR, (b) with respect to a EURIBOR Transaction, EURIBOR,  (c) with respect to a Federal Funds Rate Transaction, the Federal Funds Rate and (d) with respect to an Alternative Rate Transaction, the Alternative Rate.

“Approved Future Advance”  shall mean, with respect to any Future Advance Purchased Asset, any Future Advance thereunder that was pre-approved by Purchaser in connection with the purchase of such Purchased Asset and as indicated in the related Confirmation.

“Asset File” shall mean the documents specified as the “Asset File” in the applicable Custodial Agreement, together with any additional documents and information required to be delivered to Purchaser or its designee (including the applicable Custodian) pursuant to this Agreement and/or the applicable Custodial Agreement and any other similar information or documents with respect to a Foreign Purchased Asset;  provided that to the extent that Purchaser waives in writing receipt of any document in connection with the purchase of an Eligible Asset (but not if Purchaser merely agrees to accept delivery of such document after the related Purchase Date), such document shall not be a required component of the Asset File until such time as Purchaser determines in good faith that such document is necessary or appropriate for the servicing of a Purchased Asset.

“Assets” shall have the meaning specified in Article 1.

“Bailee Agreement” shall mean an agreement substantially in the form of Exhibit VI hereto or such other form as may be approved by Purchaser in its sole and absolute discretion, delivered by a Settlement Agent to Purchaser and the applicable Custodian.

“Bankruptcy Code” shall mean The United States Bankruptcy Code of 1978, as amended from time to time.

“Borrower” shall mean (a) with respect to a U.S. Purchased Asset, each obligor on a Promissory Note and (i) in the case of a Mortgage Loan, the grantor of the related Mortgage or (ii) in the case of a Mezzanine Loan, the pledgor of equity interest in entities that own, directly or indirectly, the collateral for a related Mortgage Loan and (b) with respect to a Foreign Purchased Asset, each obligor under the related Mortgage Loan.

“Breakage Costs” shall mean all actual out-of-pocket costs, losses or expenses incurred by Purchaser as a result of terminating or replacing any hedging or term financing transactions.

“Business Day” shall mean a day other than (a) a Saturday or Sunday, or (b) a day in which the New York Stock Exchange or banks in the State of New York or, as it relates to a specific Foreign Purchased Asset, the relevant non-U.S. jurisdiction in which the Mortgaged Property securing the related Foreign Purchased Asset is located or the laws of which otherwise govern the Purchased Asset Documents relating to the subject Foreign Purchased Asset (or as otherwise designated in the Purchased Asset Documents relating to the subject Foreign Purchased Asset and stated in the related Confirmation) are authorized or obligated by law or executive order to be closed.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Cashiering Activities”  shall have the meaning specified in Article 28(d).

“Change of Control” shall mean the occurrence of any of the following events:

(i)        prior to an internalization of management by Guarantor, if Manager or an Affiliate of Manager is no longer the manager of Guarantor;

(ii)       after such time as Guarantor is internally managed, any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of directors, of 20% or more;

(iii)       prior to an internalization of management by Guarantor,  change in Control of Manager and/or Starwood Capital Group Global, L.P. from the Person or Persons who are directly or indirectly Controlling such entities on the date hereof;

(iv)       Guarantor shall cease to own, of record and beneficially, directly or indirectly, 51% of the outstanding Capital Stock of each Seller and to Control each Seller; or

(v)        any Transfer of all or substantially all of Guarantor’s assets (excluding any Transfer in connection with any securitization transaction or any repurchase or other similar transactions in the ordinary course of Guarantor’s business).

“Closing Date” shall mean June 5, 2019.

“Collateral” shall have the meaning specified in Article 7(a).

“Collection Accounts” shall have the meaning specified in Article 5(c).

“Companion Interest” shall mean, with respect to any Purchased Asset that is a Participation Interest or a Senior Note, any subordinate or pari passu Promissory Note or Participation Interest secured directly or indirectly by the same Mortgaged Property.

“Confirmation” shall have the meaning specified in Article 3(b).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean, with respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling,” “Controlled” and “under common Control” shall have correlative meanings.

“Controlling Holder” shall mean, the holder of any Promissory Note or Participation Interest, to the extent that such holder has the full power, authority and discretion to service (or cause to be serviced) the related Mortgage Loan and/or Mezzanine Loan and to direct servicing actions with respect thereto (including, without limitation, to modify and amend the terms thereof and to pursue remedies and enforcement actions) without the consent of any other Person (including, without limitation, any holder of a companion Promissory Note or companion Participation Interest).

“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate substantially in the form of Exhibit XI hereto.

“Current Revolving Period” shall have the meaning specified in Article 3(f).

“Current Termination Date” shall have the meaning specified in Article 3(g).

“Custodial Agreement”  shall mean, individually or collectively, as the context may require, (i) that certain Custodial Agreement, dated as of the Closing Date, by and among Custodian, Sellers and Purchaser and (ii) each custodial agreement entered into with respect to any Foreign Purchased Asset, in each case, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Custodial Delivery” shall have the meaning specified in the applicable Custodial Agreement.

“Custodian” shall mean Wells Fargo Bank, National Association, or any successor or other custodian appointed by Purchaser.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Asset” shall mean any asset (i) as to which a monetary event of default with respect to non-payment of scheduled principal, interest or other material amounts payable under the terms of the related Purchased Asset Documents shall have occurred and be continuing for more than ten (10) days beyond any applicable notice and cure period under the terms of the related Purchased Asset Documents, (ii) as to which a material non-monetary event of default shall have occurred and be continuing beyond any applicable notice and cure period under the terms of the related Purchased Asset Documents, (iii) for which there is a material breach of the applicable representations and warranties made by any Seller in this Agreement (including the exhibits hereto) and/or the related Confirmation that has not been cured (except to the extent disclosed in the related Requested Exceptions Report approved by Purchaser in accordance with this Agreement) or (iv) as to which an Act of Insolvency shall have occurred with respect to the related Borrower, guarantor or, to the extent such holder is the Controlling  Holder or the Record Holder, companion participation holder.

“Delaware LLC Act” shall mean Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§18-101 et seq., as amended.

“Dividing LLC” shall mean a Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Division” shall mean the division of a Dividing LLC into two (2) or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Dry Purchased Asset” shall mean an Eligible Asset which Seller is selling to Purchaser and for which the Asset File has been, or will be, delivered to the applicable Custodian, prior to the related Purchase Date.

“Due Diligence Package” shall have the meaning specified in Exhibit VII to this Agreement.

“Early Repurchase Date” shall have the meaning specified in Article 3(d).

“Effective Purchase Price Percentage” shall mean, with respect to any Purchased Asset as of any date of determination, the percentage obtained by dividing the outstanding Purchase Price of such Purchased Asset by the lesser of (x) the unpaid principal balance of such Purchased Asset and (y) the Market Value of such Purchased Asset, in each case as of such date.

“Eligible Asset” shall mean any Mortgage Loan, Mezzanine Loan (provided such Mezzanine Loan is pledged to Purchaser as additional security for the Transaction with respect to the related Mortgage Loan), Senior Note (or one or more Promissory Notes (which may include a Junior Note) that collectively constitute a Senior Note) or Senior Participation Interest (or one or more Participation Interests (which may include a Junior Participation Interest) that collectively constitute a Senior Participation Interest) (i) that is approved by Purchaser in its sole and absolute discretion, (ii) that satisfies the Eligibility Criteria and (iii) with respect to which, on each day, the representations and warranties set forth this Agreement (including the exhibits hereto) and/or the related Confirmation are true and correct in all material respects except to the extent disclosed in a Requested Exceptions Report approved by Purchaser in accordance with this Agreement.  Unless otherwise specified, (i) any reference to an Eligible Asset shall include the Mortgage Loan and any related Mezzanine Loan that is pledged to Purchaser as additional security for the Transaction with respect to the related Mortgage Loan, and (ii) in the case of any Eligible Asset comprised of one or more Promissory Notes or Participation Interests, any reference to such Eligible Asset shall include all such Promissory Notes or Participation Interests.

Notwithstanding anything to the contrary contained in this Agreement, the following shall not be Eligible Assets for purposes of this Agreement: (i) non-performing loans as of the related Purchase Date; (ii) Defaulted Assets; (iii) loans for which the applicable appraisal is (A) not dated within three hundred sixty-four (364) days prior to the related Purchase Date or (B) not acceptable to Purchaser in its sole and absolute discretion as of the related Purchase Date, (iv) construction loans, (v) mortgage-backed securities, (vi) loans secured by raw, vacant or unimproved land, and (vii) participation interests in any assets described in the preceding clauses (i) through (vi).

“Eligible Assignee” shall mean an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, governmental entity or plan, or an Affiliate of Purchaser. For the purposes of Article 9 only, Eligible Assignee shall also mean a  finance company, fund or other financial institution.

“Eligibility Criteria” shall mean:

(a)        with respect to any Mortgage Loan or Mezzanine Loan, that such Mortgage Loan or Mezzanine Loan:

(i)         is performing as of its Purchase Date

(ii)       fully disbursed except for customary holdbacks, reserves, escrows and future advance commitments for tenant improvements, leasing commissions, earnouts and non ground-up construction-related capital expenditures;

(iii)      accrues interest at (A) a floating rate based on, (i) with respect to a U.S. Purchased Asset, LIBOR determined in accordance with paragraph (a) of the definition thereof, (ii) with respect to a Foreign Purchased Asset (GBP), LIBOR determined in accordance with paragraph (b) of the definition thereof  or, (iii) with respect to a Foreign Purchased Asset (EUR), EURIBOR determined in accordance with the definition thereof (or, in each case, if applicable, an alternative floating rate index) or (B) a fixed rate;

(iv)       in the case of a Floating Rate Asset, is denominated in any Applicable Currency or in the case of a Fixed Rate Asset, is denominated in U.S. Dollars;

(v)        in the case of a Floating Rate Asset only,  has a rate cap in place that is acceptable to Purchaser in its sole and absolute discretion;

(vi)       has a term to maturity (or in the case of a Fixed Rate Asset, a maturity date or an anticipated repayment date) of no greater than five (5) years after its origination date, inclusive of all extension options, with respect to a Floating Rate Asset, or ten (10) years after its origination date, inclusive of all extension options, with respect to a Fixed Rate Asset,

(vii)      is not (and in the case of a Fixed Rate Asset, has not previously been) subject to any other warehouse repurchase or similar facility;

(viii)    has an underlying borrower/obligor that is a bankruptcy-remote special purpose entity;

(ix)       in the case of a Mortgage Loan, is secured by a first Lien mortgage or deed of trust on one or more properties that are of an Eligible Property Type and otherwise satisfies the criteria set forth in the definition of Eligible Property Type, and in the case of a Mezzanine Loan, is directly or indirectly secured by a first Lien pledge of the equity in the relevant Borrower under the related Mortgage Loan;

(x)        has a Senior Financing as-is loan-to-value ratio (taking into account such Mortgage Loan and any Mezzanine Loan that is pledged to Purchaser as additional security for the Transaction with respect to the related Mortgage Loan, together with any other related pari-passu loans but excluding any subordinate loans (other than any Mezzanine Loan that is pledged to Purchaser as additional security for the Transaction with respect to the related Mortgage Loan) secured directly or indirectly by the same collateral (the “Senior Financing”)) of up to 80.0% as determined by Purchaser in its sole and absolute discretion on a case-by-case basis;

(xi)       has a Total Financing as-is loan-to-value ratio (taking into account such Mortgage Loan, any Mezzanine Loan that is pledged to Purchaser as additional security for the Transaction with respect to the related Mortgage Loan, and any other related pari-passu or subordinate (including mezzanine) loans secured directly or indirectly by the same collateral (the “Total Financing”)) of up to 85.0% as determined by Purchaser in its sole and absolute discretion on a case-by-case basis;

(xii)      in the case of a Mezzanine Loan, is denominated in U.S. Dollars and the related Mortgage Loan is denominated in U.S. Dollars;

(xiii)     is not a High Volatility Commercial Real Estate Loan; and

(xiv)     in the case of a Floating Rate Asset only, satisfies the requirements set forth in  the Pricing Matrix; or

(b)        with respect to any Senior Note or Senior Participation Interest:

(i)         in the case of a Senior Participation Interest, the related Mortgage Loan is a Floating Rate Asset; and

(ii)        the related Mortgage Loan satisfies the criteria set forth in clause (a) above.

“Eligible Property Types” shall mean multifamily, office, retail, hospitality, industrial, self-storage and manufactured housing properties or properties made up of any combination of the foregoing, that:

(i)         in the case of properties securing a Fixed Rate Asset, have operating histories certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within thirty (30) days of the date of origination of the related Purchased Asset for a period equal to (A) at least a continuous three-year period or (B) in the event the Property was owned, operated or constructed by the related Mortgagor or an affiliate for less than three years, then for such shorter period of time;

(ii)        have a minimum value of $15 million (or, with respect to any Foreign Purchased Asset, the then-current equivalent of such amount based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Asset as of the date of determination) in the case of a Floating Rate Asset or $3.5 million in the case of a Fixed Rate Asset, in each case,  as determined by Purchaser in its sole and absolute discretion on a case-by-case basis;

(iii)       are not undergoing, and are not scheduled to undergo, any ground-up construction or major expansion;

(iv)       are free of material structural or environmental defects; and

(v)        in the case of a Fixed Rate Asset, are not occupied by a single-tenant (subject to certain exceptions approved by Purchaser on a case-by-case basis).

“English Purchased Asset” shall mean a Purchased Asset with respect to which the underlying Mortgaged Property is located in England or Wales.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right to Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (whether or not incorporated) (i) described in Section 414(b) or (c) of the Internal Revenue Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302 of ERISA and Sections 412 and 430 of the Internal Revenue Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which Seller is a member.

“EURIBOR” shall mean, with respect to each Pricing Rate Period related to any Foreign Purchased Asset (EUR), the rate determined by Purchaser to be (i) the per annum rate for three (3) month deposits in Euros, which appears on Reuters Screen EURIBOR01 Page (or any successor thereto) as the Euro interbank offered rate administered by the European Money Markets Institute (or any successor thereto) as of 11:00 a.m., Brussels time, on the Pricing Rate Determination Date (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Reuters Screen EURIBOR01 Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Purchaser from the Reference Banks for three (3) month deposits in Euros to prime banks in the London Interbank market as of approximately 11:00 a.m., Brussels time, on the Pricing Rate Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Purchaser with such quotations, the rate per annum which Purchaser determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Purchaser are quoting at approximately 11:00 a.m., New York City time, on the Pricing Rate Determination Date for loans in Euros to leading European banks for a period equal to the applicable Pricing Rate Period in amounts of not less than $1,000,000.00,  provided, that such selected banks shall be the same banks as selected for all of Purchaser’s other commercial real estate mortgage repurchase facilities where EURIBOR is to be applied, to the extent such banks are available.

EURIBOR may or may not be the lowest rate based upon the market for Euro deposits in the Euro interbank market at which Purchaser prices loans on the date which EURIBOR is determined by Purchaser as set forth above.  Purchaser’s determination of EURIBOR shall be binding and conclusive on each Seller absent manifest error.  Notwithstanding the foregoing, in no event shall EURIBOR be less than zero.

“EURIBOR Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate is determined for such Pricing Rate Period with reference to EURIBOR, as specified in the related Confirmation (unless such Transaction is converted to an Alternative Rate Transaction in accordance with this Agreement).

“Euros” and “€ ” shall mean the lawful currency of the member states of the European Union that have adopted and retain the single currency in accordance with the Treaty establishing the European Community, as amended from time to time; provided that if any member state or states ceases to have such single currency as its lawful currency (such member state(s) being the “Exiting State(s)”), Euro and € shall, for the avoidance of doubt, mean for all purposes of this Agreement the single currency adopted and retained as the lawful currency of the remaining member states and shall not include any successor currency introduced by the Exiting State(s).

“Event of Default” shall have the meaning specified in Article 14(a).

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Purchaser or required to be withheld or deducted from a payment to a Purchaser, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Purchaser being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in a Transaction pursuant to a law in effect on the date on which (i) such Purchaser acquires such interest in the Transaction, or (ii) such Purchaser changes its lending office, except in each case to the extent that, pursuant to Article 6(c)(i), amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) Taxes attributable to such Purchaser’s failure to comply with Article 6(c)(v) and (d) any withholding Taxes imposed under FATCA.

“Exit Fee” shall have the meaning specified in the Fee Letter.

“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FCA Regulations” shall have the meaning specified in Article 22(a).

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day or such transactions received by Purchaser from three (3) federal funds brokers of recognized standing selected by Purchaser in its sole discretion.

“Federal Funds Rate Applicable Spread” shall mean, in connection with the conversion of any Transaction to a Federal Funds Rate Transaction, an amount equal to the difference (expressed as a number of basis points) between (a) the LIBOR Rate plus the Spread applicable to such Transaction on the date the LIBOR Rate was last applicable to the outstanding Transactions prior to such conversion and (b) the Federal Funds Rate on the date that the LIBOR Rate was last applicable to the outstanding Transactions prior to such conversion; provided,  however, in no event shall such difference be a negative number.

“Federal Funds Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Federal Funds Rate, as specified in the related Confirmation (unless such Transaction is converted to an Alternative Rate Transaction in accordance with this Agreement).

“Fee Letter”  shall mean the letter agreement, dated as of the Closing Date, from Purchaser and accepted and agreed by Sellers, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Filings” shall have the meaning specified in Article 7(b).

“Fitch” shall mean Fitch Ratings Inc. or its successor-in-interest.

“Fixed Rate Asset”  shall mean any Purchased Asset or Eligible Asset that accrues interest at a fixed rate of interest.

“Floating Rate Asset” shall mean any Purchased Asset or Eligible Asset that accrues interest at a floating rate of interest.

“Foreign Asset Security Agreement” shall mean, with respect to a Foreign Purchased Asset, a security agreement or a security deed between the applicable Seller and Purchaser pursuant to which such Seller assigns by way of security, pledges and/or charges to Purchaser all of its right, title and interest under and in relation to each related Purchased Asset Document relating to such Foreign Purchased Asset (including its rights against any Security Agent) and any professional report delivered with respect to a Foreign Purchased Asset that is addressed to or capable of being relied on by such Seller (in such form as Purchaser may require).

“Foreign Purchased Asset” shall mean any Purchased Asset secured directly or indirectly by Mortgaged Property located outside of the United States of America or any territory thereof.  Any Foreign Purchased Asset that is repurchased by Seller in accordance with this Agreement shall cease to be a Purchased Asset upon its release pursuant to Article 7(b).

“Foreign Purchased Asset (EUR)” shall mean a Foreign Purchased Asset denominated in Euros.

“Foreign Purchased Asset (GBP)” shall mean a Foreign Purchased Asset denominated in Pounds Sterling.

“Foreign Purchased Asset Collection Account” shall have the meaning specified in Article 5(c).

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Foreign Purchaser” shall mean any Purchaser that is not a U.S. Person.

“Future Advance” shall have the meaning specified in the definition of Future Advance Purchased Asset.

“Future Advance Failure”  shall mean, with respect to any Purchased Asset, the occurrence of any litigation or other proceeding alleging a failure by any Seller or an Affiliate thereof to fund any Future Advance as and when required under the related Purchased Asset Documents.

“Future Advance Purchased Asset” shall mean any Purchased Asset that is a Floating Rate Asset with respect to which less than the full principal amount is funded at origination and the applicable Seller is obligated, subject to the satisfaction of certain conditions precedent under the related Purchased Asset Documents, to make additional advances (each, a “Future Advance”) in the future to the related Borrower.

“GAAP”  means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean Starwood Property Trust, Inc., a corporation organized under the laws of the State of Maryland, and its successors-in-interest.

“Guaranty”  shall mean the Guaranty, dated as of the Closing Date, from Guarantor in favor of Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“High Volatility Commercial Real Estate Loan” shall, together with any correlative thereof applicable at any time, have the meaning given to such term under the Basel Accord and/or any other Risk-Based Capital Guidelines, respectively, as applicable, at any time and as the context may suggest, permit or require, including without limitation, S. 2155, 115th Cong. § 214 (2018).

“Income” shall mean, with respect to any Purchased Asset at any time, all monies collected from or in respect of such Purchased Asset, including without limitation, payments of interest, principal, repayment, insurance and liquidation proceeds, plus all proceeds from sale or other disposition of such Purchased Asset, but excluding all related escrow and reserve payments and all fees and expense reimbursement payments permitted pursuant to the Servicing Agreement (as modified by any related Servicer Letter) to be retained by Servicer from amounts being remitted by Servicer to any Collection Account.  For the avoidance of doubt, Income shall not include origination fees and expense deposits paid by Borrowers in connection with the origination and closing of any Purchased Asset or, prior to an Event of Default, extension or renewal fees paid in connection with the extension or renewal of the term of any Purchased Asset.

“Indebtedness” shall mean, for any Person, without duplication (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Recourse Indebtedness of such Person; (i) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (j) Capitalized Lease Obligations of such Person; and (k) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement.

“Indemnified Amounts” and “Indemnified Parties” shall each have the respective meanings specified in Article 26.

“Indemnified Taxes”  shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Sellers under any Transaction Documents and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Member” shall mean a natural Person who (a) is not at the time of initial appointment and has never been, and will not while serving as Independent Member be: (i) a stockholder, director, officer, employee, partner, member (other than a “special member” or

“springing member”), manager (with the exception of serving as the Independent Member of a  Seller), attorney or counsel of any Seller Party or any Affiliate or equity owner of any Seller Party; (ii) a customer, supplier or other Person who derives any of its purchases or revenues (other than any revenue derived from serving as the Independent Member of such party) from its activities with any Seller Party, or any Affiliate or equity owner of any Seller Party; (iii) a Person controlling or under common control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party and (b) has (i) prior experience as an independent director or independent member for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent members thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company or Stewart Management Company, or if none of these companies is then providing professional independent directors, another nationally recognized company acceptable to Purchaser, that is not an Affiliate of any Seller Party and that provides, inter alia, professional independent directors or independent members in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Member”) and is an employee of such a company or companies at all times during his or her service as an Independent Member.  A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent member of a “special purpose entity” Affiliated with any Seller Party (provided such Affiliate does not or did not own a direct or indirect equity interest in any Seller) shall not be disqualified from serving as an Independent Member, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent member of Affiliates of Seller or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.  A natural Person who satisfies the foregoing definition other than clause (a)(ii) shall not be disqualified from serving as an Independent Member if such individual is a Professional Independent Member and such individual complies with the requirements of the previous sentence.

“Insolvency Regulation” shall have the meaning specified in Article 10(b)(xxxii).

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“IRS” shall mean the United States Internal Revenue Service.

“Junior Note” shall mean a Promissory Note evidencing a junior position in a Mortgage Loan or a Mezzanine Loan.

“Junior Participation Interest” shall mean a junior Participation Interest in a Mortgage Loan or a combination of a Participated Loan.

“Knowledge” whenever in this Agreement or any of the Transaction Documents, or in any document or certificate executed on behalf of any Seller Party pursuant to this Agreement or any of the Transaction Documents, reference is made to the knowledge of any such Person (whether by use of the words “awareness,” “knowledge,” “aware” or “known”), same shall mean (a) the actual knowledge, without further inquiry or investigation, of Cary Carpenter, Andrew J. Sossen, Rina Paniry, Mark Cagley, Richard Highfield, Leslie Fairbanks or Grace Chiang (or, if following the Closing Date any such individual ceases to be an officer of or in the employ of Seller and/or Guarantor in a capacity comparable to the capacity occupied by such individual on the Closing Date, then Seller shall promptly designate another individual reasonably acceptable to Purchaser for purposes of satisfying this definition) and (b) with respect to any representations, warranties, certifications or statements with respect to any Purchased Asset, the actual knowledge, without further inquiry or investigation, of those employees and officers of any Seller or any Affiliate of any Seller who have responsibility for the origination or acquisition, as applicable, underwriting, servicing and/or asset management of such Purchased Asset.

“LIBOR” shall mean:

(a)        with respect to each Pricing Rate Period related to any U.S. Purchased Asset, the rate determined by Purchaser to be (i) the per annum rate for one (1) month deposits in U.S. Dollars, which appears on the Reuters Screen LIBOR01 Page (or any successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the Pricing Rate Determination Date (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Reuters Screen LIBOR01 Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Purchaser from the Reference Banks for one (1) month deposits in U.S. Dollars to prime banks in the London Interbank market as of approximately 11:00 a.m., London time, on the Pricing Rate Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Purchaser with such quotations, the rate per annum which Purchaser determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Purchaser are quoting at approximately 11:00 a.m., New York City time, on the Pricing Rate Determination Date for loans in U.S. Dollars to leading European banks for a period equal to the applicable Pricing Rate Period in amounts of not less than $1,000,000.00,  provided, that such selected banks shall be the same banks as selected for all of Purchaser’s other commercial real estate mortgage repurchase facilities where LIBOR is to be applied, to the extent such banks are available; or

(b)        with respect to each Pricing Rate Period related to any Foreign Purchased Asset (GBP), the rate determined by Purchaser to be (i) the per annum rate for three (3) month deposits in Pounds Sterling, which appears on Reuters Screen LIBOR01 Page(or any successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the Pricing Rate Determination Date (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Reuters Screen LIBOR01 Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Purchaser from the Reference Banks for three (3) month deposits in Pounds Sterling to prime banks in the London Interbank market as of approximately 11:00 a.m., Brussels time, on the Pricing Rate Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Purchaser with such quotations, the rate per annum which Purchaser determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Purchaser are quoting at approximately 11:00 a.m., New York City time, on the Pricing Rate Determination Date for loans in Pounds Sterling to leading European banks for a period equal to the applicable Pricing Rate Period in amounts of not less than $1,000,000.00,  provided, that such selected banks shall be the same banks as selected for all of Purchaser’s other commercial real estate mortgage repurchase facilities where LIBOR is to be applied, to the extent such banks are available.

LIBOR may or may not be the lowest rate based upon the market for U.S. Dollars or Pounds Sterling, as applicable, deposits in the London Interbank Eurodollar Market at which Purchaser prices loans on the date which LIBOR is determined by Purchaser as set forth above.  Purchaser’s determination of LIBOR shall be binding and conclusive on each Seller absent manifest error.  Notwithstanding the foregoing, in no event shall LIBOR be less than zero.

“LIBOR Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate is determined for such Pricing Rate Period with reference to LIBOR, as specified in the related Confirmation (unless such Transaction is converted to an Alternative Rate Transaction in accordance with this Agreement).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, United Kingdom are not open for business.

“Manager” shall mean SPT Management, LLC, a Delaware limited liability company.

“Mandatory Early Repurchase Date” shall have the meaning specified in Article 3(j).

“Margin Call” shall have the meaning specified in Article 4(a).

“Margin Deficit” shall exist, with respect to any Purchased Asset, if (i) the Maximum Purchase Price for such Purchased Asset is less than (ii) the outstanding Purchase Price for such Purchased Asset.

“Margin Deficit Event” shall exist (a) with respect to any Floating Rate Asset, if the Margin Deficit (with respect to any Foreign Purchased Asset, based on the Spot Rate with respect to the Applicable Currency as of the date of determination)  with respect to such Purchased Asset is at least $250,000 or (b) with respect to any Fixed Rate Asset, if the Margin Deficit (with respect to any Foreign Purchased Asset, based on the Spot Rate with respect to the Applicable Currency as of the date of determination) with respect to such Purchased Asset is at least equal to the product of (i) 5% multiplied by (ii) the outstanding Purchase Price for such Purchased Asset.

“Margin Excess” shall mean, with respect to a Purchased Asset at any time of determination, the amount, if any, by which the Maximum Purchase Price for such Purchased Asset exceeds the outstanding Purchase Price for such Purchased Asset, which may result from Seller drawing less than the Maximum Purchase Price on the related Purchase Date, from Seller making any partial repayment of the outstanding Purchase Price with respect to such Purchased Asset, from Seller funding a Future Advance or from a previously satisfied Margin Deficit ceasing to exist.

“Market Value”  shall have the meaning specified in the Fee Letter.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, results of operations, financial condition or assets of Seller or Guarantor, taken as a whole, (b) the ability of any Seller Party to perform its obligations in all material respects under any of the Transaction Documents to which it is a party, (c) the validity or enforceability of any of the Transaction Documents to which any Seller Party is a party or (d) the rights and remedies of Purchaser under any of the Transaction Documents.

“Materials of Environmental Concern” shall mean any toxic mold, any petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products (including, without limitation, gasoline) or any hazardous or toxic substances, materials or wastes, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

“Maximum Facility Purchase Price” shall have the meaning specified in the Fee Letter.

“Maximum Fixed Rate Asset Purchase Price” shall have the meaning specified in the Fee Letter.

“Maximum Floating Rate Asset Purchase Price” shall have the meaning specified in the Fee Letter.

“Maximum Purchase Price” shall mean, with respect to any Purchased Asset, an amount expressed in U.S. Dollars (or, with respect to any Foreign Purchased Asset, the then-current equivalent of such amount based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Asset as of the date of determination) equal to the product of (i) the Maximum Purchase Price Percentage for such Purchased Asset multiplied by (ii) the lesser of (x) the unpaid principal balance of such Purchased Asset and (y) the Market Value of such Purchased Asset;  provided that, with respect to any Mortgage Loan and any related Mezzanine Loan that is pledged to Purchaser as additional security for the Transaction with respect to such

Mortgage Loan, the Maximum Purchase Price shall not exceed the unpaid principal balance of such Mortgage Loan.

“Maximum Sidecar Facility Purchase Price” shall have the meaning specified in the Fee Letter.

“Maximum Purchase Price Percentage”  shall have the meaning specified in the Fee Letter.

“Mezzanine Loan” shall mean a whole mezzanine loan that is directly secured by a pledge of all of the equity interests in the entity or entities that own, directly or indirectly, the Mortgaged Property securing the related Mortgage Loan.

“Mezzanine Loan Documents” shall mean, with respect to a Purchased Asset that is a Mortgage Loan for which the related Mezzanine Loan is pledged to Purchaser as additional security for the Transaction with respect to such Purchased Asset, the documents evidencing such Mezzanine Loan that are part of the Asset File for such Purchased Asset.

“Mortgage” shall mean: (x) with respect to a  U.S. Purchased Asset, a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in (subject to Permitted Encumbrances) an estate in fee simple in real property and the improvements thereon or a ground lease, securing a Promissory Note or similar evidence of indebtedness, and (y) with respect to a Foreign Purchased Asset, the related debenture or equivalent security deed or other instrument creating a first priority Lien or a first priority security interest in a property and the improvements thereon, securing a Promissory Note or similar evidence of indebtedness.

“Mortgage Loan” shall mean a whole mortgage loan that is secured by a first Lien on one or more commercial or multi-family properties.

“Mortgaged Property” shall mean, in the case of (a) a Mortgage Loan, the mortgaged property securing such Mortgage Loan; (b) a Mezzanine Loan, the mortgaged property directly or indirectly securing such Mezzanine Loan and (c) a Participation Interest, the mortgaged property directly or indirectly securing the Mortgage Loan and/or Mezzanine Loan in which such Participation Interest represents a participation, as applicable.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Other Connection Taxes” means, with respect to any Purchaser, Taxes imposed as a result of a present or former connection between such Purchaser and the jurisdiction imposing such Tax (other than connections arising from such Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction or Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participated Loan” shall have the meaning specified in the definition of Senior Participation Interest.

“Participation Certificate” shall mean the original participation certificate or transfer certificate, if any, that was executed and delivered in connection with a Participation Interest.

“Participation Interest” shall mean a participation interest in a Mortgage Loan.

“Participating Member State” shall mean any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Permitted Encumbrances” shall mean, with respect to any Purchased Asset, such Liens, easements, rights and encumbrances as are permitted by the related Purchased Asset Documents.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan”  shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, and in respect of which the Seller, any of its Subsidiaries or any of their respective ERISA Affiliates is (or would under Section 4069 of ERISA be deemed to be), or, within the preceding six year period ended prior to the date of this Agreement, was, an “employer” as defined in Section 3(5) of ERISA, or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, otherwise been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Internal Revenue Code, other than a Multiemployer Plan.

“Pounds Sterling” and “£” shall mean the lawful currency for the time being of the United Kingdom.

“PRA Contractual Stay Rules”  shall have the meaning specified in Article 30(b).

“Pre-Purchase Legal/Due Diligence Review Fee” shall have the meaning specified in the Fee Letter.

“Pricing Matrix” shall have the meaning specified in the Fee Letter.

“Pricing Rate”  shall mean, for any Pricing Rate Period and any Transaction, an annual rate equal to the sum of (a)(i) with respect to a LIBOR Transaction, LIBOR (in relation to U.S. Dollars) calculated in accordance with paragraph (a) of that definition and/or (in relation to GBP) calculated in accordance with paragraph (b) of that definition, or in relation to Euros, determined in accordance with EURIBOR for such Pricing Rate Period, (ii) with respect to an Alternative Rate Transaction, an Alternative Rate for such Pricing Rate Period as provided for herein and (iii) with respect to a Federal Funds Rate Transaction, the Federal Funds Rate for such Pricing Rate Period plus (b) the relevant Spread for such Transaction plus (c) the relevant Spread Adjustment for such Transaction, in each case, subject to adjustment and/or conversion as provided in Article 6;  provided,  however that in no event shall the Pricing Rate be less than the relevant Spread.

“Pricing Rate Determination Date”  shall mean with respect to any Pricing Rate Period with respect to (i) any Transaction, other than a LIBOR Transaction or EURIBOR Transaction, the second (2nd) Business Day, and (ii) any LIBOR Transaction or EURIBOR Transaction, the second (2nd) London Business Day, in each case, preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding the following Remittance Date; provided,  however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset (or such later date on which the Purchased Asset is actually repurchased).

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received or allocated as principal in respect thereof.

“Prohibited Person”  shall mean any Person (i) whose name appears on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Asset Control (OFAC); (ii) that is a foreign shell bank; and (iii) that is resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (FATF), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur; or (iv) that is, or is owned or controlled by any Person that is, the target of any Sanctions or is located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions.

“Prohibited Transferee” shall have the meaning specified in Exhibit II to the Fee Letter.

“Promissory Note” shall mean (x) with respect to a U.S. Purchased Asset, a note or other evidence of indebtedness of a Borrower under a Mortgage Loan or a Mezzanine Loan in connection with such U.S. Purchased Asset, and (y) with respect to a Foreign Purchased Asset, any evidence of indebtedness of a Borrower (including, without limitation, the applicable facility, bond or loan agreement) in connection with such Foreign Purchased Asset.

“Properties” shall have the meaning specified in Article 10(b)(xxvii)(A).

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Purchaser purchases such Purchased Asset from Seller hereunder.

“Purchase Date Spot Rate” shall mean, with respect to any Foreign Purchased Asset, the Spot Rate as of the related Purchase Date for purchasing the Applicable Currency of such Purchased Asset using U.S. Dollars.

“Purchase Price”  shall mean, with respect to any Purchased Asset, the price (paid in the same Applicable Currency as the related Purchased Asset) at which such Purchased Asset is transferred by the applicable Seller to Purchaser on the applicable Purchase Date, increased by any Purchase Price increases paid by Purchaser to such Seller pursuant to Articles 3(h) or 3(i),  decreased by (a) the portion of any Principal Payments on such Purchased Asset that is applied pursuant to Article 5 to reduce the Purchase Price for such Purchased Asset, (b) any amounts applied to reduce the Purchase Price of the Purchased Asset pursuant to Articles 3(i) or 4(a) and (c) any other amounts applied by Purchaser to reduce the Purchase Price for the Purchased Asset.  The Purchase Price for any Purchased Asset as of its Purchase Date shall be set forth in the Confirmation (expressed in the same Applicable Currency as the related Purchased Asset) and shall in no event exceed the Maximum Purchase Price for such Purchased Asset.

For purposes of calculating the aggregate outstanding Purchase Price for all Purchased Assets in relation to the determination of whether the Maximum Facility Purchase Price, the Maximum Fixed Rate Asset Purchase Price or the Maximum Floating Rate Asset Purchase Price has been exceeded as of any date of determination, the outstanding Purchase Price of each Foreign Purchased Asset in the Applicable Currency as of such date of determination shall be converted to U.S. Dollars at the respective Purchase Date Spot Rate.

“Purchase Price Differential” shall mean, with respect to any Purchased Asset as of any date of determination, the amount equal to the product of (a) the applicable Pricing Rate for such Purchased Asset and (b) the daily outstanding Purchase Price of such Purchased Asset, calculated on the basis of a 360-day year and the actual number of days during the period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the Repurchase Date (or such later date on which the Purchased Asset is actually repurchased) for such Purchased Asset (reduced by any amount of such Purchase Price Differential previously paid by Sellers to Purchaser with respect to such Purchased Asset).  Purchase Price Differential shall be payable in the Applicable Currency of the Purchase Price of the applicable Purchased Asset.

“Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Asset sold by Seller to Purchaser in such Transaction and (b) with respect to the Transactions in general, all Eligible Assets sold by Seller to Purchaser (other than Purchased Assets that have been repurchased by Seller).  Any Purchased Asset that is repurchased by Seller in accordance with this Agreement shall cease to be a Purchased Asset upon its release pursuant to Article 7(b).

Unless otherwise specified, (i) any reference to a Purchased Asset that is a Mortgage Loan shall include such Mortgage Loan and any Mezzanine Loan that is pledged or charged to Purchaser as additional security for the Transaction with respect to such Mortgage Loan and (ii) in the case of any Purchased Asset comprised of one or more Promissory Notes or Participation Interests, any reference to such Purchased Asset shall include all such Promissory Notes or Participation Interests.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents (including any Mezzanine Loan Documents contained therein, if applicable) comprising the Asset File for such Purchased Asset.

“Purchased Asset Schedule” shall mean, with respect to each Purchased Asset, the information set forth in Exhibit XIII hereto and any other similar information with respect to a Foreign Purchased Asset.

“Purchased Items” shall mean all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:

(i)         the Purchased Assets;

(ii)        the Purchased Asset Documents, the Servicing Rights, the Servicing Agreement, the Servicing Records, mortgage guaranties, mortgage insurance, insurance policies, insurance claims, collection and escrow accounts, and letters of credit, in each case, relating to the Purchased Assets;

(iii)      all related forward trades and takeout commitments placed on the Purchased Assets;

(iv)       all proceeds relating to the sale, securitization, liquidation, or other disposition of the Purchased Assets;

(v)        all “general intangibles,” “accounts,” “chattel paper,” “investment property,” “instruments,”  “securities accounts” and “deposit accounts,” each as defined in the UCC, relating to or constituting any and all of the foregoing; and

(vi)       all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

“Purchaser” shall have the meaning specified in the introductory paragraph hereof.

“Qualified Subservicer” shall mean Northmarq, CBRE, Holliday Fenoglio, Jones Lang LaSalle, Grandbridge, Berkadia, Bernard Financial Corp., Bellwether Enterprise Real Estate Capital, LLC and NRC Group, Inc.

“Record Holder” shall mean, the holder of any Promissory Note or Participation Interest, to the extent that such holder is the lender of record (including, without limitation, the mortgagee or pledgee, as applicable, of record) with respect to the related Mortgage Loan pursuant to the related co-lender agreement, participation agreement or intercreditor agreement.

“Recourse Indebtedness” shall mean, for any Person on any date, without duplication, the indebtedness of such Person (and its consolidated Subsidiaries) for which such Person (and its consolidated Subsidiaries) is directly responsible or liable as obligor or guarantor (excluding obligations arising by reason of customary recourse carve-outs under a non-recourse instrument, including, but not limited to, fraud, misappropriation and misapplication, and environmental indemnities).

“Reference Banks” shall mean banks designated by Purchaser, in its sole discretion exercised in good faith, each of which shall (a) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (b) have an established place of business in London.

“Register” shall have the meaning specified in Article 19(c).

“Release Letter” shall mean a letter substantially in the form of Exhibit X hereto (or such other form as may be acceptable to Purchaser).

“Remittance Date”  shall mean (i) with respect to Purchased Assets other than Foreign Purchased Assets, the fifteenth (15th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, and (ii) with respect to Purchased Assets that are Foreign Purchased Assets, unless otherwise provided in the Confirmation for such Foreign Purchased Asset, the twenty-fifth (25th) calendar day of every third (3rd) calendar month commencing with the calendar month in which the first payment date for such Foreign Purchased Asset occurs pursuant to the related facility or loan agreement (for example, if the first payment date for a Foreign Purchased Asset occurs in April, the Remittance Date for such Foreign Purchased Asset shall be April 25th, July 25th, October 25th and January 25th), or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or, in each case, such other day as is mutually agreed to by Sellers and Purchaser. The Remittance Date for each Foreign Purchased Asset and the underlying quarterly payment dates for such Foreign Purchased Asset shall be set forth in the Confirmation for such Foreign Purchased Asset.

“Repurchase Date”  shall mean, with respect to any Purchased Asset, the earliest to occur of (i)  the date set forth in the related Confirmation, or if such day is not a Business Day, the immediately following Business Day, as the same may be extended in accordance with the Transaction Documents;  (ii)  maturity date of such Purchased Asset;  (iii) with respect to any Fixed Rate Asset, the earlier of (x) 364 days after its Purchase Date or (y) the last Business Day of the Revolving Period, (iv)  three (3) Business Days after written demand to repurchase from Purchaser made after the occurrence of a Future Advance Failure with respect to such Purchased Asset;  (v) the Early Repurchase Date with respect to such Purchased Asset, (vi) the Mandatory Early Repurchase Date with respect to such Purchased Asset, (vii) the Accelerated Repurchase Date; and (viii) the Termination Date.  Notwithstanding anything to the contrary herein,  (i) any Mezzanine Loan that is additional security for a Transaction with respect to a Purchased Asset shall be released simultaneously with the repurchase of the related Mortgage Loan and (ii) with respect to any Purchased Asset in the case of any Purchased Asset comprised of one or more Promissory Notes or Participation Interests, unless otherwise agreed by Purchaser in its sole and absolute discretion, all such Promissory Notes or Participation Interests shall be repurchased simultaneously.

“Repurchase Obligations” shall have the meaning specified in Article 7(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Purchaser to the applicable Seller; such price will be determined in each case as the sum of (i) the outstanding Purchase Price of such Purchased Asset as of such date; (ii) the accrued and unpaid Purchase Price Differential with respect to such Purchased Asset as of such date; (iii) all accrued and unpaid costs and expenses (including, without limitation, the fees and expenses of counsel and any applicable Breakage Costs) of Purchaser relating to such Purchased Assets to the extent payable by Seller pursuant to the Transaction Documents; and (iv) any other amounts due and owing by Seller to Purchaser pursuant to the terms of the Transaction Documents as of such date.

“Requested Exceptions Report” shall have the meaning specified in Exhibit VII hereto.

“Requirement of Law” shall mean any applicable law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect in any relevant jurisdiction.

“Responsible Officer” shall mean any executive officer of Seller.

“Revolving Period” shall mean the period (i) beginning on the Closing Date and (ii) ending June  4, 2022 (which is three (3) years after the Closing Date), or such later date as may be in effect pursuant to Article 3(f).

“Revolving Period Extension” shall have the meaning specified in Article 3(f).

“Revolving Period Extension Conditions” shall have the meaning specified in Article 3(f).

“Revolving Period Extension Fee” shall have the meaning specified in the Fee Letter.

“S&P” shall mean Standard and Poor’s Rating Services or its successor-in-interest..

“Sanctions” shall mean, collectively, any sanctions administered or enforced by the U.S. Treasury Department Office of Foreign Asset Control (OFAC), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, the United Kingdom or any other relevant sanctions authority.

“SEC” shall have the meaning specified in Article 23(a).

“Security Agent” shall mean, with respect to a Foreign Purchased Asset that is in syndicated form, a security agent or a security trustee appointed by the lenders under such Foreign Purchased Asset to hold the benefit of any security agreements relating to such Foreign Purchased Asset on their behalf or under a parallel debt obligation.

“Seller” shall have the meaning assigned thereto in the introductory paragraph hereof.

“Seller Financing Statement” shall have the meaning specified in Article 3(a).

“Seller Party” shall mean, collectively or individually, as the context may require, Seller and Guarantor.

“Senior Note” shall mean a Promissory Note evidencing a senior or pari passu senior position in a Mortgage Loan; provided that the holder of any pari passu Senior Note is the Record Holder and the Controlling Holder.  A Senior Note shall not be junior to any other Promissory Note secured by the same Mortgaged Property.

“Senior Participation Interest” shall mean a  senior or pari passu senior Participation Interest in a Mortgage Loan (which Participation Interest shall be paid in the same Applicable Currency as the related Mortgage Loan), including any Starwood Pari Passu Participation;  provided that the holder of any pari passu Senior Participation Interest is the Record Holder and the Controlling Holder.  A Senior Participation Interest shall not be junior to any other Participation Interest or Promissory Note secured directly or indirectly by the same Mortgaged Property.

“Servicer” shall mean (a) with respect to any U.S. Purchased Asset, Wells Fargo Bank, National Association, as long as it maintains a primary and special servicer rating of average or better from S&P and Fitch, (b) with respect to any Foreign Purchased Asset, Wells Fargo Bank, National Association, Situs Asset Management LLC, Mount Street Mortgage Servicing Limited or (c) any other third-party servicer (i) having a primary and special servicer rating of average or better from S&P and Fitch and (ii) approved by Purchaser in its reasonable discretion.

“Servicer Account” shall mean any account maintained by a Servicer pursuant to a Servicing Agreement in which Income in respect to any Purchased Assets is deposited by such Servicer prior to its remittance to a Collection Account.

“Servicer Letter” shall have the meaning specified in Article 28(e).

“Servicing Agreement” shall mean that certain Servicing Agreement, dated as of the Closing Date, by and among Servicer, Sellers and Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Servicing Records” shall have the meaning specified in Article 28(f).

“Servicing Rights” shall mean rights of any Person, to administer, service or subservice the Purchased Assets or to possess related Servicing Records.

“Settlement Agent” shall mean a title company, escrow company or attorney, as applicable in accordance with local law and practice, which is a party to the Bailee Agreement and is approved by Purchaser in its sole and absolute discretion.

“Sidecar Asset”  shall have the meaning specified in the Fee Letter.

“Sidecar Facility” shall have the meaning specified in the Fee Letter.

“Sidecar Facility Fee” shall have the meaning specified in the Fee Letter.

“Significant Modification” shall mean:

(i)         any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, prepayment terms, timing of payments and acceptance of discounted payoffs) of a Purchased Asset (or related Mortgage Loan or Mezzanine Loan, as applicable) or any extension of the maturity date of such Purchased Asset (or related Mortgage Loan or Mezzanine Loan, as applicable), except pursuant to the specific terms of the related Purchased Asset (or related Mortgage Loan or Mezzanine Loan, as applicable) and for which there is no material lender discretion;

(ii)        any release of collateral (or related Mortgage Loan or Mezzanine Loan, as applicable) or any acceptance of substitute or additional collateral for a Purchased Asset (or related Mortgage Loan or Mezzanine Loan, as applicable) or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Purchased Asset (or related Mortgage Loan or Mezzanine Loan, as applicable) and for which there is no material lender discretion;

(iii)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Purchased Asset (or related Mortgage Loan or Mezzanine Loan, as applicable) or, if lender consent is required, any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the Borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Purchased Asset Documents;

(iv)       any acceptance of an assumption agreement releasing a Borrower from liability under a Purchased Asset (or related Mortgage Loan or Mezzanine Loan, as applicable) other than pursuant to the specific terms of such Purchased Asset (or related Mortgage Loan or Mezzanine Loan, as applicable) and for which there is no material lender discretion; and

(v)        any foreclosure, acceleration, enforcement or exercise of any material remedies under such Purchased Asset (or related Mortgage Loan or Mezzanine Loan, as applicable).

“SIPA” shall have the meaning specified in Article 23(a).

“SMF II Collection Account” shall have the meaning specified in Article 5(c).

“Spot Rate” shall mean, with respect to any Foreign Purchased Asset on any date of determination, the rate quoted as the spot rate for the purchase of the Applicable Currency of such Purchased Asset using U.S. Dollars at or about 11:00 a.m., London time, on the date that is one (1)  Business Day prior to the date as of which the foreign exchange computation is made as obtained from the applicable screen on Bloomberg.

“SPP Mortgage Loan Maximum Purchase Price” shall mean, with respect to any Starwood Pari Passu Mortgage Loan, the maximum Purchase Price for such Starwood Pari Passu Mortgage Loan at the applicable Maximum Purchase Price Percentage (paid in the same Applicable Currency as the related Starwood Pari Passu Mortgage Loan) for the related Starwood Pari Passu Purchased Asset and assuming that the entire principal balance of such loan (including the principal balance of all Starwood Pari Passu Participation Interests and related Companion Interests in such Starwood Pari Passu Mortgage Loan) were a Purchased Asset hereunder, in each case, as determined by Purchaser in its sole and absolute discretion. The “SPP Mortgage Loan Maximum Purchase Price” for any Starwood Pari Passu Mortgage Loan shall be set forth in the Confirmation for the related Starwood Pari Passu Participation Interest and expressed in the same Applicable Currency as the related Starwood Pari Passu Mortgage Loan.

“SPP Reallocation Conditions”  shall have the meaning specified in Article 3(l).

“Spread” shall have the meaning specified in the Fee Letter.

“Spread Adjustment” shall have the meaning specified in the Fee Letter.

“Starwood Pari Passu Conversion” shall mean the amendment and modification of a Purchased Asset to create a Starwood Pari Passu Participation Interest and one or more Companion Interests.

“Starwood Pari Passu Mortgage Loan” shall mean a Mortgage Loan a portion of which is a Starwood Pari Passu Participation Interest.

“Starwood Pari Passu Participation Interest” shall mean a Senior Participation Interest for which the related Companion Interest(s) is/are held by Guarantor or a Subsidiary of Guarantor unencumbered.

“Starwood Pari Passu Purchased Asset” shall mean the Starwood Pari Passu Mortgage Loan and the related Starwood Pari Passu Participation Interest, in each case, which is a Purchased Asset. A Starwood Pari Passu Purchased Asset shall not constitute an Eligible Asset, or shall cease to be an Eligible Asset, if at any time any related Companion Interest (i) ceases to be held by Guarantor or a Subsidiary of Guarantor, (ii) ceases to be unencumbered or (iii) contains any obligation to fund future advances under the related Mortgage Loan.

“Starwood Pari Passu Reallocation” shall mean a reallocation of the principal balance of a Starwood Pari Passu Mortgage Loan between the Starwood Pari Passu Participation Interest and the related Companion Interest(s).

“Structuring Fee” shall have the meaning specified in the Fee Letter.

“Sub-22 Collection Account” shall have the meaning specified in Article 5(c).

“Subsidiary” shall mean, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” shall mean the day that is the earlier of (i) the date of the expiration of the Revolving Period, or such later date as may be in effect pursuant to Article 3(j); or (ii) upon the occurrence of an Event of Default.

“Title Insurer” shall mean a nationally recognized title insurance company qualified to do business in the jurisdiction where the applicable Mortgaged Property is located.

“Title Policy” shall mean an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Insurer and irrevocably obligating the Title Insurer to issue such title insurance policy, a title policy commitment or pro-forma “marked up” at the closing of the related Purchased Asset and countersigned by the Title Insurer or its authorized agent) as adopted in the applicable jurisdiction.

“Transaction” shall mean a Transaction, as specified in Article 1.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Exhibits to this Agreement, the Fee Letter, the Guaranty, each Custodial Agreement, the Servicing Agreement, any Servicer Letter, each Account Control Agreement,  each Foreign Asset Security Agreement, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, and all other documents executed in connection with this Agreement or any Transaction, in each case, as same may be amended, modified and/or restated from time to time.

“Transfer” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the transfer of a Purchased Asset to Purchaser in accordance herewith), including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.

“Transfer Certificate” shall mean, with respect to a Foreign Purchased Asset, any form of transfer or substitution certificate or assignment agreement that is scheduled to the related loan agreement or other equivalent agreement for such Foreign Purchased Asset and that is used to effect the legal transfer or assignment of such Foreign Purchased Asset.

“Trust Receipt” shall have the meaning specified in the applicable Custodial Agreement.

“UCC” shall have the meaning specified in Article 7(b).

“UCC Filing Jurisdiction” shall mean, with respect to each Seller, the State of Delaware.

“UCC Financing Statement” shall mean the Seller Financing Statement.

“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which Seller intends to request a Transaction, all material information that has come to Seller’s attention that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a defect in loan documentation or closing deliveries (such as any absence of any Purchased Asset Document(s)), to a reasonable institutional mortgage originator or purchaser in determining whether to originate or acquire the Purchased Asset in question.

“U.S. Dollars” and “$” shall mean the lawful currency of the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Purchased Asset” shall mean any Purchased Asset secured directly or indirectly by Mortgaged Property located in the United States of America or any territory thereof.

“U.S. Tax Compliance Certificate” has the meaning specified in Article 6(c)(v)(B)(3).

“Wet Purchased Asset” shall mean an Eligible Asset which Seller is selling to Purchaser simultaneously with the origination thereof and for which the Asset File has not been delivered to the applicable Custodian.

“Withholding Agent” means any of the Sellers or Guarantor.

The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender.  All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The term “include” or “including” shall mean without limitation by reason of enumeration.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.  References to “good faith” in this

Agreement shall mean “honesty in fact in the conduct or transaction concerned”.  In addition, whenever Purchaser has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Purchaser (or any similar language or terms), the decision of Purchaser with respect thereto shall be subject in all cases to the implied covenant of good faith and fair dealing.

ARTICLE 3

INITIATION; CONFIRMATION; TERMINATION; EXTENSION

(a)        Conditions Precedent to Initial Transaction.  Purchaser’s agreement to enter into the initial Transaction (and, in the case of a Foreign Purchased Asset, the initial Transaction with any Seller in the relevant non-U.S. jurisdiction with respect to any Applicable Currency) is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the following conditions precedent to the satisfaction of Purchaser and its counsel:

(i)        Delivery of Documents.  The following documents, shall have been delivered to Purchaser:

(A)       this Agreement, duly completed and executed by each of the parties hereto (including all exhibits hereto);

(B)       the Fee Letter, duly completed and executed by each of the parties thereto;

(C)       the applicable Custodial Agreement, duly completed and executed by each of the parties thereto;

(D)       the Account Control Agreements,  each duly completed and executed by each of the parties thereto;

(E)       the Guaranty, duly completed and executed by each of the parties thereto;

(F)       the Servicing Agreement, duly completed and executed by each of the parties thereto;

(G)       any and all consents and waivers applicable to each Seller or to the Purchased Assets;

(H)       a power of attorney from each Seller substantially in the form of Exhibit IV-A hereto and a power of attorney from each Seller substantially in the form of Exhibit IV-B hereto,  in each case, duly completed and executed,  provided that Purchaser shall not utilize such power of attorney unless an Event of Default has occurred and is continuing;

(I)        a UCC financing statement for filing in the UCC Filing Jurisdiction of each Seller, naming the applicable Seller as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” “All assets of Seller, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and all products thereof” (the “Seller Financing Statement”);

(J)        opinions of outside counsel to each Seller Party reasonably acceptable to Purchaser (including, but not limited to, those relating to enforceability, perfection under the UCC and, with respect to any Foreign Purchased Asset, the equivalent Requirements of Law under the relevant non-U.S. jurisdiction (if applicable), corporate matters, applicability of the Investment Company Act of 1940, security interests and Bankruptcy Code safe harbors (including that the pledge of Mezzanine Loans as additional security for Transactions relating to Purchased Assets constitutes a “securities contract” for Bankruptcy Code safe harbors));

(K)       for each Seller Party, good standing certificates and certified copies of the charters and by-laws (or equivalent documents) of each Seller Party and of all corporate or other authority for each Seller Party with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by each Seller Party from time to time in connection herewith; and

(L)       all such other and further documents and documentation as Purchaser in its discretion shall reasonably require.

(ii)       Reimbursement of Costs and Expenses.  Purchaser shall have received payment from Sellers of an amount equal to the amount of all reasonable and documented out-of-pocket expenses, including but not limited to reasonable legal fees and due diligence fees, actually incurred by Purchaser in connection with the preparation and execution of this Agreement, the other Transaction Documents and any other documents prepared in connection herewith or therewith.

(iii)      Know Your Customer and Sanctions Diligence.  Purchaser shall have completed its “Know Your Customer” and Sanctions diligence with respect to each Seller Party and the results of such diligence are acceptable to Purchaser in its sole and absolute discretion.

(iv)       Payment of Fees.  Purchaser shall have received payment from Sellers of the Structuring Fee.

(v)        Foreign Purchased Assets.  For any Seller, with respect to the initial Transaction entered into by Purchaser with such Seller with respect to a Foreign Purchased Asset in the relevant non-U.S. jurisdiction and any  Applicable Currency, the following shall have been delivered to Purchaser:

(A)       all such documents and documentation as Purchaser shall reasonably require for such Seller to grant and perfect in favor of Purchaser in the relevant non-U.S. jurisdiction a first priority security interest in such Foreign Purchased Asset and any future Foreign Purchased Assets denominated in the same Applicable Currency;

(B)       for any Foreign Purchased Asset other than an English Foreign Purchased Asset (and to the extent not previously delivered by the applicable Seller for the applicable jurisdiction), a power of attorney from such Seller in form and substance reasonably satisfactory to Purchaser, which power of attorney shall be duly completed and executed in accordance with customary practices in the applicable non-U.S. jurisdiction in which the related Mortgaged Property securing such Foreign Purchased Asset is located, provided that Purchaser shall not utilize such power of attorney unless an Event of Default has occurred and is continuing;

(C)       an opinion of outside counsel to such Seller in form and substance acceptable to Purchaser with respect to the perfection of Purchaser’s security interest in the relevant non-U.S. jurisdiction and such other matters as Purchaser may request in its sole and absolute discretion;

(D)       evidence of the establishment by such Seller of the related Foreign Purchased Asset Collection Account in the Applicable Currency;

(E)       an Account Control Agreement, duly completed and executed by each of the parties thereto, with respect to such Foreign Purchased Asset Collection Account;

(F)       to the extent applicable, a Custodial Agreement or an amendment to an existing Custodial Agreement, duly completed and executed by each of the parties thereto, with respect to Foreign Purchased Assets in the relevant non-U.S. jurisdiction; and

(G)       all such other and further documents and documentation as Purchaser in its discretion shall reasonably require (including, without limitation, a Foreign Asset Security Agreement and such other closing documentation necessary to transfer such Foreign Purchased Asset to Purchaser.

(b)        Conditions Precedent to All Transactions.  Purchaser’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent to the satisfaction of Purchaser and its counsel, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i)         Maximum Facility Purchase Price and Maximum Sidecar Facility Purchase Price.

(A)       The sum of (x) the aggregate unpaid Repurchase Price in U.S. Dollars (with respect to any Foreign Purchased Asset, based on the Purchase Date Spot Rate with respect to the Applicable Currency)  for all prior outstanding Transactions (excluding accrued and unpaid Purchase Price Differential for the then current Pricing Rate Period) and (y) the requested Purchase Price in U.S. Dollars (with respect to any Foreign Purchased Asset, based on the Purchase Date Spot Rate with respect to the Applicable Currency)  for the pending Transaction shall not exceed an amount equal to the Maximum Facility Purchase Price.

(B)       For any Transaction (x) with respect to a Fixed Rate Asset, the sum of (1) the aggregate unpaid Repurchase Price in U.S. Dollars (with respect to any Foreign Purchased Asset, based on the Purchase Date Spot Rate with respect to the Applicable Currency) for all prior outstanding Transactions with respect to Fixed Rate Assets (excluding accrued and unpaid Purchase Price Differential for the then current Pricing Rate Period) and (2) the requested Purchase Price in U.S. Dollars (with respect to any Foreign Purchased Asset, based on the Purchase Date Spot Rate with respect to the Applicable Currency) for the pending Transaction shall not exceed an amount equal to the Maximum Fixed Rate Asset Facility Purchase Price and (y) with respect to a Floating Rate Asset, the sum of (1) the aggregate unpaid Repurchase Price in U.S. Dollars (with respect to any Foreign Purchased Asset, based on the Purchase Date Spot Rate with respect to the Applicable Currency) for all prior outstanding Transactions with respect to Floating Rate Assets (excluding accrued and unpaid Purchase Price Differential for the then current Pricing Rate Period) and (2) the requested Purchase Price Differential in U.S. Dollars (with respect to any Foreign Purchased Asset, based on the Purchase Date Spot Rate with respect to the Applicable Currency) for the pending Transaction shall not exceed an amount equal to the Maximum Floating Rate Asset Facility Purchase Price.

(C)       With respect to a Sidecar Asset, the requested Purchase Price in U.S. Dollars (with respect to any Foreign Purchased Asset, based on the Purchase Date Spot Rate with respect to the Applicable Currency)  thereof does not exceed the related Sidecar Facility and the sum of (x) the aggregate unpaid Repurchase Price in U.S. Dollars (with respect to any Foreign Purchased Asset, based on the Purchase Date Spot Rate with respect to the Applicable Currency)  for all prior outstanding Transactions entered into in connection with Sidecar Assets (excluding accrued and unpaid Purchase Price Differential for the then current Pricing Rate Period) and (y) the requested Purchase Price in U.S. Dollars (with respect to any Foreign Purchased Asset, based on the Purchase Date Spot Rate with respect to the Applicable Currency)  for the pending Transaction related to such Sidecar Asset shall not exceed an amount equal to the Maximum Sidecar Facility Purchase Price.

(ii)       Notice and Confirmation.  The applicable Seller shall have:

(A)       no less than seven (7) Business Days prior to the requested Purchase Date, given notice to Purchaser of the proposed Transaction by delivering to Purchaser a draft confirmation substantially in the form of Exhibit II hereto (a “Confirmation”) and stating whether the related Eligible Asset is proposed to be a Sidecar Asset.  The Confirmation shall be signed by a Responsible Officer of the applicable Seller on or before the Purchase Date;  provided,  however, that Purchaser shall not be liable to Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of such Seller.  Any Confirmation with respect to a Sidecar Asset shall include a certification that such Seller expects, in its good faith judgment, to include such Sidecar Asset in a securitization transaction or to refinance through a participation, syndication, sale of a  Senior Note or other refinancing transaction on or before the expiration of the applicable Sidecar Facility;

(B)       with respect to each Eligible Asset subject to the pending Transaction, delivered to Purchaser the documents required to be delivered prior to entering into a Transaction pursuant to Exhibit VII hereto in accordance with the time frames set forth therein; and

(C)       on the Purchase Date of the proposed Transaction, paid to Purchaser the Pre-Purchase Legal/Due Diligence Review Fee with respect to each asset proposed to be subject to the Transaction,  provided that, if a Purchase Date does not occur for any reason, the Pre-Purchase Legal/Due Diligence Review Fee shall be due and payable on the first Remittance Date occurring at least fifteen (15) days after such asset is proposed by the applicable Seller in accordance with Article 5(g).

(iii)      The applicable Seller shall have delivered to the applicable Custodian (A) the Custodial Delivery with respect to each Eligible Asset to be sold to Purchaser and (B) with respect to each Eligible Asset that is a Dry Purchased Asset, the related Asset File, in each case, in accordance with the procedures and time frames set forth in the applicable Custodial Agreement.

(iv)       With respect to any Wet Purchased Asset, the related Settlement Agent shall have confirmed possession of the related Asset File in accordance with the related Bailee Agreement.

(v)        Purchaser shall have completed its due diligence investigation of the Eligible Assets subject to the pending Transaction and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Eligible Assets and, in accordance with Article 27, each Seller Party, as Purchaser in its sole discretion deems appropriate to review and such review shall be satisfactory to Purchaser in its sole discretion and has determined, in its sole discretion, to purchase any or all of the Eligible Assets proposed to be sold to Purchaser by each Seller.  Purchaser shall inform each Seller of its determination with respect to any such proposed Transaction solely in accordance with Exhibit VII hereto.

(vi)       Purchaser shall have delivered to the applicable Seller a countersigned copy of the related Confirmation described in clause (ii)(A) above.

(vii)     No Default or Event of Default shall have occurred and be continuing.

(viii)    No event shall have occurred and be continuing which has, or would reasonably be expected to have, a Material Adverse Effect.

(ix)       Purchaser shall have waived in writing all exceptions in the related Requested Exceptions Report, as evidenced by Purchaser’s execution of the Confirmation to which such Requested Exception Report is attached.

(x)        The representations and warranties made by each Seller in Article 10 (other than those contained in Article 10(x)(D) relating to Purchased Assets subject to other Transactions) shall be true, correct and complete on and as of the Purchase Date for the pending Transaction in all respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(xi)      Purchaser shall have received from Servicer a written acknowledgement (which may be in the form of an e-mail) that each Eligible Asset to be sold to Purchaser will be serviced in accordance with the Servicing Agreement as of the related Purchase Date.

(xii)     Purchaser shall have determined, in its sole and absolute discretion, that no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Transaction.

(xiii)    Purchaser shall have received from the applicable Custodian on each Purchase Date a Trust Receipt accompanied by an Asset Schedule and Exception Report with respect to each Eligible Asset to be sold to Purchaser, dated the Purchase Date, duly completed and with exceptions acceptable to Purchaser in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Purchase Date.

(xiv)     Purchaser shall have received from such Seller a Release Letter covering each Eligible Asset to be sold to Purchaser.

(xv)      Purchaser shall have reasonably determined that a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Purchaser has not made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Purchaser to enter into Transactions.

(xvi)     [Reserved].

(xvii)   The applicable Seller shall have taken such other action as Purchaser shall have reasonably requested in order to transfer the Eligible Assets being transferred to Purchaser pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Purchaser as secured party under the UCC, or with respect to any Foreign Purchased Asset, the equivalent Requirement of Law under the relevant non-U.S. jurisdiction (to the extent applicable), with respect to such Eligible Assets.

(xviii)  The related Purchase Date occurs during the Revolving Period.

(xix)    The applicable Seller shall have completed its “Know Your Customer” and Sanctions diligence with respect to the related Borrower, guarantor and related parties and the results of such diligence are acceptable to Purchaser in its sole and absolute discretion.

(xx)      If such Purchased Asset is acquired by the applicable Seller from any Affiliate of such Seller, then such Seller shall deliver to Purchaser a true sale opinion from outside counsel in form and substance reasonably acceptable to Purchaser with respect to the transfer of such Purchased Asset to such Seller from such Affiliate.  Purchaser shall reimburse Sellers (or give Seller a credit against any other fees, costs and expenses payable to Purchaser for such Transaction or otherwise hereunder) for the reasonable out-of-pocket cost of such true sale opinion, not to exceed $6,000 per Transaction.

(xxi)     If a proposed Eligible Asset is a Sidecar Asset, Purchaser shall have received payment from the applicable Seller of the applicable Sidecar Facility Fee.

(xxii)   Purchaser shall have received all such other and further documents and documentation as Purchaser shall require in its reasonable discretion.

(c)        Entry into Transactions.  During the Revolving Period, upon the satisfaction of all conditions set forth in Article 3(a) for the initial Transaction and Article 3(b) for each Transaction (including the initial Transaction), the Eligible Asset shall be transferred to Purchaser against the transfer of the Purchase Price to an account of the applicable Seller.  Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby.  In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, other than with respect to the Maximum Purchase Price Percentage or the applicable Purchase Price Differential set forth in the related Confirmation, this Agreement shall prevail.

(d)        Early Repurchase.  The applicable Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to such Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided,  however, that:

(i)         no later than two (2) Business Days prior to such Early Repurchase Date, such Seller notifies Purchaser in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date;

(ii)       no Default shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(d)(i) above and as of the applicable Early Repurchase Date, unless such Default is cured contemporaneously with such repurchase;

(iii)      no Event of Default shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(d)(i) above and as of the applicable Early Repurchase Date;

(iv)       on such Early Repurchase Date, such Seller pays (in the Applicable Currency of such Purchased Asset) to Purchaser an amount equal to the Repurchase Price for the applicable Purchased Asset, any amounts required pursuant to Section 2(c) of the Fee Letter and any other amounts payable under the Transaction Documents against transfer to such Seller or its designated agent of such Purchased Asset;

(v)        any Margin Deficit is cured contemporaneously with such early repurchase either by such Seller making a cash payment to Purchaser in addition to the amounts due under subclause (iv) above and/or applying Margin Excess in reduction of the Repurchase Price(s) of applicable Purchased Asset(s) sufficient to cure such Margin Deficit; and

(vi)       on such Early Repurchase Date, such Seller pays (in the Applicable Currency of such Purchased Asset) to Purchaser any Breakage Cost incurred by Purchaser and any Exit Fees  payable in connection with such early repurchase of such Purchased Asset.

(e)        Repurchase on the Repurchase Date.  On the Repurchase Date (including any Early Repurchase Date, so long as the conditions set forth in Article 3(d) are satisfied) for any Transaction, termination of the Transaction will be effected by transfer to the applicable Seller of the Purchased Assets being repurchased and any Income in respect thereof received by Purchaser (and not previously credited or transferred to, or applied to the obligations of, such Seller pursuant to Article 5) against the simultaneous transfer of the Repurchase Price (in the Applicable Currency of the related Purchased Asset) and any additional amounts required pursuant to Section 2(c) of the Fee Letter to an account of Purchaser; provided that, Purchaser shall have no obligation to permit Seller to repurchase individual Purchased Assets if an Event of Default shall have occurred and be continuing.  Promptly following such Repurchase Date, Purchaser’s security interest in the related Collateral shall terminate in accordance with Article 7(b).

(f)        Revolving Period Extensions.  (i) Upon the written request of Seller and provided that all of the extension conditions listed in clause (ii) below (collectively, the “Revolving Period Extension Conditions”) shall have been satisfied, Purchaser may agree to extend the then-current Revolving Period (each, a “Current Revolving Period”) for a period not to exceed twelve (12) months from the expiration date of the Current Revolving Period (each, a “Revolving Period Extension”).  Purchaser may approve or disapprove any request for a Revolving Period Extension in its sole and absolute discretion.

(ii)       For purposes of this Article 3(f), the Revolving Period Extension Conditions shall be deemed to have been satisfied if:

(A)       the applicable Seller shall have delivered to Purchaser written notice of its request to extend the Current Revolving Period at least thirty (30)

days, but no more than sixty (60) days, prior to the expiration of the Current Revolving Period;

(B)       Purchaser shall have received, on or before the expiration of the Current Revolving Period, payment from such Seller, as consideration for Purchaser’s agreement to extend the then Current Revolving Period, of a Revolving Period Extension Fee (such Seller shall provide notice to Purchaser at least two (2) Business Days prior to the date on which such Seller pays the Revolving Period Extension Fee);

(C)       no Material Adverse Effect, Margin Deficit, monetary or material non-monetary Default or Event of Default shall have occurred and be continuing as of the expiration of the Current Revolving Period; and

(D)       all representations and warranties made by any Seller Party in the Transaction Documents shall be true, correct, complete and accurate as of the expiration of the Current Revolving Period with the same force and effect as if made on and as of such date.

(g)        Amortization Period Extensions.  (i) In the event that Purchaser does not extend the Current Revolving Period in accordance with Article 3(f),  provided that all of the extension conditions listed in clause (ii) below (collectively, the “Amortization Period Extension Conditions”) shall have been satisfied, Purchaser shall extend the then-current Termination Date (each, a “Current Termination Date”) by twelve (12) months from the Current Termination Date.

(ii)       For purposes of this Article 3(g), the Amortization Period Extension Conditions shall be deemed to have been satisfied if:

(A)       Seller shall have delivered to Purchaser a written request to extend the Current Termination Date at least thirty (30) days, but not more than sixty (60) days, prior to the Current Termination Date;

(B)       [Reserved];

(C)       no Material Adverse Effect, Margin Deficit, monetary or material non-monetary Default or Event of Default shall have occurred and be continuing as of the Current Termination Date;

(D)       all representations and warranties made by any Seller Party in the Transaction Documents shall be true, correct, complete and accurate as of the applicable Current Termination Date with the same force and effect as if made on and as of such date; and

(E)       with respect to the 3rd Amortization Period and each subsequent Amortization Period (but not for the 1st or 2nd Amortization Periods), on the first day of the new Amortization Period, (x) the outstanding Purchase Price is not less than $100 million and (y) no single Purchased Asset has an outstanding Purchase

Price greater than 75% of the aggregate outstanding Purchase Price of all Purchased Assets.

(h)        Future Advances.  (i) In connection with the making of a Future Advance under a Future Advance Purchased Asset, Seller may request an increase of the Purchase Price of such Future Advance Purchased Asset (in the Applicable Currency of such Future Advance Purchased Asset).  Purchaser may approve or disapprove an increase in the Purchase Price with respect to any Future Advance that is not an Approved Future Advance in Purchaser’s sole and absolute discretion.

(ii)       With respect to any Approved Future Advance and any other Future Advance with respect to which Purchaser shall have approved a Purchase Price increase in accordance with clause (i) above, Purchaser’s funding of such increase shall be subject to the satisfaction of the following conditions:

(A)       at least five (5) Business Days prior to the requested Purchase Price increase date, the applicable Seller shall have requested such increase in writing and delivered to Purchaser (1) copies of all documentation submitted by Borrower in connection with the applicable future advance and (2) evidence that all conditions precedent to such future advance under the related Purchased Asset Documents have been satisfied or will be satisfied as of the date of the related funding (or, if any conditions will not be satisfied, written request for Purchaser’s waiver of such conditions);

(B)       the amount of the requested Purchase Price increase is at least $250,000 (or, with respect to any Foreign Purchased Asset, the then-current equivalent of such amount based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Asset as of the date of determination);

(C)       Purchaser shall have determined to its reasonable satisfaction that (1) there is no monetary or material non-monetary default then existing under such Purchased Asset, (2) all conditions precedent to such Future Advance under the related Purchased Asset Documents have been satisfied (or waived by Seller with the written approval of Purchaser) and (3) any additional conditions imposed by Purchaser with respect to such Future Advance, as specified in the related Confirmation on the Purchase Date with respect to Approved Future Advances or on the date of approval thereof with respect to any Future Advance approved by Purchaser after the Purchase Date in accordance with the terms hereof, have been duly satisfied;

(D)       delivery by the applicable Seller to Purchaser of an amended and restated Confirmation for the applicable Transaction which reflects the increase in the Purchase Price signed by a Responsible Officer of such Seller;  provided,  however, that Purchaser shall not be liable to Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of such Seller;

(E)       immediately after giving effect to the requested Purchase Price increase, the aggregate outstanding Purchase Price of the related Purchased Asset shall not exceed (x) the Maximum Purchase Price of such Purchased Asset and (y) in the case of a Sidecar Asset, the amount of the related Sidecar Facility with respect to such Sidecar Asset;

(F)       immediately after giving effect to the requested Purchase Price increase, (w) the aggregate outstanding Purchase Price in U.S. Dollars (with respect to any Foreign Purchased Asset, based on the Purchase Date Spot Rate with respect to the Applicable Currency)  for all outstanding Transactions (including, for the avoidance of doubt, in respect of Sidecar Assets) shall not exceed an amount equal to the Maximum Facility Purchase Price, (x) the aggregate outstanding Purchase Price in U.S. Dollars (with respect to any Foreign Purchased Asset, based on the Purchase Date Spot Rate with respect to the Applicable Currency) for all outstanding Transactions with respect to Fixed Rate Assets (including, for the avoidance of doubt, in respect of Sidecar Assets that are Fixed Rate Assets) shall not exceed an amount equal to the Maximum Fixed Rate Asset Purchase Price, (y) the aggregate outstanding Purchase Price in U.S. Dollars (with respect to any Foreign Purchased Asset, based on the Purchase Date Spot Rate with respect to the Applicable Currency) for all outstanding Transactions with respect to Floating Rate Assets (including, for the avoidance of doubt, in respect of Sidecar Assets that are Floating Rate Assets) shall not exceed an amount equal to the Maximum Floating Rate Asset Purchase Price and (z) in the case of a Sidecar Asset, the aggregate outstanding Purchase Price in U.S. Dollars (with respect to any Foreign Purchased Asset, based on the Purchase Date Spot Rate with respect to the Applicable Currency)  of all Sidecar Assets shall not exceed the Maximum Sidecar Facility Purchase Price;

(G)       no Default or Event of Default shall have occurred and be continuing as of the related Purchase Price increase date or will occur as a result of such Purchase Price increase;

(H)       no Margin Deficit Event shall exist immediately prior to or after giving effect to the requested Purchase Price increase;

(I)        all representations and warranties made by any Seller Party in the Transaction Documents shall be true, correct, complete and accurate on and as of the related Purchase Price increase date with the same force and effect as if made on and as of such date; and

(J)        on or prior to the related Purchase Price increase date, Purchaser shall have received a written certification by Seller stating that all conditions precedent to the funding of such Future Advance under the related Purchased Asset Documents have been satisfied (which may be made via a representation in the amended and restated Confirmation for the applicable Transaction described in subclause (D) above); and

(K)       Seller shall have delivered to Purchaser such other information and documentation (including, without limitation, either an updated title policy or an appropriate date-down endorsement) as Purchaser may reasonably request.

(ii)       Upon the satisfaction (or waiver by Purchaser in writing) of all conditions set forth in Article 3(h)(ii), Purchaser shall transfer the amount of the Purchase Price increase (in the Applicable Currency of such Future Advance Purchased Asset) evidenced by such amended and restated Confirmation to an account of Seller or, if such increase is being funded on the same day as the Future Advance is being made to the related Borrower, directly to the Borrower, the Servicer or any title company, settlement agent or other Person, as directed by Seller in such amended and restated Confirmation or otherwise in writing agreed to by Purchaser and Seller.

(i)         Voluntary Purchase Price Reduction; Margin Excess.  (i) During the Revolving Period, but no more than one (1) time during any calendar month, any Seller may, upon two (2) Business Days prior written notice to Purchaser, transfer cash (in the Applicable Currency for the applicable Purchased Asset(s)) to Purchaser in an amount that does not exceed 75% of the aggregate outstanding Purchase Price for the applicable Purchased Asset(s) at such time to be applied in reduction of the outstanding Purchase Price with respect to the applicable Purchased Asset(s), and no Exit Fee will be due in connection with such reduction of the Purchase Price of the applicable Purchased Asset(s).

(ii)       From time to time during the Revolving Period, to the extent any Margin Excess exists with respect to one or more Purchased Assets, the applicable Seller may request not more frequently than one (1) time during any calendar month, that Purchaser transfer cash (in the Applicable Currency of the related Purchased Asset) to such Seller (resulting in a corresponding increase in the outstanding Purchase Price of the applicable Purchased Asset) in an amount not to exceed such Margin Excess, which amount shall be transferred by Purchaser to Seller within three (3) Business Days following such Seller’s written request, subject to the satisfaction of the following conditions:

(A)       the amount of the requested Purchase Price increase is at least $250,000 (or, with respect to any Foreign Purchased Asset, the then-current equivalent of such amount based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Asset as of the date of determination);

(B)       immediately after giving effect to the requested Purchase Price increase, the aggregate outstanding Purchase Price of the related Purchased Asset shall not exceed (x) the Maximum Purchase Price of such Purchased Asset and (y) in the case of a Sidecar Asset, the amount of the related Sidecar Facility with respect to such Sidecar Asset;

(C)       immediately after giving effect to the requested Purchase Price increase, (w) the aggregate outstanding Purchase Price in U.S. Dollars (with respect to any Foreign Purchased Asset, based on the Purchase Date Spot Rate with respect to the Applicable Currency) for all outstanding Transactions (including, for the avoidance of doubt, in respect of Sidecar Assets) shall not exceed an amount equal to the Maximum Facility Purchase Price, (x) the aggregate outstanding Purchase Price in U.S. Dollars (with respect to any Foreign Purchased Asset, based on the Purchase Date Spot Rate with respect to the Applicable Currency) for all outstanding Transactions with respect to Fixed Rate Assets (including, for the avoidance of doubt, in respect of Sidecar Assets that are Fixed Rate Assets) shall not exceed an amount equal to the Maximum Fixed Rate Asset Purchase Price, (y) the aggregate outstanding Purchase Price in U.S. Dollars (with respect to any Foreign Purchased Asset, based on the Purchase Date Spot Rate with respect to the Applicable Currency) for all outstanding Transactions with respect to Floating Rate Assets (including, for the avoidance of doubt, in respect of Sidecar Assets that are Floating Rate Assets) shall not exceed an amount equal to the Maximum Floating Rate Asset Purchase Price and (z) in the case of a Sidecar Asset, the aggregate outstanding Purchase Price in U.S. Dollars (with respect to any Foreign Purchased Asset, based on the Purchase Date Spot Rate with respect to the Applicable Currency) of all Sidecar Assets shall not exceed the Maximum Sidecar Facility Purchase Price;

(D)       with respect to any Starwood Pari Passu Purchased Asset, immediately after giving effect to the requested Purchase Price increase, the outstanding Purchase Price thereof does not exceed the SPP Mortgage Loan Maximum Purchase Price of the related Starwood Pari Passu Mortgage Loan;

(E)       no Default or Event of Default shall have occurred and be continuing as of the related Purchase Price increase date or will occur as a result of such Purchase Price increase;

(F)       no Margin Deficit Event shall exist immediately prior to or after giving effect to the requested Purchase Price increase; and

(G)       all representations and warranties made by any Seller Party in the Transaction Documents shall be true, correct, complete and accurate on and as of the related Purchase Price increase date with the same force and effect as if made on and as of such date.

(j)         Mandatory Early Repurchase.  If the Market Value of any Purchased Asset is reduced, or is deemed reduced, to zero, then Purchaser may after the applicable period set forth in Article 4 for Sellers to satisfy any related Margin Call has expired, in its sole and absolute discretion, deliver written notice to the applicable Seller requiring the repurchase of such Purchased Asset within two (2) Business Days after such written notice (such date, a “Mandatory Early Repurchase Date”).

(k)        Early Termination.  If any of the events described in Article 6 result in Purchaser’s election to use an Alternative Rate for some or all of the Transactions or Purchaser’s request for additional amounts, then Sellers shall have the option to notify Purchaser in writing at any time of their intent to terminate all affected Transactions (in the case of a conversion to an Alternative Rate) or all of the Transactions (in the case of a request for additional amounts) and repurchase all of the Purchased Assets under such Transactions no later than ninety (90) days after such notice is given to Purchaser, and such repurchase by Sellers shall be conducted pursuant to and in accordance with Article 3(d).  The election by Sellers to terminate one or more Transactions in accordance with this Article 3(k) shall not relieve Sellers for liability with respect to any additional amounts or increased costs actually incurred by Purchaser prior to the actual repurchase of the Purchased Assets, except that, notwithstanding anything to the contrary contained herein or in any other Transaction Document, there shall be no Exit Fee, prepayment fee, premium or other similar payment due in connection therewith.

(l)         Starwood Pari Passu Reallocations.  During the Revolving Period, Sellers may request Starwood Pari Passu Reallocations with respect to Starwood Pari Passu Purchased Assets from time to time; provided that in no event shall Sellers be permitted to consummate more than two (2) Starwood Pari Passu Reallocations in any calendar month (it being acknowledged that Reallocation Transactions effectuated with respect to two (2) or more Starwood Pari Passu Purchased Assets on the same date shall be considered one transaction for purposes of the foregoing limitations).  It is acknowledged and agreed that Sellers shall not be required to obtain Purchaser’s approval for a Starwood Pari Passu Reallocation provided that the related Starwood Pari Passu Purchased Asset has theretofore been approved by Purchaser as a Purchased Asset and the SPP Reallocation Conditions (as defined below) are satisfied.  If a Starwood Pari Passu Reallocation for any Starwood Pari Passu Purchased Asset results in an increase in the principal balance of such Starwood Pari Passu Purchased Asset, the applicable Seller may, subject to and in accordance with Article 3(i)(ii), request that Purchaser transfer any related Margin Excess to Seller against a corresponding increase in the outstanding Purchase Price of such Starwood Pari Passu Purchased Asset.  Any such Starwood Pari Passu Reallocation shall be subject to Purchaser’s determination, in its reasonable discretion, that all of the following conditions have been satisfied (collectively, the “SPP Reallocation Conditions”):

(A)       at least five (5) Business Days prior to the requested Starwood Pari Passu Reallocation date, the applicable Seller shall have delivered to Purchaser a written notice of such Starwood Pari Passu Reallocation containing the then outstanding principal balance of, and any future funding obligations under, the related Starwood Pari Passu Mortgage Loan (in the Applicable Currency thereof), and the respective principal balances of, and any future funding obligations under, the applicable Starwood Pari Passu Participation Interest and related Companion Interests both before and after giving effect to such Starwood Pari Passu Reallocation (in each case, in the Applicable Currency thereof);

(B)       at least two (2) Business Days prior to the requested Starwood Pari Passu Reallocation date, the applicable Seller shall have delivered to Purchaser copies of all amendments or modifications of the related Starwood Pari Passu Participation Agreement entered into in connection with the applicable Starwood Pari Passu Reallocation in accordance with Starwood Pari Passu Participation Agreement,  provided that, such amendments or modifications shall not modify any terms of such Starwood Pari Passu Participation Agreement other than adjusting the principal balances and participation percentages of the respective participations (and so long as such amendment or modification does not otherwise modify the terms of such Starwood Pari Passu Participation Agreement, such amendment or modification shall not require Purchaser’s approval thereof);

(C)       the applicable Seller shall have delivered to Purchaser an amended and restated Confirmation for the applicable Transaction which reflects such Starwood Pari Passu Reallocation signed by a Responsible Officer of such Seller; provided,  however, that Purchaser shall not be liable to Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of such Seller;

(D)       each related Companion Interest is held by Guarantor or a Subsidiary of Guarantor unencumbered and no related Companion Interest contains any obligation to fund future advances under the related Starwood Pari Passu Mortgage Loan;

(E)       no Default or Event of Default shall have occurred and be continuing as of the related Starwood Pari Passu Reallocation date or will occur as a result of such Starwood Pari Passu Reallocation;

(F)       no Margin Deficit shall exist with respect to the Purchased Asset that is subject to such Starwood Pari Passu Reallocation and no Margin Deficit Event shall exist with respect to any other Purchased Asset, in each case, immediately prior to or after giving effect to such Starwood Pari Passu Reallocation; and

(G)       all representations and warranties made by any Seller Party in the Transaction Documents shall be true, correct, complete and accurate on and as of the related Purchase Price increase date with the same force and effect as if made on and as of such date.

(m)       Starwood Pari Passu Conversions.  During the Revolving Period, Sellers may request Starwood Pari Passu Conversions with respect to Purchased Assets from time to time; provided that in no event shall Sellers  be permitted to consummate more than two (2) Starwood Pari Passu Conversions in any calendar month.  The terms of each Starwood Pari Passu Conversion shall be subject to the approval of Purchaser in its sole good faith discretion (it being acknowledged that approval of a Starwood Pari Passu Conversion shall not entitle Purchaser to re-underwrite the related Mortgage Loan, Borrower, sponsor or Mortgaged Property) and the satisfaction of the following conditions:

(A)       at least five (5) Business Days prior to the requested Starwood Pari Passu Conversion date, the applicable Seller shall have delivered to Purchaser a written notice of such Starwood Pari Passu Conversion containing the then outstanding principal balance of, and any future funding obligations under, the related Starwood Pari Passu Mortgage Loan (in the Applicable Currency thereof), and the proposed principal balances of, and any future funding obligations under, the applicable Starwood Pari Passu Participation Interest and related Companion Interests after giving effect to such Starwood Pari Passu Conversion (in the Applicable Currency thereof);

(B)       at least two (2) Business Days prior to the requested Starwood Pari Passu Conversion date, the applicable Seller shall have delivered to Purchaser copies of the related Starwood Pari Passu Participation Agreement entered into in connection with the applicable Starwood Pari Passu Conversion, which Starwood Pari Passu Participation Agreement shall be substantially in the form attached hereto as Exhibit XV and with such changes as may be acceptable to Purchaser in its sole good faith discretion;

(C)       delivery by the applicable Seller to Purchaser of an amended and restated Confirmation for the applicable Transaction which reflects such Starwood Pari Passu Conversion signed by a Responsible Officer of such Seller;  provided,  however, that Purchaser shall not be liable to Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of such Seller;

(D)       each related Companion Interest is held by Guarantor or a Subsidiary of Guarantor unencumbered and no related Companion Interest contains any obligation to fund future advances under the related Starwood Pari Passu Mortgage Loan;

(E)       no Default or Event of Default shall have occurred and be continuing as of the related conversion date or will occur as a result of such conversion;

(F)       no Margin Deficit shall exist with respect to the Purchased Asset that is subject to such Starwood Pari Passu Conversion and no Margin Deficit Event shall exist with respect to any other Purchased Asset, in each case, immediately prior to or after giving effect to the requested conversion; and

(G)       all representations and warranties made by any Seller Party in the Transaction Documents shall be true, correct, complete and accurate on and as of the related Purchase Price increase date with the same force and effect as if made on and as of such date.

In no event shall there be more than three (3) Transactions involving Starwood Pari Passu Purchased Assets outstanding under this Agreement at any time.

If Purchaser shall fail to approve any proposed Starwood Pari Passu Conversion when all the condition precedent thereto have been satisfied (other than Purchaser’s approval), Sellers shall have the right, within sixty (60) days after Purchaser has failed to approve such Starwood Pari Passu Conversion, to repurchase the affected Purchased Asset in accordance with the provisions of Article 3(e) hereof, without payment of any Exit Fee.

ARTICLE 4

MARGIN MAINTENANCE

(a)        Purchaser may, at its option in its sole discretion, re-determine the Market Value for any Purchased Asset in accordance with the definition of Market Value.  Upon the occurrence of a Margin Deficit Event with respect to any Purchased Asset, Purchaser may, by notice to Sellers substantially in the form of Exhibit VIII hereto (a “Margin Call”), require Sellers to (i) at the option of Sellers, make a cash payment (in the Applicable Currency of the related Purchased Asset) or apply Margin Excess in reduction of the Repurchase Price of such Purchased Asset (in the Applicable Currency of the related Purchased Asset) or (ii) at the option of Purchaser, deliver additional Eligible Assets to Purchaser, in each case, so that after giving effect to such payment, application or delivery, no Margin Deficit shall exist with respect to such Purchased Asset.

(b)        If a Margin Call is given by Purchaser under Article 4(a) on any Business Day at or prior to noon (New York City time or, with respect to a Foreign Purchased Asset, London time), the applicable Seller shall cure the related Margin Deficit as provided in Article 4(a) by no later than 5:00 p.m. (New York City time) on the next succeeding Business Day.  If a Margin Call is given by Purchaser under Article 4(a) on any Business Day after noon (New York City time or, with respect to a Foreign Purchased Asset, London time), Sellers  shall cure the related Margin Deficit as provided in Article 4(a) by no later than 5:00 p.m. (New York City time or, with respect to a Foreign Purchased Asset, London time) on the second succeeding Business Day.

(c)        The failure or delay by Purchaser, on any one or more occasions, to exercise its rights under this Article 4 shall not change or alter the terms and conditions of this Agreement or limit or waive the right of Purchaser to do so at a later date or in any way create additional rights for any Seller.

ARTICLE 5

PAYMENTS; COLLECTION ACCOUNTS

(a)        Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in the Applicable Currency with respect to each related Purchased Asset, in immediately available funds, without deduction, set-off or counterclaim.

(b)        All payments required to be made directly to Purchaser shall be made in accordance with the wiring instructions set forth below (or such other wire instructions provided by Purchaser to Seller in writing), not later than (i) 5:00 p.m. (New York City time) for payments to be made in U.S. Dollars, (ii) 3:00 p.m. (Brussels time) for payments to be made in Euros, (iii) 3:00 p.m. (London time) for payments to be made in Pounds Sterling, or (iv) in connection with payments made in a currency other than U.S. Dollars, Euros or Pounds Sterling, at such time as provided by Purchaser to Seller in writing (or such other time set forth herein with respect to any payments to be made directly to Purchaser), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day):

(i) In connection with any such payments to be made in U.S. Dollars:

Bank Name:	Bank of New York Mellon
Address:	New York, NY
ABA Number:	021-000-018
DDA Number:	GLA 111569 BHQ
Account Name:	BBPLC LNBR Firm Cash W/H Gest USD
Reference:	Starwood Repo Warehouse
Attention:	Whole Loan Operations

(ii) In connection with any such payments to be made in Euros:

Agent Bank:	Barclays Bank PLC
Account Name:	Barclays Bank PLC
BIC:	BARCGB22
Account Number:	203253 44295577

(iii) In connection with any such payments to be made in Pounds Sterling:

Agent Bank:	Barclays Bank PLC
Account Name:	Barclays Bank PLC
BIC:	BARCGB22
Account Number:	200000 50654140

(iv)       In connection with any such payments to be made in a  currency other than U.S. Dollars, Euros or Pounds Sterling, in accordance with such wiring instructions provided by Purchaser to Seller in writing.

(c)        Concurrently with the execution and delivery of this Agreement, Sellers shall establish (i) a segregated interest bearing deposit account denominated in U.S. Dollars (the “SMF II Collection Account”) in the name of SMF II Seller for the benefit of Purchaser at Account Bank and (y) a segregated interest bearing deposit account denominated in U.S. Dollars (the “Sub-22 Collection Account”) in the name of Sub-22-A Seller for the benefit of Purchaser at Account Bank.  In addition, with respect to the initial Transaction entered into by Purchaser with respect to a Foreign Purchased Asset and any Applicable Currency, Sellers shall establish a segregated interest bearing deposit account denominated in the Applicable Currency (each, a “Foreign Purchased Asset Collection Account” and, together with the SMF II Collection Account and the Sub-22 Collection Account, the “Collection Accounts”), in the name of the applicable Seller for the benefit of Purchaser at Account Bank.  Each Collection Account shall be subject to the Account Control Agreement in favor of Purchaser.

(d)        Each Seller shall cause all Income with respect to each Purchased Asset sold to Purchaser by such Seller to be deposited in the Collection Account maintained by such Seller (or in the case of Sub-22 Seller, the Collection Account maintained by Sub-22-A Seller) and denominated in the Applicable Currency of such Purchased Asset.  In furtherance of the foregoing, each Seller shall cause Servicer to remit to the applicable Collection Account all Income received in respect of the applicable Purchased Assets at least one (1) Business Day prior to the Remittance Date.  If any Seller Party or any Affiliate thereof shall receive any Income with respect to a Purchased Asset other than by remittance from a Collection Account in accordance with the following sentence, such party shall (and Sellers shall cause such party to), as soon as reasonably possible, remit such amounts directly into the applicable Collection Account.  Amounts in the Collection Accounts shall be remitted by Account Bank in accordance with the provisions of Articles 5(e) and 5(f).

(e)        So long as no Event of Default shall have occurred and be continuing, the applicable Account Bank shall, on each Business Day, remit all amounts in any Collection Account at such Account Bank to the related Seller.  Notwithstanding the foregoing, to the extent Income is received on account of a Principal Payment with respect to any Purchased Asset, the applicable Seller shall pay (and the applicable Seller shall direct Account Bank to remit such amount from the respective Collection Account) to Purchaser:

(i)         during the Revolving Period, for application in reduction of the outstanding Purchase Price of such Purchased Asset:

(A)       first, to the extent there exists any Margin Deficit with respect to such Purchased Asset after application of such Principal Payment to reduce the outstanding principal balance of such Purchased Asset,  an amount sufficient to satisfy such Margin Deficit in full;

(B)       second, an amount equal to the product of (x) any remaining Principal Payment on account of such Purchased Asset after application thereof pursuant to clause (A) above multiplied by (y) the Effective Purchase Price Percentage for such Purchased Asset; and

(C)       third, any remaining portion of such Principal Payment with respect to such Purchased Asset in the Collection Account shall be remitted to the applicable Seller; or

(ii)       during the Amortization Period, (A) the entire amount that was applied to reduce the outstanding principal balance of such Purchased Asset until the Repurchase Price thereof is paid in full and any additional amounts in excess of such Repurchase Price required to be paid pursuant to Section 2(c) of the Fee Letter have been paid in full and (B) any remaining portion of such Principal Payment with respect to such Purchased Asset in the Collection Account shall be remitted to the applicable Seller.

Subject to Article 31(d),  provided that no Margin Deficit or Event of Default shall have occurred and be continuing, Purchaser shall use commercially reasonable efforts to cause any amounts received by Purchaser from the applicable Seller or Account Bank in connection with the prepayment, repayment or sale of any Purchased Asset in excess of the amounts required to be paid in accordance with the preceding sentence to be remitted to such Seller on the next Business Day after receipt by Purchaser.

(f)        Upon receipt of notice from Purchaser that an Event of Default shall have occurred and be continuing, and so long as Purchaser has not withdrawn such notice, Account Bank shall cease remitting funds to, or at the direction of any Seller pursuant to Article 5(e) and shall instead remit, on each Business Day beginning on the Business Day after receipt of such notice from Purchaser, all amounts on deposit in the respective Collection Accounts as of the prior Business Day to Purchaser for application to the Repurchase Obligations in such order of priority as Purchaser shall determine in its sole and absolute discretion, provided, that the excess, if any, of such deposits over the amount of the Repurchase Obligations shall be remitted to Sellers.  For the avoidance of doubt, Purchaser shall be entitled to convert monies in the Collection Accounts from one Applicable Currency to another Applicable Currency (or direct any Account Bank to do so) in connection with such applications.

(g)        On each Remittance Date, Seller shall pay to Purchaser in the Applicable Currency for each Transaction all accrued and unpaid (i) Purchase Price Differential with respect to such Remittance Date and such Transaction, unless previously paid pursuant to Article 5(f) and (ii) all Pre-Purchase Legal/Due Diligence Review Fees earned during the preceding calendar month and not previously paid.  Purchaser shall send to Sellers a monthly statement setting forth the accrued and unpaid Purchase Price Differential at least three (3) Business Days prior to each Remittance Date.

ARTICLE 6

REQUIREMENTS OF LAW; ALTERNATIVE RATE; TAXES

(a)        Requirements of Law.  (i) Notwithstanding any other provision herein, if the adoption of or change in any Requirement of Law or in the interpretation or application thereof, in each case, after the date hereof, shall make it unlawful for Purchaser to (i) enter into Transactions, then any commitment of Purchaser hereunder to enter into any Transaction shall forthwith be canceled, (ii) maintain or continue any Transaction, then a Repurchase Date for such Transaction shall occur on the next Remittance Date or on such earlier date as may be required by law or (iii) accrue Purchase Price Differential based on any then-utilized Applicable Index, then each Transaction then outstanding that accrues Purchase Price Differential based on such Applicable Index shall be converted automatically either to (A) if an Alternative Rate has then been adopted by Purchaser as an alternative to such Applicable Index for all of its similarly situated customers under similar repurchase and credit facilities covered by the same group within Purchaser, an Alternative Rate Transaction that accrues Purchase Price Differential based on such Alternative Rate, or (B) if such Alternative Rate has not then been adopted by Purchaser for all of its similarly situated customers under similar repurchase and credit facilities covered by the same group within Purchaser, a Federal Funds Rate Transaction on the next Pricing Rate Determination Date or within such earlier period as may be required by law.  If any such termination or conversion of the Transaction occurs on a day that is not the last day of the then-current Pricing Rate Period, such Seller shall pay to Purchaser any applicable Breakage Costs in connection with any such conversion of a Transaction.

(ii)       If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Purchaser with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Purchaser or any Transaction made subsequent to the date hereof:

(A)       shall subject Purchaser to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to the Transaction Documents, any Purchased Asset or any Transaction;

(B)       shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Purchaser that is not otherwise included in the determination of the Applicable Index hereunder; or

(C)       shall impose on Purchaser any other condition;

and the result of any of the foregoing is to increase the cost to Purchaser, by an amount that Purchaser deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, (x) in the case of clause (A), within ten (10) Business Days after Seller receives written demand therefor, together with a certificate that reasonably shows Purchaser’s calculation thereof, Seller shall pay to Purchaser such additional amount or amounts as will compensate Purchaser for such additional costs incurred or reduction suffered, and (y) in the case of clauses (B) and (C), Sellers shall promptly pay Purchaser, upon its demand, any additional amounts necessary to compensate Purchaser for such increased cost or reduced amount receivable in such currency as Purchaser may specify,  provided,  however,  that if Sellers pay any additional amounts pursuant to this Article 6(a)(ii) in respect of Taxes and, if Purchaser determines, in its sole discretion exercised in good faith, that it has received a refund of such amounts, Purchaser shall pay the amount of such refund (but only to the extent of payments made under this Article 6(a)(ii) with respect to the Taxes giving rise to such refund) net of all out-of-pocket expenses (including Taxes) of Purchaser and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided,  further,  however, that the foregoing proviso shall not be construed to require Purchaser to disclose its Tax returns to Sellers).  Sellers, upon the request of Purchaser, shall repay the amount of any such refund paid to any Seller pursuant to the previous sentence (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority, other than any penalties, interest, or other charges that are imposed by the relevant Governmental Authority solely as a result of Purchaser’s gross negligence or willful misconduct in connection with such refund following Purchaser’s initial receipt of such refund) in the event that Purchaser is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Article 6(a)(ii), in no event shall Purchaser be required to pay any amount to any Seller pursuant to this Article 6(a)(ii) the payment of which would place Purchaser in a less favorable net after-tax position than Purchaser would have been in if the additional amounts giving rise to such refund had never been paid.  Purchaser’s notification as to the calculation of any additional amounts payable pursuant to clauses

(B) and (C) shall be submitted by Purchaser to Sellers  and shall be prima facie evidence of such additional amounts.  Notwithstanding anything to the contrary contained herein, Purchaser shall not exercise its rights to seek additional amounts under this Article 6(a)(ii) unless Purchaser is requiring payments of such additional amounts by all of its similarly situated customers it is entitled to make such claims against under all similar repurchase and credit facilities covered by the same group within Purchaser.  This covenant shall survive the termination of this Agreement and the repurchase by Sellers of any or all of the Purchased Assets.  Failure or delay on the part of Purchaser to demand compensation pursuant to this Article 6(a)(ii) shall not constitute a waiver of Purchaser’s right to demand such compensation; provided that Sellers shall not be required to compensate Purchaser pursuant to this Article 6(c) for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Purchaser notifies the Sellers of the change in Requirement of Law giving rise to such increased costs or reductions, and of such Purchaser’s intention to claim compensation therefor (except that, if the change in Requirement of Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

(iii)      If Purchaser shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Purchaser or any corporation controlling Purchaser with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Purchaser’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Purchaser or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Purchaser’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Purchaser, in the exercise of its reasonable business judgment, to be material, then from time to time, after submission by Purchaser to Sellers of a written request therefor, Sellers shall pay to Purchaser such additional amount or amounts as will compensate Purchaser for such reduction (other than any taxes).  Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Sellers and shall be prima facie evidence of such additional amounts.  Notwithstanding anything to the contrary contained herein, Purchaser shall not exercise its rights to seek additional amounts under this Article 6(a)(iii) unless Purchaser is requiring payments of such additional amounts by all of its similarly situated customers it is entitled to make such claims against under all similar repurchase and credit facilities covered by the same group within Purchaser.  This covenant shall survive the termination of this Agreement and the repurchase by Sellers of any or all of the Purchased Assets.

(iv)       If Purchaser (including, for purposes of this Article 6(a)(iv), any successor or Transferee) requests compensation in respect of taxes under Article 6(a)(ii) or Article 6(c) or if any Seller is required to pay any additional amount to Purchaser or any Governmental Authority for the account of Purchaser pursuant to Article 6(a)(ii) or Article 6(c), then Purchaser, if requested by any Seller, shall, to the extent it is able to do so, use reasonable efforts to designate a different office of Purchaser for funding or booking Transactions or to assign its rights and obligations under this Agreement to another of its offices, branches or affiliates, if, in the judgment of Purchaser, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Article 6(a)(ii) or Article 6(c), as the case may be, in the future and (ii) would not subject Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to Purchaser.  Sellers hereby agree to pay all reasonable costs and expenses incurred by Purchaser in connection with any such designation or assignment.

(b)        Alternative Rate.  If on or prior to the Pricing Rate Determination Date for any Pricing Rate Period with respect to any Transaction, Purchaser shall have determined in the exercise of its sole and absolute business judgment (which determination shall be conclusive and binding upon such Seller absent manifest error) that (i) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the then-utilized Applicable Index for such Pricing Rate Period and such Transaction, (ii) the then-utilized Applicable Index for such Transaction is likely to, or has, become unavailable or become an inappropriate index for the calculation of floating rates on loans or (iii) the then-utilized Applicable Index for such Transaction is no longer the industry standard floating rate index, Purchaser shall give notice thereof to such Seller as soon as practicable thereafter.  Such notice, if given, shall set forth the affected Transactions, the floating rate index selected by Purchaser that Purchaser intends to use as an alternative to such Applicable Index (the “Alternative Rate”).  If such notice is given and as of the date of such notice, an Alternative Rate has been adopted by Purchaser as an alternative to such Applicable Index for all of its similarly situated customers under similar repurchase and credit facilities covered by the same group within Purchaser, each affected Transaction shall be converted automatically to an Alternative Rate Transaction that accrues Purchase Price Differential based on the Alternative Rate set forth in such notice.  If such notice is given and as of the date of such notice, an Alternative Rate has not yet been adopted by Purchaser as an alternative to such Applicable Index for all of its similarly situated customers under similar repurchase and credit facilities covered by the same group within Purchaser, each affected Transaction shall be converted automatically to a Federal Funds Rate Transaction.  Notwithstanding anything to the contrary contained herein, Purchaser shall not exercise its rights under this Article 6(b) to convert Transactions from the then-utilized Applicable Index to an Alternative Rate or the Federal Funds Rate unless Purchaser is converting the interest rate payable by all of its similarly situated customers it is entitled to make such claims against under similar repurchase and credit facilities covered by the same group within Purchaser to accrue Purchase Price Differential based on such Alternative Rate or the Federal Funds Rate, as applicable.  This covenant shall survive the termination of this Agreement and the repurchase by Sellers of any or all of the Purchased Assets.

(c)        Taxes.

(i)         Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Sellers under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an

Indemnified Tax, then the sum payable by the applicable Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 6(c)) Purchaser receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(ii)       Payment of Other Taxes by Sellers.  The Sellers shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(iii)      Indemnification by Sellers.  The Sellers shall indemnify Purchaser, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Article 6(c)) payable or paid by Purchaser or required to be withheld or deducted from a payment to Purchaser and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Sellers by Purchaser shall be conclusive absent manifest error.

(iv)       Evidence of Payments.  As soon as practicable after any payment of Taxes by any of the Sellers to a Governmental Authority pursuant to this Article 6(c), such Seller shall deliver to Purchaser the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Purchaser.

(v)        Status of Purchasers.  Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Sellers, at the time or times reasonably requested by the Sellers, such properly completed and executed documentation reasonably requested by the Sellers as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Purchaser, if reasonably requested by the Sellers, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Sellers as will enable the Sellers to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A),  (B) and (D) of this Article 6(c)(v)) shall not be required if in Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.  Without limiting the generality of the foregoing:

(A)       any Purchaser that is a U.S. Person shall deliver to the Sellers on or about the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Sellers), executed copies of IRS Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding tax;

(B)       any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to the Sellers (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Sellers), whichever of the following is applicable:

(1)        in the case of a Foreign Purchaser claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)        executed copies of IRS Form W-8ECI;

(3)        in the case of a Foreign Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit XIV-A to the effect that such Foreign Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of any of the Sellers within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to any of the Sellers as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W‑8BEN-E; or

(4)        to the extent a Foreign Purchaser is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W‑8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit XIV-B or Exhibit XIV-C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Purchaser is a partnership and one or more direct or indirect partners of such Foreign Purchaser are claiming the portfolio interest exemption, such Foreign Purchaser may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit XIV-D on behalf of each such direct and indirect partner;

(C)       any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to the Sellers (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Sellers), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Sellers to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Purchaser under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Purchaser shall deliver to the Sellers at the time or times prescribed by law and at such time or times reasonably requested by the Sellers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Sellers as may be necessary for the Sellers to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount, if any,  to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Sellers and the Administrative Agent in writing of its legal inability to do so.  For purposes of this Article 6(c)(v), the term “Purchaser” shall include any Transferee.

(vi)       Treatment of Certain Refunds.  If Purchaser determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article 6(c) (including by the payment of additional amounts pursuant to this Article 6(c)), it shall pay to the Sellers an amount equal to such refund (but only to the extent of indemnity payments made under this Article 6(c) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Purchaser and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Sellers, upon the request of Purchaser, shall repay to Purchaser the amount paid over pursuant to this paragraph (vi) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority other than any penalties, interest, or other charges that are imposed by the relevant Governmental Authority solely as a result of Purchaser’s gross negligence or willful misconduct in connection with such refund following Purchaser’s initial receipt of such refund) in the event that Purchaser is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (vi), in no event will Purchaser be required to pay any amount to Sellers pursuant to this paragraph (vi) the payment of which would place Purchaser in a less favorable net after-Tax position than Purchaser would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require Purchaser to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Sellers or any other Person.

(vii)     Survival.  Each party’s obligations under this Article 6(c)  shall survive any assignment of rights by, or the replacement of, a Purchaser and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(d)        Taxes and Foreign Purchased Assets.

(i)         Purchaser, on the one hand, and each of the Sellers, on the other hand, each confirms that it will take all steps (including without limitation the completion of procedural formalities) reasonably required by the other such that payments by the obligors in respect of the Foreign Purchased Assets can be made without deduction or withholding for or on account of tax so far as legally permissible.

(ii)       Purchaser (and each of its designees) and each of the Sellers confirms that it is entitled to full exemption from tax imposed by the United Kingdom on interest under the terms of the double taxation agreement between the United Kingdom and the United States of America.

(iii)      Purchaser agrees that, so long as no Event of Default has occurred and is continuing, (A) Purchaser shall notify Sellers and Guarantor at least ten (10) days prior to effecting any assignment or transfer pursuant to Article 19 if, at such time, any Foreign Purchased Asset is subject to an outstanding Transaction, and provide information regarding such assignment or transfer (including specific information regarding the assignee or transferee of Purchaser) as reasonably requested by Sellers or Guarantor in order for Sellers or Guarantor to determine whether such assignment or transfer would result in any increased deduction or withholding for or on account of tax from amounts payable by any obligor in respect of any Foreign Purchased Asset, and (B) in the event that a Seller or Guarantor determines (in its reasonable discretion) that such an increase in deduction or withholding would result from such assignment or transfer, then the applicable Seller, at its option, shall have the right to repurchase the relevant Foreign Purchased Asset in accordance with the provisions of Article 3(d)  (provided that, notice to Purchaser may be given on the Business Day before the repurchase), without payment of any Exit Fee.

ARTICLE 7

SECURITY INTEREST

(a)        Except as provided in Article 22(g) (for U.S. federal, state and local tax purposes), Purchaser and Sellers intend that the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to the applicable Seller secured by the Purchased Assets.  However, in order to preserve Purchaser’s rights under the Transaction Documents, in the event that a court or other forum re-characterizes the Transactions hereunder as other than sales, and as security for the performance by any Seller of all of such Seller’s obligations to Purchaser under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Purchaser, each Seller hereby assigns, pledges and grants a security interest, subject to the terms and conditions of this Agreement, in all of its right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, subject to the terms and conditions of this Agreement, to Purchaser to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by it to Purchaser hereunder, including, without limitation, amounts owing pursuant to Article 26, and under the other Transaction Documents (collectively, the “Repurchase Obligations”).  Without limiting the generality of the foregoing, each Seller hereby pledges, assigns and grants to Purchaser as further security for such Seller’s obligations to Purchaser hereunder, a continuing first priority security interest in and Lien upon all of its right, title and interest in, to and under any Mezzanine Loan related to a Purchased Asset, if any, as additional security and as a credit enhancement for payment and performance of the Repurchase Obligations with respect to the related Purchased Asset hereunder, and Purchaser shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto.  Each Seller agrees to mark its books and records to evidence the interests granted to Purchaser hereunder.  For purposes of this Agreement, “Collateral” shall mean:

(i)        the Collection Accounts and the Servicer Account and all monies from time to time on deposit in the Collection Accounts and the Servicer Account and any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing;

(ii)       the Purchased Items; and

(iii)      all Mezzanine Loans and Mezzanine Loan Documents related to Purchased Assets.

(b)        With respect to any Foreign Purchased Asset, if reasonably required by Purchaser in order to create and/or perfect its security in the relevant jurisdiction, the relevant Seller shall enter into a Foreign Asset Security Agreement in such form as Purchaser may reasonably require in order to give effect to Article 7(a) in the relevant jurisdiction(s) applicable to such Foreign Purchased Asset as a condition precedent to the acquisition of such Foreign Purchased Asset.

(c)        Purchaser’s security interest in the Collateral shall terminate only upon satisfaction of the Repurchase Obligations.  Upon such satisfaction and upon request by the applicable Seller, Purchaser shall, at such Seller’s sole expense, deliver to such Seller such UCC termination statements (and, with respect to Foreign Purchased Assets, the equivalent under the applicable Requirements of Law in the relevant non-U.S. jurisdiction, if applicable) and other release documents as may be commercially reasonable and return the Purchased Assets to such Seller and reconvey the Purchased Items to such Seller and release its security interest in the Collateral, such release to be effective automatically without further action by any party.  For purposes of the grant of the security interest pursuant to this Article 7, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”).  Purchaser shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York.  In furtherance of the foregoing, (i) Purchaser, at the applicable Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (and, with respect to Foreign Purchased Assets, the equivalent under the applicable Requirements of Law in the relevant non-U.S. jurisdiction, if applicable) (collectively, the “Filings”), and shall forward copies of such Filings to such Seller upon completion thereof, and (ii) such Seller shall from time to time take such further actions as may be requested by Purchaser to maintain and continue the perfection and priority of the security interest granted hereby and by any Foreign Asset Security Agreement (including marking its records and files to evidence the interests granted to Purchaser hereunder).  Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to such Seller.

(d)        Each Seller acknowledges that it has no rights to service the Purchased Assets except as provided in Article 28 hereof.  Without limiting the generality of the foregoing and the grant of a security interest in Article 7(a), and in the event that such Seller is deemed by a court, other forum or otherwise to retain any residual Servicing Rights (notwithstanding that such Servicing Rights are Purchased Items hereunder), and for the avoidance of doubt, Seller hereby acknowledges and agrees that the Servicing Rights constitute Collateral hereunder for all purposes.  The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of the Bankruptcy Code.

(e)        Each Seller agrees, to the extent permitted by applicable law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Asset or Mortgaged Property may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that Purchaser or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets as an entirety or in such parcels as Purchaser or such court may determine.

ARTICLE 8

TRANSFER AND CUSTODY

(a)        Except as provided in Article 22(g) (for U.S. federal, state and local income tax purposes), on the Purchase Date for each Transaction, ownership of the related Purchased Asset and other Purchased Items shall be transferred to Purchaser against the simultaneous transfer of the Purchase Price for such Purchased Asset in immediately available funds (in the Applicable Currency of the relevant Purchased Asset) to an account of Seller specified in the Confirmation relating to such Transaction.

(b)        The applicable Seller shall deposit the Asset Files representing the Purchased Assets, or direct that the Asset Files be deposited directly (including with respect to any Wet Purchased Asset, by the related Settlement Agent), with the applicable Custodian in accordance with the applicable Custodial Agreement.  The Asset Files shall be maintained in accordance with the applicable Custodial Agreement.  If an  Asset File is not delivered to Purchaser or its designee (including the applicable Custodian or a Settlement Agent), such Asset File shall be held in trust by the applicable Seller or its designee for the benefit of Purchaser as the owner thereof.  The applicable Seller or its designee shall maintain a copy of the Asset File and the originals of the Asset File not delivered to Purchaser or its designee (including the applicable Custodian or a Settlement Agent).  The possession of the Asset File by the applicable Seller or its designee is at the will of Purchaser for the sole purpose of servicing the related Purchased Asset, and such possession by applicable Seller or its designee is in a custodial capacity only.  The books and records (including, without limitation, any computer records or tapes) of the applicable Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Purchaser.  Each Seller or its designee (including the applicable Custodian or a Settlement Agent) shall release its custody of the Asset File only in accordance with a written request acknowledged in writing by Purchaser and otherwise in accordance with the applicable Custodial Agreement or the related Bailee Letter, as applicable.

(c)        From time to time, each Seller shall forward to the applicable Custodian, with copy to Purchaser, additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents (which shall be clearly marked as to which Asset File such documents relate), such Custodian will be required to hold such other documents in the related Asset File in accordance with the applicable Custodial Agreement.

ARTICLE 9

SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a)        Except as provided in Article 22(g) (for U.S. federal, state and local income tax purposes), title to each Purchased Asset shall pass to Purchaser on the related Purchase Date, and Purchaser shall have free and unrestricted use of each Purchased Asset, subject, however, to the terms of this Agreement.  Nothing in this Agreement or any other Transaction Document shall preclude Purchaser from engaging in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating or rehypothecating the Purchased Assets, all on terms that Purchaser may determine in its sole discretion, but no such transaction shall relieve Purchaser of its obligations to transfer the same Purchased Assets to the applicable Seller pursuant to Article 3 or of Purchaser’s obligation to credit or pay Income to, or apply Income to the obligations of, each Seller pursuant to Article 5 or otherwise affect the rights, obligations and remedies of any party to this Agreement, including, without limitation, each Seller’s rights under Article 3(d).  Notwithstanding the foregoing, so long as no Event of Default exists at such time,  unless any Seller otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not enter into repurchase transactions or otherwise sell, transfer, pledge, repledge, hypothecate or rehypothecate any Purchased Assets to any Person that is a Prohibited Transferee and not an Eligible Assignee.

(b)        Nothing contained in this Agreement or any other Transaction Document shall obligate Purchaser to segregate any Purchased Asset delivered to Purchaser by any Seller.  Except to the extent expressly set forth in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of any Seller or any Affiliate of any Seller.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

(a)        Each of the Sellers and Purchaser represents and warrants (as to itself) to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal, (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any Governmental Authority required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any Requirement of Law applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected.  On each Purchase Date, Purchaser and each Seller shall each be deemed to repeat all the foregoing representations made by it.

(b)        In addition to the representations and warranties in subsection (a) above, each Seller represents and warrants to Purchaser as of the date of this Agreement and will be deemed to represent and warrant to Purchaser as of the Purchase Date for the purchase of any Purchased Assets by Purchaser from any Seller and any Transaction thereunder and covenants that at all times while this Agreement and any Transaction thereunder is in effect, unless otherwise stated herein:

(i)         Organization.  Each Seller is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of such Seller’s incorporation or organization, as the case may be, and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of such Seller’s business, except where failure to so qualify could not be reasonably likely to have a Material Adverse Effect.  Each Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)       Due Execution; Enforceability.  The Transaction Documents to which it is a party have been or will be duly executed and delivered by each Seller, for good and valuable consideration.  Once executed by each applicable counterparty, the Transaction Documents constitute the legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)      Ability to Perform.  No Seller believes, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Transaction Documents applicable to it to which it is a party.

(iv)       Non-Contravention.  Neither the execution and delivery of the Transaction Documents, nor consummation by any Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by such Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (A) the organizational documents of such Seller, (B) any contractual obligation to which such Seller is now a party or the rights under which have been assigned to such Seller or the obligations under which have been assumed by such Seller or to which the assets of such Seller is subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of such Seller, other than pursuant to the Transaction Documents, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to such Seller, or (D)  in any material respect, any applicable Requirement of Law, in the case of clauses (B) or (C) above, to the extent that such conflict or breach would have a Material Adverse Effect.

(v)        Litigation; Requirements of Law.  As of the Closing Date and as of the Purchase Date for any Transaction hereunder, except as may be disclosed in writing by Seller to Purchaser prior to such date, there is no action, suit, proceeding, investigation, or arbitration pending or, to any Seller’s Knowledge, threatened against any Seller Party or any of their respective Affiliates or assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or, to any Seller’s Knowledge, threatened against any Seller Party or any of their respective Affiliates that may result in any Material Adverse Effect.  Each Seller is in compliance in all material respects with all Requirements of Law.  No Seller Party or any of its Affiliates is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority that may result in any Material Adverse Effect or would constitute a Default or an Event of Default.

(vi)       No Broker.  No Seller has dealt with any broker, investment banker, agent, or other Person (other than Purchaser or an Affiliate of Purchaser) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(vii)     Good Title to Purchased Assets.  Immediately prior to the purchase of any Purchased Assets and other Purchased Items by Purchaser from any Seller, such Purchased Assets and other Purchased Items are free and clear of any Lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC), and each Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Assets and other Purchased Items to Purchaser and, upon transfer of such Purchased Assets and other Purchased Items to Purchaser, Purchaser shall be the owner of such Purchased Assets and other Purchased Items free of any adverse claim.  In the event the related Transaction is recharacterized as a secured financing of the Purchased Assets and other Purchased

Items, the provisions of this Agreement (together, with respect to any Foreign Purchased Asset, with the relevant Foreign Asset Security Agreement) are effective to create in favor of Purchaser a valid “security interest” (as defined in Section 1-201(b)(35) of the UCC) in all rights, title and interest of the applicable Seller in, to and under the Collateral and Purchaser shall have a valid, perfected first priority security interest in the Collateral (and without limitation on the foregoing, Purchaser, as entitlement holder, shall have a “security entitlement” to the Collateral).

(viii)    No Decline in Market Value; No Defaults.  To each Seller’s Knowledge, except as may be disclosed in writing by Seller to Purchaser prior to any Purchase Date, there are no facts or circumstances that are reasonably likely to cause or have caused the Market Value of any Purchased Asset to decline in any material respect.  As of the date of this Agreement and as of each Purchase Date, to Seller’s Knowledge, no Default has occurred and is continuing which has not been disclosed to Purchaser in writing.  At all times while this Agreement and any Transaction thereunder is in effect, no Event of Default has occurred and is continuing which has not been disclosed to Purchaser in writing within any applicable notice period provided herein.

(ix)       Authorized Representatives.  The duly authorized representatives of each Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit II attached to this Agreement.

(x)        Representations and Warranties Regarding Purchased Assets; Delivery of Asset File.

(A)       As of the date hereof, no Seller has assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset or other Purchased Items to any other Person, and immediately prior to the sale of such Purchased Asset and other Purchased Items to Purchaser, the applicable Seller was the sole owner of such Purchased Asset and other Purchased Items and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to Purchaser hereunder.

(B)       The provisions of the Transaction Documents are effective to either constitute a sale of Purchased Items to Purchaser or to create in favor of Purchaser a legal, valid and enforceable security interest in each applicable jurisdiction in all right, title and interest of the applicable Seller in, to and under the Collateral.

(C)       Upon receipt by the applicable Custodian of each Promissory Note or Participation Certificate, endorsed in blank by a duly authorized officer of the applicable Seller, and the payment to the applicable Seller by Purchaser of the related Purchase Price therefor, either a purchase shall have been completed by Purchaser of such Promissory Note or Participation Certificate, or Purchaser shall have a valid and fully perfected first priority security interest in all right, title and interest of such Seller in the Purchased Items described therein.

(D)       Each of the representations and warranties made in respect of each Purchased Asset pursuant to (x) in the case of a U.S. Purchased Asset, Exhibit V-A, (y) in the case of an English Purchased Asset, Exhibit V-B or (z) in the case of any other Foreign Purchased Asset, a schedule to the related Confirmation, are true, complete and correct in all material respects except to the extent disclosed in a Requested Exceptions Report.

(E)       Upon the filing of the UCC Financing Statements in the applicable UCC Filing Jurisdiction, Purchaser shall have a legal, valid, enforceable and fully perfected first priority security interest in that portion of the Collateral in which a security interest can be perfected under the UCC by the filing of financing statements.

(F)       Upon execution and delivery of any Account Control Agreement relating to a Collection Account, Purchaser shall either be the owner of, or have a valid and fully perfected first priority security interest in such Collection Account and all funds at any time credited thereto.  In relation to any Collection Account situated in any jurisdiction outside the United States (if any), such Collection Account shall be subject to a first ranking fixed charge.

(xi)       Adequate Capitalization; No Fraudulent Transfer.  Each Seller has, as of such Purchase Date, adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations.  Each Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.

(xii)     Governmental Approvals.  Except in all situations where such failure would not have a Material Adverse Effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority or any third party is required to authorize, or is required in connection with, (i) the execution, delivery and performance by any Seller of any Transaction Document to which such Seller is or will be a party, (ii) the legality, validity, binding effect or enforceability of any such Transaction Document against such Seller or (iii) the consummation of the transactions contemplated by this Agreement (other than the filing of certain financing statements in respect of certain security interests).  Each Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, originate, own and sell the Purchased Assets and other Purchased Items.

(xiii)    Organizational Documents.  On and as of the Closing Date, each Seller has delivered to Purchaser certified copies of its organization documents, together with all amendments thereto, if any.

(xiv)     No Encumbrances.  There are (A) no outstanding rights, options, warrants or agreements on the part of each Seller for a purchase, sale or issuance, in connection with the Purchased Assets, (B) no agreements on the part of any Seller to issue, sell or distribute the Purchased Assets, and (C) no obligations on the part of any Seller

(contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, in each case, except as contemplated by the Transaction Documents.

(xv)      Federal Regulations.  No Seller is required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended.  No Seller is a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 2005, as amended.

(xvi)     Taxes.  Each Seller has filed or caused to be filed all material tax returns or extensions thereto that, to such Seller’s Knowledge, would be delinquent if they had not been filed on or before the date hereof (taking into account any extensions) and has paid all material taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property (in each case taking into account any extensions) except (a) for any such taxes as are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP; or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; to each Seller’s Knowledge, no material tax liens have been filed against any of such Seller’s assets, except for such tax liens as are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP.

(xvii)   ERISA.  Neither any Seller nor any ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Internal Revenue Code, (B) no material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, exists with respect to any Plan and no Lien in favor of the PBGC or a Plan exists on the assets of Seller or any ERISA Affiliate, and no filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan has been made, (C) no Reportable Event (as referenced in Section 4043 of ERISA) has occurred (other than an event for which the 30-day notice period is waived) with respect to, or proceedings has been commenced to have a trustee appointed, and no trustee has been appointed, to administer or to terminate, any Plan, (D) no Plan has been terminated for purposes of Title IV of ERISA, neither Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has received from the Pension Benefit Guaranty Corporation (“PBGC”) or a plan administrator any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (E) neither the Seller, any of its Subsidiaries nor any of their respective ERISA Affiliates has otherwise incurred any liability under Title IV of ERISA with respect to the termination of any Plan, (F) neither any Seller nor any ERISA Affiliate has incurred any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan and neither the Seller, nor any of its Subsidiaries or any of their respective ERISA Affiliates has received, and no Multiemployer Plan has received  from the Seller, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (G) there has been no failure to make any required contribution to a Multiemployer Plan or failure to make by its due date any required contribution to any Plan, (H) with respect to any Plan that is intended to qualify under Section 401(a) of the Code, there has been no notification by the Internal Revenue Service of its intent to disqualify such Plan, (I) there has been no incurrence, with respect to any “employee benefit plan” as defined in Section 3(3) of ERISA that is sponsored, or maintained or contributed to by the Seller or any of its Subsidiaries or with respect to which the Seller or any of its Subsidiaries has any liability, of any material liability for post-retirement health or welfare benefits, except as may be required by 4980B of the Code or similar laws, (J) there has been no determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA) and (K) there has been no imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Plan.

(xviii)  Judgments/Bankruptcy.  Except as disclosed in writing to Purchaser prior to any Purchase Date or in accordance with Article 12(a)(iv), there are no judgments against any Seller unsatisfied of record or docketed in any court located in the United States of America or in any other relevant jurisdiction and no Act of Insolvency has ever occurred with respect to any Seller.

(xix)     Solvency.  Neither the Transaction Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any Seller’s creditors.  The transfer of the Purchased Assets subject hereto and the obligation to repurchase such Purchased Assets is not undertaken with the intent to hinder, delay or defraud any Seller’s creditors.  As of each Purchase Date, the applicable Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Purchased Assets pursuant hereto and the obligation to repurchase such Purchased Asset (i) will not cause the liabilities of any Seller to exceed the assets of such Seller, (ii) will not result in any Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond any Seller’s ability to pay as the same mature.  Each Seller received reasonably equivalent value in exchange for the transfer and sale of each Purchased Asset by it and the related Purchased Items subject hereto to Purchaser.  No petition in bankruptcy has been filed against any Seller in the last ten (10) years, and no Seller has in the last ten (10) years made an assignment for the benefit of creditors or taken advantage of any debtors relief laws.  Each Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(xx)      Use of Proceeds; Margin Regulations.  All proceeds of each Transaction shall be used by the applicable Seller for purposes permitted under such Seller’s governing documents, provided that no part of the proceeds of any Transaction will be used by any Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  Neither the entering into of any

Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(xxi)     Full and Accurate Disclosure.  No information contained in the Transaction Documents, or any written statement furnished by or on behalf of any Seller Party pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made, provided that, with respect to financial projections, forecasts, budgets and other forward looking information, each Seller represents only that such information was prepared in good faith based on assumptions believed by such Seller to be reasonable at the time made and at the time such materials were so furnished.

(xxii)   Financial Information.  All financial data concerning the Seller Parties, the Purchased Assets and the other Purchased Items that has been delivered by or on behalf of any Seller Party to Purchaser is true, complete and correct in all material respects on the date of the delivery thereof to Purchaser.  All financial data concerning the Seller Parties has been prepared fairly in accordance with GAAP (to the extent applicable).  Since the delivery of such data, except as otherwise disclosed in writing to Purchaser, there has been no change in the financial position of any Seller Party,   or to Seller’s Knowledge, the Purchased Assets and the other Purchased Items, which change is reasonably likely to result in a Material Adverse Effect.

(xxiii)  [Reserved].

(xxiv)   [Reserved].

(xxv)    No Reliance.  Each Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary.  No Seller is relying upon any advice from Purchaser as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(xxvi)   Sanctions; No Prohibited Persons.  Each Seller Party and each of their respective Affiliates is in compliance with Sanctions.  No Seller Party or any Affiliate, officer, director, partner, member or employee, of any Seller Party or of such Affiliate, is an entity or person that is, or is owned, controlled by or acting on behalf of any Person that is, a Prohibited Person.  Each Seller agrees that, from time to time upon the prior written request of Purchaser, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Purchaser may reasonably request in order to ensure compliance with the provisions hereof (including, without limitation, compliance with Sanctions); provided, however, that nothing in this Article 10(xxvi) shall be construed as requiring Purchaser to conduct any inquiry or decreasing any Seller’s responsibility for its statements, representations, warranties or covenants hereunder.

(xxvii) Environmental Matters.

(A)       No properties owned or leased by any Seller and no properties formerly owned or leased by any Seller, its predecessors, or any former Subsidiaries or predecessors thereof (the “Properties”), contain, or have previously contained, any Materials of Environmental Concern in amounts or concentrations which constitute or constituted a violation of, or reasonably could be expected to give rise to liability under, Environmental Laws;

(B)       Each Seller is in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Laws which reasonably would be expected to interfere with the continued operations of any Seller;

(C)       No Seller has received any notice of violation, alleged violation, non-compliance, liability or potential liability under any Environmental Law, nor does any Seller have Knowledge that any such notice will be received or is being threatened;

(D)       Materials of Environmental Concern have not been transported or disposed by any Seller in violation of, or in a manner or to a location which reasonably would be expected to give rise to liability under, any applicable Environmental Law, nor has any Seller generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that reasonably would be expected to give rise to liability under, any applicable Environmental Law;

(E)       No judicial proceedings or governmental or administrative action is pending, or threatened, under any Environmental Law which any Seller is a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements arising out of judicial proceedings or governmental or administrative actions, outstanding under any Environmental Law to which any Seller is a party;

(F)       There has been no release of Materials of Environmental Concern in violation of or in amounts or in a manner that reasonably would be expected to give rise to liability under any Environmental Law for which any Seller may become liable, except Materials of Environmental Concern used and managed in ordinary commercial activities in compliance with applicable laws and best practices, such as copier ink and dry-cleaning chemicals, where such usage and management does not result in harm to the environment or human health and does not result in liability for investigation or other remediation pursuant to applicable law; and

(G)       Each of the representations and warranties set forth in the preceding clauses (A) through (F) is true and correct with respect to each parcel of real property owned or operated by each Seller.

(xxviii)  Insider.  No Seller is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Purchaser, of a bank holding company of which Purchaser is a Subsidiary, or of any Subsidiary, of a bank holding company of which Purchaser is a Subsidiary, of any bank at which Purchaser maintains a correspondent account or of any lender which maintains a correspondent account with Purchaser.

(xxix)   Notice Address; Jurisdiction of Organization.  On the date of this Agreement, each Seller’s address for notices is as specified on Exhibit I, unless the applicable Seller has provided a new address to Purchaser in writing.  Each Seller’s jurisdiction of organization is Delaware.  The location where each Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its notice address, unless such Seller has provided a different address to Purchaser in writing.

(xxx)    Anti-Corruption and Anti-Money Laundering Laws.  Each Seller Party and each of their respective Affiliates has complied with, and is in compliance with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws.  No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.  No litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Anti-Corruption Laws and Anti-Money Laundering Laws have been started or threatened against any Seller Party or any Affiliate thereof.

(xxxi)   Ownership.  Each Seller is and shall remain at all times a wholly-owned direct or indirect subsidiary of Guarantor.

(xxxii) Centre of Main Interests. Each Seller warrants, represents and covenants that it has not (A) taken any action that would cause its “centre of main interests” (as such term is used in Section 3(1) of the European Council Regulation (EC) No. 1346/2000 on Insolvency Proceedings (the “Insolvency Regulation”)) to be located in the United Kingdom or Europe or (B) registered as a company in any jurisdiction other than Delaware.

ARTICLE 11

NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, no Seller shall without the prior written consent of Purchaser:

(a)        take any action that would directly or indirectly impair or adversely affect Purchaser’s title to any Purchased Asset or other Purchased Item;

(b)        transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Asset or other Purchased Item to any Person other than Purchaser, or engage in repurchase transactions or similar transactions with respect to any Purchased Asset or other Purchased Item with any Person other than Purchaser;

(c)        create, incur, assume or suffer to exist any Lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than the Liens and security interest granted by such Seller pursuant to the Transaction Documents;

(d)        create, incur, assume or suffer to exist any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) if the same would cause such Seller to violate the covenants contained in this Agreement or Guarantor to violate the financial covenants contained in the Guaranty;

(e)        engage in, seek or consent to any dissolution, winding up, Division, liquidation, consolidation, merger, sale of all or substantially all of its assets (except in the ordinary course of its business), transfer of membership interests or the like;

(f)        permit a Change of Control of such Seller;

(g)        consent or assent to any Significant Modification of any Purchased Asset Documents or other agreement or instrument relating to the Purchased Assets other than in accordance with Article 28 and the Servicing Agreement;

(h)        permit the organizational documents or organizational structure of any Seller to be amended in a manner that is adverse to the interests of Purchaser or inconsistent with the provisions of the Transaction Documents;

(i)         after the occurrence and during the continuance of a monetary Default (provided, that any Seller has Knowledge of or has received written notice of such monetary Default) or an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of such Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Seller;

(j)         acquire or maintain any right or interest in any Purchased Asset or Mortgaged Property that is senior to or pari passu with the rights and interests of Purchaser therein under this Agreement and the other Transaction Documents unless such right or interest is a Purchased

Asset hereunder (provided that, notwithstanding the foregoing, Affiliates of Seller may acquire or maintain Companion Interests with respect to Starwood Pari Passu Participations);

(k)        use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System; or

(l)         take any action that will cause its “centre of main interests” (as such term is used in the Insolvency Regulation) to be located in the United Kingdom or Europe or register as a company in any jurisdiction other than Delaware.

ARTICLE 12

AFFIRMATIVE COVENANTS OF SELLERS

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, each Seller covenants that:

(a)        Seller Notices.

(i)         Material Adverse Change.  Each Seller shall promptly (and in any event not later than two (2) Business Days after obtaining Knowledge thereof) notify Purchaser of any material adverse change in its business operations and/or financial condition of which such Seller has Knowledge; provided,  however, that nothing in this Article 12 shall relieve such Seller of its obligations under this Agreement.

(ii)       Default or Event of Default.  Each Seller shall notify Purchaser of the occurrence of any Default or Event of Default as soon as possible but in no event later than, (i) with respect to the occurrence of any Default, two (2) Business Days and, (ii) with respect to the occurrence of any Event of Default, the immediately succeeding Business Day, after obtaining Knowledge of such event.

(iii)      Purchased Asset Matters.  Each Seller shall promptly (and in any event not later than two (2) Business Days after obtaining Knowledge thereof), notify Purchaser of (A) any event of default beyond applicable grace periods under any Purchased Asset of which such Seller has Knowledge;  (B) any monetary default or, to the extent written notice thereof has been sent to the related Borrower or other obligor, other default under any Purchased Asset; or (C) any facts of which such Seller has Knowledge that have caused a Future Advance Failure with respect to any Purchased Asset to occur or the Market Value of any Purchased Asset to decline in any material respect.

(iv)       Other Defaults, Litigation and Judgments.  Each Seller shall promptly (and in any event not later than two (2) Business Days after Knowledge thereof), notify Purchaser of (A) any event of default (or similar event) on the part of any Seller Party under any Indebtedness or other contractual obligations to the extent the same is reasonably likely to have a Material Adverse Effect; or (B) the commencement of, settlement of or judgment in any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceeding involving any Seller Party which, if adversely determined, is reasonably likely to have a Material Adverse Effect.

(v)        Corporate Change.  Each Seller shall advise Purchaser in writing of the opening of any new chief executive office, or the closing of any such office, of any Seller and of any change in any Seller’s name or the places where the books and records pertaining to the Purchased Asset are held not less than fifteen (15) Business Days prior to taking any such action.

(vi)       Appraisals.  Each Seller shall promptly (and in any event not later than five (5) Business Days following receipt thereof) deliver to Purchaser copies of  any appraisal or other valuation of any Mortgaged Property securing a Purchased Asset obtained by such Seller.

(b)        Reporting and Other Information.  Sellers shall provide, or to cause to be provided, to Purchaser the following financial and reporting information:

(i)         Purchased Asset Information.  (A) No later than the 15th day of each month, copies of property level information and all other required reports, rent rolls, financial statements and certificates received by each Seller during the preceding calendar month pursuant to the Purchased Asset Documents relating to any Purchased Asset and (B) promptly upon request by Purchaser, any other information with respect to the Purchased Assets that may be in any Seller’s possession or is available to any Seller;

(ii)       Monthly Purchased Asset Reports.  No later than the 15th day of each month, a summary property performance report for each Purchased Asset in a form acceptable to Purchaser, which shall include a reconciliation in arrears of beginning balance, interest and principal paid to date and ending balances for each Purchased Asset, together with a certified written report describing (A) any developments or events known to any Seller with respect to such Purchased Asset that have occurred since the last monthly Purchased Asset report delivered hereunder that are reasonably likely to have a Material Adverse Effect on the aggregate Market Value of the Purchased Assets, (B) any and all written modifications to the Purchased Asset Documents that have occurred since the last monthly Purchased Asset report delivered hereunder, (C) loan status, collection performance and any delinquency and loss experience with respect to any Purchased Asset, (D) an updated as to the expected disposition or sale of such Purchased Assets and (E) such other information as mutually agreed by Purchaser and Sellers;

(iii)      Quarterly Reports.  Within sixty (60) days after the end of the first three quarterly fiscal periods of each fiscal year of Guarantor, the unaudited, consolidated balance sheets of Guarantor, as at the end of such period and the related unaudited, consolidated statements of income, shareholders’ equity and cash flows of Guarantor for such period and the portion of the fiscal year through the end of such period (and in each case with comparisons to applicable information in the financial statements from the same quarter of the previous year), accompanied by an officer’s certificate of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(iv)       Annual Reports.  Within one-hundred-twenty (120) days after the end of each fiscal year of Guarantor, the consolidated balance sheets of Guarantor as at the end of such fiscal year and the related consolidated statements of income, shareholders’ equity and cash flows of Guarantor for such year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year; and

(v)        Covenant Compliance Certificate.  Along with each delivery pursuant to Article 12(b)(ii),  12(b)(iii) and 12(b)(iv), a completed and executed Covenant Compliance Certificate.

(vi)       Other Documentation.  Each Seller shall provide Purchaser with copies of such documents as Purchaser may request evidencing the truthfulness of any representations and warranties of any Seller Party set forth in any Transaction Document.

(c)        Each Seller shall (1) defend the right, title and interest of Purchaser in and to the Purchased Assets and other Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Purchaser) and (2) at Purchaser’s reasonable request, take all action Purchaser deems necessary or desirable to ensure that Purchaser will have a first priority security interest in the Purchased Assets and other Collateral subject to any of the Transactions in the event such Transactions are recharacterized as secured financings (including, among other things, filing such UCC financing statements or their equivalent under the Requirements of Law in the relevant non-U.S. jurisdiction, if applicable, as Purchaser may reasonably request and serving notices of the security created under each Foreign Asset Security Agreement in such form and on such parties as Purchaser may reasonably require, if and to the extent required by Purchaser in order to perfect, secure or maintain a first priority security interest in respect of such security interests under the applicable Purchased Asset Documents).

(d)        Each Seller shall permit Purchaser and any of its agents, representatives or permitted assigns to perform due diligence reviews and inspections in accordance with Article 27.

(e)        If any Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, such Seller shall accept the same as Purchaser’s agent, hold the same in trust for Purchaser and deliver the same forthwith to Purchaser (or the applicable Custodian, as appropriate) in the exact form received, duly endorsed by such Seller to Purchaser, if required, together with an undated assignment duly executed in blank to be held by Purchaser hereunder as additional collateral security for the Transactions.  If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by any

Seller, such Seller shall, until such money or property is paid or delivered to Purchaser, hold such money or property in trust for Purchaser, segregated from other funds of such Seller, as additional collateral security for the Transactions.

(f)        At any time from time to time upon the reasonable request of Purchaser, at the sole expense of Sellers, each Seller shall promptly and duly execute and deliver such further instruments and documents and take such further actions as Purchaser may deem necessary or desirable to (i) obtain or preserve the security interest granted hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of any Seller (whether or not existing as of the Closing Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements or their equivalent under the Requirements of Law in the relevant non-U.S. jurisdiction, if applicable, as Purchaser may request).  If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Purchaser, duly endorsed in a manner satisfactory to Purchaser, to be itself held as Collateral pursuant to the Transaction Documents.

(g)        Each Seller shall make a representative available to Purchaser once every month for attendance at a telephone conference, the date of which to be mutually agreed upon by Purchaser and such Seller, regarding the status of each Purchased Asset, such Seller’s compliance with the requirements of Articles 12 and 13, and any other matters relating to the Transaction Documents or Transactions that Purchaser wishes to discuss with such Seller.

(h)        Except in all situations where such failure would not have a Material Adverse Effect, or cause a Default or Event of Default, each Seller shall and shall cause the other Seller Parties to at all times (i) comply with all material contractual obligations, (ii) comply in all respects with all laws, ordinances, rules, regulations and orders (including, without limitation, environmental laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over any Seller Party or any of its assets and each Seller Party shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business and (iii) maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by any Seller Party and, to the extent applicable, of each Seller Party’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets).

(i)         Each Seller shall and shall cause the other Seller Party to at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(j)         Each Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents.  Each Seller shall pay and discharge all taxes, levies, liens and other charges on its assets and on the

Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, other than (a) any such taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP, or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(k)        Each Seller shall maintain records with respect to the Collateral and Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Collateral and Purchased Items were held by such Seller for its own account and shall furnish Purchaser, upon reasonable request by Purchaser or its designated representative, with reasonable information obtainable by Seller with respect to the Collateral and Purchased Items and the conduct and operation of its business.

(l)         Each Seller shall continue to engage in business of the same general type as now conducted by it or otherwise as approved by Purchaser prior to the date hereof.

(m)       Each Seller shall be solely responsible for the fees and expenses of each Custodian, Account Bank and Servicer.

(n)        Each Seller shall cause  Guarantor to at all times comply with the terms and conditions of its Guaranty, including without limitation, any financial covenants contained therein.

(o)        To the extent any Future Advance is required to be made pursuant to the Purchased Asset Documents with respect to any Purchased Asset, the applicable Seller shall fund such Future Advance in accordance with such Purchased Asset Documents, regardless of whether Purchaser agrees to fund an increase in the Purchase Price or the conditions for increasing the Purchase Price under this Agreement have been satisfied with regard to such Future Advance.

ARTICLE 13

SINGLE PURPOSE ENTITY COVENANTS

Each Seller hereby covenants with Purchaser, that as of the date hereof and for so long as any of the Transaction Documents shall remain in effect:

(a)        such Seller shall own no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by this Agreement and any other Transaction Document and other assets incidental to the origination, acquisition, ownership, financing and disposition of the Purchased Assets.

(b)        such Seller shall not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates;

(c)        such Seller shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets;

(d)        such Seller shall comply with the provisions of its organizational documents;

(e)        such Seller shall do all things necessary to observe its organizational formalities and to preserve its existence;

(f)        such Seller shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such financial statements to indicate the separateness of such Seller from such Affiliate and to indicate that such Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on such Seller’s own separate balance sheet) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law), or if such Seller is a disregarded entity for federal income tax purposes, Seller’s income may be included in the federal income tax return of its regarded owner to the extent required or permitted by the applicable Requirements of Law;

(g)        such Seller shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate) (other than for tax purposes), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other;

(h)        such Seller shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent, provided that the foregoing shall not require any member, partner or shareholder of any Seller to make any additional capital contribution to such Seller;;

(i)         such Seller shall not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others, in each case except in accordance with this Agreement;

(j)         such Seller shall maintain its properties, assets and accounts separate from those of any Affiliate or any other Person;

(k)        such Seller shall not hold itself out to be responsible for the debts or obligations of any other Person;

(l)         such Seller shall not, without the prior unanimous written consent of all of its Independent Members, take any action that will result in an Act of Insolvency;

(m)       such Seller shall, at all times, have at least one (1) Independent Member;

(n)        such Seller’s organizational documents shall provide (i) that Purchaser be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Member, together with the name and contact information of the replacement Independent Member and evidence of the replacement’s satisfaction of the definition of Independent Member and (ii) that any Independent Member of such Seller shall not have any fiduciary duty to anyone including the holders of the equity interest in such Seller and any Affiliates of such Seller except such Seller and the creditors of such Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(o)        such Seller shall not enter into any transaction with an Affiliate of such Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction;

(p)        such Seller shall maintain a sufficient number of employees in light of contemplated business operations;

(q)        such Seller shall use separate stationary, invoices and checks bearing its own name, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate;

(r)        such Seller shall not pledge its assets to secure the obligations of any other Person other than Purchaser;

(s)        such Seller shall not form, acquire or hold any Subsidiary or own any equity interest in any other entity; and

(t)         such Seller shall not create, incur, assume or suffer to exist any Indebtedness, Lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than (i) obligations under the Transaction Documents, (ii) obligations under the documents evidencing the Purchased Assets, and (iii) unsecured trade payables, in an aggregate amount not to exceed $500,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided,  however, that any such trade payables incurred by such Seller shall be paid within sixty (60) days of the date incurred.

ARTICLE 14

EVENTS OF DEFAULT; REMEDIES

(a)        Each of the following events shall constitute an “Event of Default” under this Agreement:

(i)         any Seller shall fail to repurchase Purchased Assets upon the applicable Repurchase Date or shall fail to pay the applicable Repurchase Price when and as required pursuant to the Transaction Documents;

(ii)       Purchaser shall fail to receive on any Remittance Date the accrued and unpaid Purchase Price Differential,  provided,  however, no more than one (1) time during any twelve (12) month period Sellers may cure such failure within one (1) Business Day if such failure arose solely by reason of an error or omission of an administrative or operational nature and funds were available to Sellers to enable them to make such payment when due;

(iii)      any Seller shall fail to cure any Margin Deficit within the period specified in Article 4;

(iv)      any Principal Payment received by Seller or on its behalf with respect to a Purchased Assets is not applied to repay the Repurchase Price for such Purchased Asset to the extent required in accordance with Article 5(e);

(v)        any Seller shall fail to make any payment not otherwise enumerated that is owing to Purchaser that has become due, whether by acceleration or otherwise, which failure is not remedied within five  (5) Business Days after written notice from Purchaser thereof;

(vi)       an Act of Insolvency occurs with respect to any Seller Party;

(vii)     any Seller Party shall admit in writing or in a legal proceeding to any Person its inability to, or its intention not to, perform any of its respective obligations under any Transaction Document;

(viii)    the Custodial Agreement, the Account Control Agreement or any other Transaction Document shall for whatever reason be terminated (except with Purchaser’s prior written consent) or cease to be in full force and effect, or the enforceability thereof shall be contested by any Seller Party or any Affiliate thereof;

(ix)       any Seller Party shall be in default under (i) any Indebtedness of such Seller Party which default (1) involves the failure to pay a matured obligation in excess of $250,000 or the equivalent in any other currency, with respect to Seller or $25,000,000 or the equivalent in any other currency with respect to or Guarantor or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is at least $250,000 or the equivalent in any other currency, with respect to Seller or $25,000,000 or the equivalent in any other currency, with respect to Guarantor; or (ii) any other material contract to which any Seller Party is a party which default (1) involves the failure to pay a matured obligation or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is $250,000 or the equivalent in any other currency, with respect to Seller or $25,000,000 or the equivalent in any other currency, with respect to Guarantor;  provided,  however, that any such default, failure to perform or breach shall not constitute an Event of Default if the applicable Seller Party cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;

(x)        (A) any Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Internal Revenue Code, (B) any material “accumulated funding deficiency” (as defined in Section 302 of

ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of such Seller or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Purchaser, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, or (E) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Purchaser is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan; and in each case in clauses (A) through (E) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(xi)       either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Purchaser to be the owner free of any adverse claim of any of the Purchased Assets and other Purchased Items, and such condition is not cured by the applicable Seller within three (3) Business Days after the earlier of notice thereof from Purchaser to any Seller or Knowledge thereof by any Seller, or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Purchaser in any of the Collateral;

(xii)     any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of any Seller Party, which suspension has a Material Adverse Effect in the determination of Purchaser;

(xiii)    [reserved];

(xiv)     a Change of Control shall have occurred without the prior written consent of Purchaser;

(xv)      any representation, warranty or certification (other than those contained in Article 10(b)(x)(D) relating to Purchased Assets, which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets, shall have been incorrect or untrue in any respect when made or repeated or deemed to have been made or repeated;  provided, that, if such breach is susceptible to cure, Sellers shall have five (5) Business Days after the earlier of (A) any Seller Party’s receipt of Purchaser’s notice of such breach or (B) Knowledge on the part of any Seller Party of such breach to cure the same;

(xvi)     a final non appealable judgment by any competent court in the United States of America or other relevant jurisdiction for the payment of money (A) rendered against any Seller in an amount greater than $250,000 or the equivalent in any other currency or (B) rendered against Guarantor  in an amount greater than $25,000,000 or the equivalent in any other currency, and remained undischarged or unpaid for a period of sixty  (60) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Purchaser;

(xvii)   a breach by Guarantor of the covenants made by it in Article V(e) (Limitation on Distributions) or Article V(f) (Financial Covenants) of the Guaranty;

(xviii)  following the occurrence of any event of default beyond applicable notice and grace periods by a Servicer under any Servicing Agreement, the applicable Seller has not replaced the related Servicer and related Servicing Agreement with a new Servicer and a new Servicing Agreement, in each case, acceptable to Purchaser in its reasonable discretion within sixty (60) days after the earlier of (A) any Seller Party’s receipt of Purchaser’s notice of such event of default or (B) Knowledge on the part of any Seller Party of such event of default (or such longer period as may be reasonably required with diligence, not to exceed ninety (90) calendar days after the earlier of (A) any Seller Party’s receipt of Purchaser’s notice of such event of default or (B) Knowledge on the part of any Seller Party of such event of default); or

(xix)     any Seller Party or any Servicer that is an Affiliate of any Seller Party shall breach or fail to perform any of the terms, covenants, obligations or conditions under any Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”; provided, that, if such breach or failure is susceptible to cure, Sellers shall have ten (10) Business Day after the earlier of (A) delivery of notice thereof to any Seller Party by Purchaser or (B) Knowledge on the part of any Seller Party of such breach or failure to cure the same;  provided,  however, that if such breach or failure is susceptible of cure but cannot reasonably be cured within such ten (10) Business Day period and provided,  further, that the applicable Seller Party shall have commenced to cure such breach or failure within such ten (10) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) Business Day period shall be extended for such time as is reasonably necessary for such Seller Party, in the exercise of due diligence, to cure such breach or failure, but in no event shall such cure period exceed thirty (30) days from the earlier of (A) any Seller Party’s receipt of Purchaser’s notice of such breach or failure or (B) Knowledge on the part of any Seller Party of such breach or failure; and provided,  further, that any breach or failure relating to any Purchased Asset may be cured by the applicable Seller by repurchasing such Purchased Asset in accordance with Article 3(e) within the applicable cure period above.

(b)        After the occurrence and during the continuance of an Event of Default, each Seller hereby appoints Purchaser as attorney-in-fact of such Seller for the purpose of taking any action and executing or endorsing any instruments that Purchaser may deem necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Purchaser:

(i)         at the option of Purchaser, exercised by written notice to any Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to any Seller Party), the

Repurchase Date for each Transaction hereunder shall, if it has not already occurred, immediately occur (such date, the “Accelerated Repurchase Date”);

(ii)       if Purchaser exercises or is deemed to have exercised the option referred to in Article 14(b)(i):

(A)       each Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date;

(B)       to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Purchaser by Account Bank or any Seller from time to time pursuant to Article 5 and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 14(b)(ii)(D));

(C)       the applicable Custodian shall, upon the request of Purchaser, deliver to Purchaser all instruments, certificates and other documents then held by the applicable Custodian relating to the Purchased Assets; and

(D)       Purchaser may (1) at any time after the date that is ten (10) days after the Accelerated Repurchase Date, sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Purchaser may deem satisfactory any or all of the Purchased Assets, and/or (2) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Sellers credit for such Purchased Assets in an amount equal to the fair market value of such Purchased Assets, as determined by Purchaser in its sole discretion exercised in good faith, against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by each Seller under the Transaction Documents.  The proceeds of any disposition of Purchased Assets effected pursuant to this Article 14(b)(ii) shall be applied first, to the Repurchase Obligations in such order of priority as Purchaser shall determine in its sole and absolute discretion and then,  any excess shall be remitted to Sellers.

(iii)      the parties acknowledge and agree that (A) the Purchased Assets subject to any Transaction hereunder are not instruments traded in a recognized market, (B) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset, Purchaser may establish the source therefor in its sole and absolute discretion and (C) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Assets).  The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid.  In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Purchaser may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Purchaser to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Purchaser;

(iv)       Sellers shall be liable to Purchaser and its Affiliates and shall indemnify Purchaser and its Affiliates for the amount (including, without limitation, in connection with the enforcement of this Agreement) of all losses, costs and expenses, including reasonable legal fees and expenses, actually incurred by Purchaser in connection with or as a consequence of an Event of Default;

(v)        Purchaser shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable or, with respect to any Foreign Purchased Asset, the equivalent Requirements of Law in the relevant non-U.S. jurisdiction, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Purchaser and Seller.  Without limiting the generality of the foregoing, Purchaser shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Purchaser under this Agreement, without prejudice to Purchaser’s right to recover any deficiency.  The parties hereto agree that the method of valuation of Purchased Assets provided for in Article 14(b)(ii)(D) shall constitute a commercially reasonable method of valuation for the purposes of the FCA Regulations;

(vi)       Purchaser may exercise any or all of the remedies available to Purchaser immediately upon the occurrence of an Event of Default and at any time during the continuance thereof.  All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Purchaser may have;

(vii)     Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses such Seller might otherwise have to require Purchaser to enforce its rights by judicial process.  Each Seller also waives, to the extent permitted by law, any defense such Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies.  Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length; and

(viii)    With respect to any Foreign Purchased Asset, Purchaser may take any steps necessary to vest all or any of such Foreign Purchased Asset in the name of Purchaser (or its designee) including completing and submitting any Transfer Certificate to the relevant facility agent and making payment of any transfer fees. Each Seller hereby agrees that any such transfer fees paid by Purchaser will constitute “Indemnified Amounts” for the purposes of Article 26 of this Agreement.

ARTICLE 15

SINGLE AGREEMENT

Purchaser and each Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder (as well as the grant of the security interest in Article 7 hereof) constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each of Purchaser and each Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 16

RECORDING OF COMMUNICATIONS

EACH OF PURCHASER AND EACH SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY.  EACH OF PURCHASER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

ARTICLE 17

NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, or (d) by electronic mail, provided that, such electronic mail notice must also be delivered by one of the means set forth in (a), (b) or (c) above unless the sender of such communication receives an electronic confirmation acknowledging receipt thereof (for the avoidance of doubt, any automatically generated email or any similar automatic response shall not constitute confirmation), to the address specified in Exhibit I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article 17.  A notice shall be deemed to have been given: (x) in the case of hand delivery, at the time of delivery, if on a Business Day, and otherwise on the next occurring Business Day, (y) in the case of registered or certified mail or expedited prepaid delivery, when delivered, if on a Business Day, and otherwise on the next occurring Business Day, or upon the first attempted delivery on a Business Day or (z) in the case of electronic mail, upon receipt of an electronic confirmation acknowledging receipt thereof (for the avoidance of doubt, any automatically generated email or any similar automatic response shall not constitute confirmation).  A party receiving a notice that does not comply with the technical requirements for notice under this Article 17 may elect to waive any deficiencies and treat the notice as having been properly given.

ARTICLE 18

ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 19

NON-ASSIGNABILITY

(a)        No Seller Party may assign any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of Purchaser (which may be granted or withheld in Purchaser’s sole and absolute discretion) and any attempt by any Seller Party to assign any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of Purchaser shall be null and void.

(b)        Purchaser may, without the consent of any Seller Party, at any time and from time to time, assign or participate some or all of its rights and obligations under the Transaction Documents and/or under any Transaction to any Person (each, a “Transferee”);  provided, that, so long as no Event of Default shall have occurred and be continuing at the time of such assignment or participation, unless any Seller otherwise consents in writing, (i) Purchaser shall notify Sellers in writing of such assignment or participation on or before the date of such assignment or participation, (ii) the related Transferee shall be an Eligible Assignee and shall not be a Prohibited Transferee, (iii) Purchaser or an Affiliate of Purchaser shall continue to (A) control decision-making with respect to the Purchased Asset, (B) determine whether to purchase any Eligible Asset in a Transaction and (C) determine the Market Value of the Purchased Asset and (iv) no Seller will be obligated to deal directly with any party with respect to the Transaction Documents and the Transactions other than Purchaser or an Affiliate of Purchaser.

(c)        Purchaser, acting solely for this purpose as a non-fiduciary agent of Sellers, shall maintain a register (the “Register”) at one of its offices in the United States, on which it will record the name and address of itself, each Transferee, and their respective successors, the principal amounts (and stated interest) owing to each such Person pursuant to the terms of this Agreement, and any other information necessary to maintain the Transactions “in registered form” within the meaning of Treasury regulations section 5f.103‑1(c).  The entries in the Register shall be conclusive absent manifest error, and each Seller, Purchaser, each Transferee, and their respective successors shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser or Transferee (as applicable) hereunder for all purposes of this Agreement; provided, that the failure to make a recordation in the Register, or any error in such recordation, shall not affect any Seller’s rights or obligations under this Agreement.  The Register shall be available for inspection by any Seller and any Transferee, and their respective successors, at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE 20

GOVERNING LAW

THIS AGREEMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 21

WAIVERS AND AMENDMENTS

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder.  No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.  Without limitation of any of the foregoing, the failure to give a notice pursuant to Articles 4(a) hereof will not constitute a waiver of any right to do so at a later date.

ARTICLE 22

INTENT

(a)        The parties intend and recognize that the arrangements under this Agreement are to constitute a “title transfer financial collateral arrangement” or a “security financial collateral arrangement” for the purposes of the Financial Collateral Arrangements (No 2) Regulations 2003 (the “FCA Regulations”).  The parties intend and acknowledge that (i) this Agreement together with each and all Transactions hereunder constitute a single agreement and that such agreement is a “securities contract” as that term is defined in Section 741(7) of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable), (ii) each Purchased Asset constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in Title 11 of the United States Code and (iii) all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title II of the Bankruptcy Code.

(b)        The parties intend and acknowledge that either party’s right to cause the termination, liquidation or acceleration of, or to offset or net termination values, payment amounts or other transfer obligations arising under, or in connection with, this Agreement or any Transaction hereunder or to exercise any other remedies pursuant to Article 14 is in each case a contractual right to cause or exercise such right as described in Sections 555, 559 and 561 of Title 11 of the United States Code, as amended.

(c)        The parties intend and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then this Agreement and each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)        The parties intend and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)        The parties intend and acknowledge that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of Title 11 of the United States Code, as amended, and as used in Section 561 of Title 11 of the United States Code, as amended, and a “securities contract” with the meaning of Section 555 and Section 559 under the Bankruptcy Code.

(f)        The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to this Agreement shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.

(g)        It is the intention of the parties that, for U.S. Federal, state and local income tax purposes and for accounting purposes, each Transaction shall constitute a financing to the applicable Seller that is secured by the Purchased Assets, and that the applicable Seller be (except to the extent that Purchaser shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes.  Unless prohibited by applicable law, Sellers and Purchaser agree to treat the Transactions as described in the preceding sentence on any and all filings with any U.S. Federal, state, or local taxing authority and to take no action, absent a final determination by a taxing authority, inconsistent with this treatment.

(h)        Each party hereto hereby further agrees that it shall not challenge the characterization of (i) this Agreement as a “securities contract” and/or “master netting agreement”, (ii) each party as a “repo participant” within the meaning of the Bankruptcy Code except insofar as, in the case of a “repurchase agreement”, the term of the Transactions, would render such definition inapplicable, or (iii) Purchaser as a “financial institution” or “financial participant” within the meaning of the Bankruptcy Code.

ARTICLE 23

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)        in the case of any Transaction in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to such Transaction;

(b)        in the case of any Transaction in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to such Transaction; and

(c)        in the case of any Transactions in which one of the parties is a financial institution, funds held by the financial institution in connection with such Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

ARTICLE 24

CONSENT TO JURISDICTION; WAIVERS

(a)        Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.  The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)        To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)        The parties consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein.  Nothing in this Article 25 shall affect the right of Purchaser to serve legal process in any other manner permitted by law or affect the rights of Purchaser to bring any enforcement action or proceeding against any property of any Seller located in other jurisdictions in the courts of such other jurisdictions to the extent required by the laws of such other jurisdictions, and nothing in this Article 25 shall affect the right of any Seller to serve legal process in any other manner permitted by law.

(d)        EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

ARTICLE 25

NO RELIANCE

Each Seller and Purchaser hereby acknowledges, represents and warrants (as to itself) to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)        It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b)        It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c)        It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)        It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation;

(e)        No joint venture exists between Purchaser and any Seller Party; and

(f)        It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 26

INDEMNITY AND EXPENSES

(a)        Each Seller and Guarantor hereby agrees to indemnify Purchaser, Purchaser’s Affiliates and each of its officers, directors, employees and agents (“Indemnified Parties”) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including attorneys’ fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, or as a result of, this Agreement or any Transactions hereunder, the other Transaction Documents, an Event of Default or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence, illegal acts, fraud or willful misconduct of any Indemnified Party.  Without limiting the generality of the foregoing, Seller agrees to hold Purchaser harmless from and indemnify Purchaser against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than Purchaser’s gross negligence, illegal acts, fraud or willful misconduct.  In any suit, proceeding or action brought by Purchaser in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Sellers agree to save, indemnify and hold Purchaser harmless from and against all reasonable and documented third-party expense (including reasonable attorneys’ fees), loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller Party or any Affiliate thereof of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Seller Party or any Affiliate thereof.  Each Seller hereby acknowledges that the obligation of each Seller hereunder is a recourse obligation of such Seller.

If an Indemnified Party claims indemnification under this Agreement, the Indemnified Party shall promptly notify Sellers of such indemnification claim.  After notice by any Indemnified Party, Sellers shall defend such Indemnified Party against such indemnification claim (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved, in writing, by the Indemnified Party, which approval shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, any Indemnified Party may, in its sole discretion and at the expense of Sellers, engage its own attorneys and other professionals to defend or assist it if such Indemnified Party determines that the defense as conducted by Sellers is not proceeding or being diligently conducted in a commercially reasonable manner or that a conflict of interest exists between any of the parties represented by Sellers’ counsel in such action or proceeding.

(b)        Sellers agree to pay or reimburse on demand all of Purchaser’s losses and documented out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of counsel) incurred in connection with (i) the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, any Transaction Document or any Transaction thereunder, whether or not such Transaction Document (or amendment thereto) or such Transaction is ultimately consummated, (ii) the consummation and administration of any Transaction, (iii) any enforcement of any of the provisions of the Transaction Documents, any preservation of Purchaser’s rights under the Transaction Documents or any performance by Purchaser of any obligations of any Seller Party in respect of any Purchased Asset, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and for the custody, care or preservation of the Collateral (including insurance, filing and recording costs) and defending or asserting rights and claims of Purchaser in respect thereof, by litigation or otherwise, (iv) the maintenance of the Collection Accounts and registering the Collateral in the name of Purchaser or its nominee, (v) any default by any Seller in repurchasing the Purchased Asset after such Seller has given a notice in accordance with Article 3(d) of an Early Repurchase Date, (vi) any Breakage Costs, (vii) any failure by Seller to sell any Eligible Asset to Purchaser on the Purchase Date thereof, (viii) any actions taken to perfect or continue any lien created under any Transaction Document, (ix) Purchaser owning any Purchased Asset or other Purchased Item and/or (x) any due diligence performed by Purchaser in accordance with Article 27.  All such losses, costs and expenses shall be recourse obligations of Sellers to Purchaser under this Agreement.  A certificate as to such losses, costs and expenses, setting forth the calculations thereof shall be submitted promptly by Purchaser to Sellers and shall be prima facie evidence of the information set forth therein.

(c)        This Article 26 (i) shall survive termination of this Agreement and the repurchase of all Purchased Assets, and (ii) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

ARTICLE 27

DUE DILIGENCE

(a)        Each Seller acknowledges that Purchaser has the right to perform continuing due diligence reviews with respect to the Purchased Assets (including obtaining updated or new appraisals;  provided,  however, so long as no Event of Default has occurred and is continuing, Sellers shall only be responsible for the costs and expenses associated with one (1) appraisal per related Mortgaged Property during any twelve (12) month period), the Seller Parties and the Servicer for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise.  Each Seller agrees that upon reasonable prior notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required),  each Seller shall provide (or shall cause any other Seller Party or Servicer to provide) reasonable access to Purchaser and any of its agents, representatives or permitted assigns to the offices of each Seller, such other Seller Party or Servicer during normal business hours and permit them to examine, inspect, and make copies and extracts of the Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of such Seller, other Seller Party or Servicer and during such visit make available to Purchaser a knowledgeable financial or accounting officer of such Seller, other Seller Party or Servicer, as the case may be, for the purpose of answering questions about any of the foregoing.

(b)        Each Seller further agrees that, upon reasonable request from Purchaser, each Seller shall provide (or shall cause to be delivered)  to Purchaser and any of its agents, representatives or permitted assigns copies of any documents permitted to be reviewed by Purchaser in accordance with Article 27(a).

(c)        Without limiting the generality of the foregoing, each Seller acknowledges that Purchaser may enter into Transactions with any Seller based solely upon the information provided by such Seller to Purchaser and the representations, warranties and covenants contained herein, and that Purchaser, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets.  Purchaser may underwrite such Purchased Assets itself or engage a third-party underwriter to perform such underwriting.  Each Seller agrees to cooperate with Purchaser and any third party underwriter in connection with such underwriting, including, but not limited to, providing Purchaser and any third-party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of any Seller Party or any Affiliate thereof.

(d)        Each Seller further agrees to reimburse Purchaser for any and all reasonable attorneys’ fees and other reasonable and documented out-of-pocket costs and expenses incurred by Purchaser in connection with (i) the legal review and on-boarding of any Foreign Purchased Asset proposed to be sold to Purchaser in a Transaction and (ii) continuing due diligence pursuant to this Article 27, which amounts shall be paid by each Seller to Purchaser within five (5) days after receipt of an invoice therefor.

ARTICLE 28

SERVICING

(a)        The parties hereto agree and acknowledge that the Purchased Assets are sold to Purchaser on a “servicing released” basis and Purchaser is owner of all Servicing Rights so long as the Purchased Assets are subject to this Agreement.  Notwithstanding the foregoing, each Seller shall be granted a revocable license (which license shall automatically be revoked (i) every thirty (30) days unless Purchaser provides written notice to such Seller that such license is extended for another thirty (30) days or (ii) upon the occurrence of an Event of Default) to cause Servicer to service the Purchased Assets sold by such Seller, and such Seller shall, at such Seller’s sole cost and expense, cause the Servicer to service the Purchased Assets in accordance with the Servicing Agreement and this Article 28 and for the benefit of Purchaser. Notwithstanding the foregoing, no Seller or Servicer shall take any action or effect any modification or amendment of, or waiver under, any Purchased Asset which in each case is a Significant Modification without first having given prior notice thereof to Purchaser in each such instance and receiving the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed by Purchaser to the extent the applicable Seller is required to not unreasonably withhold, condition or delay its consent to such Significant Modification under the related Purchased Asset Documents.

(b)        The obligation of Servicer (or of the applicable Seller to cause Servicer) to service any of the Purchased Assets shall cease, at Purchaser’s option, upon the earliest of (i) Purchaser’s termination of Servicer in accordance with Article 28(c), (ii) Purchaser not extending the related Seller’s revocable license in accordance with Article 28(a) or (iii) the transfer of servicing to any other Servicer and the assumption of such servicing by such other Servicer in accordance with the terms of this Agreement.  Each Seller agrees to reasonably cooperate with Purchaser in connection with any termination of Servicer.  Upon any termination of Servicer, if no Event of Default shall have occurred and be continuing, Sellers shall at their sole cost and expense transfer the servicing of the effected Purchased Assets to another Servicer designated by Purchaser and reasonably approved by the applicable Seller as expeditiously as possible.

(c)        Purchaser may, in its sole and absolute discretion, terminate any Servicer or any sub-servicer with respect to any Purchased Asset (i) upon the occurrence of an event of default by Servicer under the Servicing Agreement (including for the avoidance of doubt, any applicable Servicer Letter), or (ii) during the continuance of an Event of Default, either for cause or without cause, in each case of clauses (i) through (ii), without payment of any penalty or termination fee.

(d)        Sellers shall not, and shall not permit Servicer to, employ any other sub-servicers to service the Purchased Assets without the prior written approval of Purchaser, such approval not to be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Seller shall not be required to obtain Purchaser’s approval with respect to the employment by Seller, or any Servicer of any sub-servicer, (i) that is not responsible for the collection of any Income, escrow or reserve payments or the maintaining of any escrow or reserve accounts with respect to any Purchased Assets (collectively, “Cashiering Activities”) or (ii) that is responsible for Cashiering Activities provided that such subservicer is a Qualified Subservicer.  If the Purchased

Assets are serviced by a sub-servicer, each Seller shall irrevocably assign all rights, title and interest in the servicing agreements with such sub-servicer to Purchaser.

(e)        Each Seller shall cause Servicer and any sub-servicer to service the Purchased Assets in accordance with Accepted Servicing Practices approved by Purchaser in the exercise of its reasonable business judgment.  Unless Purchaser is a party to the related Servicing Agreement, each Seller shall cause Servicer and any sub-servicers engaged by Seller to execute a letter agreement with Purchaser (a “Servicer Letter”) in form and substance acceptable to Purchaser in its sole and absolute discretion acknowledging Purchaser’s security interest in the Purchased Assets and agreeing to remit all Income received with respect to the Purchased Assets to the applicable Collection Account in accordance with Article 5(d).

(f)        Each Seller agrees that Purchaser is the owner of all servicing records related to the Purchased Assets, including but not limited to the Servicing Agreement, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Each Seller covenants to safeguard such Servicing Records and to deliver them promptly to Purchaser or its designee (including the applicable Custodian) at Purchaser’s request.

(g)        The payment of servicing fees shall be solely the responsibility of Sellers and shall be subordinate to payment of amounts outstanding and due to Purchaser under the Transaction Documents.

ARTICLE 29

ACKNOWLEDGMENT AND CONSENT TO BAIL-IN

(a)        Contractual Recognition of Bail-in.

(i)         Each party acknowledges and accepts that liabilities arising under this Agreement (other than Excluded Liabilities) may be subject to the exercise of the UK Bail-in Power by the relevant resolution authority and acknowledges and accepts to be bound by any Bail-in Action and the effects thereof (including any variation, modification and/or amendment to the terms of this Agreement as may be necessary to give effect to any such Bail-in Action), which if the Bail-in Termination Amount is payable by Purchaser to Seller may include, without limitation:

(A)       a reduction, in full or in part, of the Bail-in Termination Amount; and/or

(B)       a conversion of all, or a portion of, the Bail-in Termination Amount into shares or other instruments of ownership, in which case Seller acknowledges and accepts that any such shares or other instruments of ownership may be issued to or conferred upon it as a result of the Bail-in Action.

(ii)       Each party acknowledges and accepts that this provision is exhaustive on the matters described herein to the exclusion of any other agreements, arrangements or understanding between the parties relating to the subject matter of this Agreement and that no further notice shall be required between the parties pursuant to the Agreement in order to give effect to the matters described herein.

(iii)      The acknowledgements and acceptances contained in clauses (i) and (ii) above will not apply if:

(A)       the relevant resolution authority determines that the liabilities arising under this Agreement may be subject to the exercise of the UK Bail-in Power pursuant to the law of the third country governing such liabilities or a binding agreement concluded with such third country and in either case the UK Regulations have been amended to reflect such determination; and/or

(B)       the UK Regulations have been repealed or amended in such a way as to remove the requirement for the acknowledgements and acceptances contained in clauses (i) and (ii).

(iv)       For purposes of this Article 29:

“Bail-in Action” means the exercise of the UK Bail-in Power by the relevant resolution authority in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this Agreement.

“Bail-in Termination Amount” means the early termination amount or early termination amounts (howsoever described), together with any accrued but unpaid interest thereon, in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this Agreement (before, for the avoidance of doubt, any such amount is written down or converted by the relevant resolution authority).

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Excluded Liabilities” means liabilities excluded from the scope of the contractual recognition of bail-in requirement pursuant to the UK Regulations.

“UK Bail-in Power” means any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period) under, and exercised in compliance with, any laws, regulations, rules or requirements (together, the “UK Regulations”) in effect in the United Kingdom relating to the transposition of the BRRD as amended from time to time, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which the obligations of a regulated entity (or other affiliate of a regulated entity) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of such regulated entity or any other person.

A reference to a “regulated entity” is to any BRRD undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority or to any person falling within IFPRU 11.6, of the FCA Handbook promulgated by the United Kingdom Financial Conduct Authority (“FCA”), both as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

(b)        Contractual Recognition of UK Stay in Resolution.  Where a resolution measure is taken in relation to any BRRD undertaking or any member of the same group as that BRRD undertaking and that BRRD undertaking or any member of the same group as that BRRD undertaking is a party to this Agreement (any such party to this Agreement being an “Affected Party”), each other party to this Agreement agrees that it shall only be entitled to exercise any termination rights under or rights to enforce a security interest in connection with this Agreement against the Affected Party to the extent that it would be entitled to do so under the Special Resolution Regime if this Agreement were governed by the laws of any part of the United Kingdom.

For the purpose of this clause, “resolution measure” means a ‘crisis prevention measure’, ‘crisis management measure’ or ‘recognised third-country resolution action’, each with the meaning given in the “PRA Rulebook: CRR Firms and Non-Authorised Persons: Stay in Resolution Instrument 2015”, as may be amended from time to time (the “PRA Contractual Stay Rules”), provided, however, that ‘crisis prevention measure’ shall be interpreted in the manner outlined in Rule 2.3 of the PRA Contractual Stay Rules; “BRRD undertaking”, “group”, “Special Resolution Regime” and “termination right” have the respective meanings given in the PRA Contractual Stay Rules.

(c)        Notice Regarding Client Money Rules.  Purchaser, as a CRD credit institution (as such term is defined in the rules of the FCA), holds all money received and held by it hereunder as banker and not as trustee.  Accordingly, money that is received and held by Purchaser from Seller will not be held in accordance with the provisions of the FCA’s Client Asset Sourcebook relating to client money (the “Client Money Rules”) and will not be subject to the statutory trust provided for under the Client Money Rules.  In particular, Purchaser shall not segregate money received by it from Seller from Purchaser money and Purchaser shall not be liable to account to Seller for any profits made by Purchaser use as banker of such cash and upon failure of Purchaser, the client money distribution rules within the Client Asset Sourcebook (the “Client Money Distribution Rules”) will not apply to these sums and so Seller will not be entitled to share in any distribution under the Client Money Distribution Rules.

ARTICLE 30

JOINT AND SEVERAL LIABILITY

(a)        Each Seller hereby acknowledges and agrees that each Seller shall be jointly and severally liable to Purchaser to the maximum extent permitted by applicable law for all representations, warranties, covenants, obligations and indemnities of all of Sellers hereunder.

(b)        Each Seller hereby agrees that, to the extent another Seller shall have paid more than its proportionate share of any payment made hereunder, the appropriate Seller shall be entitled to seek and receive contribution from and against any other Seller which has not paid its proportionate share of such payment; provided however, that the provisions of this clause shall in no respect limit the obligations and liabilities of any Seller to Purchaser, and, notwithstanding any payment or payments made by any Seller (“Paying Seller”) hereunder or any set-off or application of funds of Paying Seller by Purchaser, Paying Seller shall not be entitled to be subrogated to any of the rights of Purchaser against any other Seller or any collateral security or guarantee or right of set-off held by Purchaser, nor shall Paying Seller seek or be entitled to seek any contribution or reimbursement from any other Seller in respect of payments made by Paying Seller hereunder, until all amounts owing to Purchaser by Sellers under the Transaction Documents are paid in full.  If any amount shall be paid to Paying Seller on account of such subrogation rights at any time when all such amounts shall not have been paid in full, such amount shall be held by Paying Seller in trust for Purchaser, segregated from other funds of Paying Seller, and shall, forthwith upon receipt by Paying Seller, be turned over to Purchaser in the exact form received by Paying Seller (duly indorsed by the Paying Seller to Purchaser, if required), to be applied against amounts owing to Purchaser by Sellers under the Transaction Documents, whether matured or unmatured, in such order as Purchaser may determine.

(c)        Each Seller shall remain obligated under this Article 30 notwithstanding that, without any reservation of rights against any Seller and without notice to or further assent by any Seller, any demand by Purchaser for payment of any amounts owing to Purchaser by any other Seller under the Transaction Documents may be rescinded by Purchaser and any the payment of any such amounts may be continued, and the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of set-off with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Purchaser, and this Agreement and the other Transaction Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with its terms, as Purchaser may deem advisable from time to time, and any collateral security, guarantee or right of set-off at any time held by Purchaser for the payment of amounts owing to Purchaser by Sellers under the Transaction Documents may be sold, exchanged, waived, surrendered or released.  Purchaser shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for amounts owing to Purchaser by Sellers under the Transaction Documents, or any property subject thereto.  When making any demand hereunder against any Seller, Purchaser may, but shall be under no obligation to, make a similar demand on any other Seller, and any failure by Purchaser to make any such demand or to collect any payments from any other Seller, or any release of such other Seller shall not relieve any Seller in respect of which a demand or collection is not made or Sellers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Purchaser against Sellers.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(d)        Each Seller waives any and all notice of the creation, renewal, extension or accrual of any amounts at any time owing to Purchaser by any other Seller under the Transaction Documents and notice of or proof of reliance by Purchaser upon any Seller or acceptance of the obligations of any Seller under this Article 30, and all such amounts, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the obligations of Sellers under this Article 30; and all dealings between Sellers, on the one hand, and Purchaser, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the obligations of Sellers under this Article 30.  Each Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Seller with respect to any amounts at any time owing to Purchaser by any Seller under the Transaction Documents, other than such notices as are expressly required to be given under this Agreement or any of the other Transaction Documents.  Each Seller understands and agrees that it shall continue to be liable under this Article 30 without regard to (i) the validity, regularity or enforceability of any other provision of this Agreement or any other Transaction Document, any amounts at any time owing to Purchaser by Sellers under the Transaction Documents, or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Purchaser, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Seller against Purchaser, or (iii) any other circumstance whatsoever (with or without notice to or Knowledge of Sellers) which constitutes, or might be construed to constitute, an equitable or legal discharge of Sellers for any amounts owing to Purchaser by Sellers under the Transaction Documents, or of Sellers under this Agreement, in bankruptcy or in any other instance.  When pursuing its rights and remedies hereunder against any Seller, Purchaser may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Seller or any other Person or against any collateral security or guarantee related thereto or any right of set-off with respect thereto, and any failure by Purchaser to pursue such other rights or remedies or to collect any payments from any Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Seller or any such other Person or any such collateral security, guarantee or right of set-off, shall not relieve any Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Purchaser against any Seller.

(e)        Anything herein or in any other Transaction Document to the contrary notwithstanding, the maximum liability of any Seller hereunder in respect of the liabilities of the other Sellers under this Agreement and the other Transaction Documents shall in no event exceed the amount which can be guaranteed by each Seller under applicable federal and state laws relating to the insolvency of debtors.

ARTICLE 31

MISCELLANEOUS

(a)        All rights, remedies and powers of Purchaser hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Purchaser whether under law, equity or agreement.  In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Purchaser shall have all rights and remedies of a secured party under the UCC or, with respect to Foreign Purchased Assets, the equivalent Requirements of Law in the relevant non-U.S. jurisdiction, as applicable.

(b)        The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.  Signature pages to any Transaction Document or certification delivered pursuant thereto delivered in electronic form (such as PDF) shall be considered binding with the same force and effect as original signatures.

(c)        The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d)        In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, each Seller hereby grants to Purchaser and its Affiliates a right of offset, to secure repayment of all amounts owing to Purchaser or its Affiliates by any Seller under the Transaction Documents, upon any and all monies, securities, collateral or other property of the applicable Seller and the proceeds therefrom, now or hereafter held or received by Purchaser or its Affiliates or any entity under the control of Purchaser or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Purchaser, wherever located), for the account of the applicable Seller, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of any Seller at any time existing.  Purchaser and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to any Seller, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against any amounts owing to Purchaser or its Affiliates by any Seller under the Transaction Documents, irrespective of whether Purchaser or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts.  Each Seller shall be deemed directly indebted to Purchaser and its Affiliates in the full amount of all amounts owing to Purchaser and its Affiliates by any Seller under the Transaction Documents, and Purchaser and its Affiliates shall be entitled to exercise the rights of offset provided for above.  ANY AND ALL RIGHTS TO REQUIRE PURCHASER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO PURCHASER OR ITS AFFILIATES BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY ANY SELLER.

(e)        Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f)        This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(g)        The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights.  Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(h)        Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(i)         Unless otherwise specifically enumerated, wherever pursuant to this Agreement Purchaser exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Purchaser in its sole discretion, Purchaser shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Purchaser shall be final and conclusive.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

BARCLAYS BANK PLC, as Purchaser

By:	/s/ Francis X. Gilhool
Name: Francis X. Gilhool
Title: Managing Director

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Barclays-Starwood – Signature Page to Master Repurchase Agreement

STARWOOD MORTGAGE FUNDING II LLC, as Seller

By:	/s/ Andrew J. Sossen
Name: Andrew J. Sossen
Title: Authorized Signatory

STARWOOD PROPERTY MORTGAGE SUB-22, L.L.C., as Seller

By:	/s/ Andrew J. Sossen
Name: Andrew J. Sossen
Title: Authorized Signatory

STARWOOD PROPERTY MORTGAGE SUB-22-A, L.L.C., as Seller

By:	/s/ Andrew J. Sossen
Name: Andrew J. Sossen
Title: Authorized Signatory

Barclays-Starwood – Signature Page to Master Repurchase Agreement

EXHIBIT I

NAMES AND ADDRESSES FOR COMMUNICATIONS BETWEEN PARTIES

Purchaser:                   Barclays Bank PLC
745 7th Avenue
New York, New York 10019
Attention: Francis X. Gilhool, Jr.
Telephone:  (212) 526-6970
Email:  francis.gilhool@barclayscapital.com

with copies to:             Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention:  David W. Forti
Telephone:  (215) 994 2647
Email:  david.forti@dechert.com

Sellers:                        Starwood Mortgage Funding II, LLC
Starwood Property Mortgage Sub-22, L.L.C.
Starwood Property Mortgage Sub-22-A, L.L.C.
591 W. Putnam Avenue
Greenwich, CT  06830
Attention: Andrew J. Sossen
Telephone: (203) 422-8191
Email:  asossen@Starwood.com

with copies to:             Starwood Mortgage Funding II, LLC
Starwood Property Mortgage Sub-22, L.L.C.
Starwood Property Mortgage Sub-22-A, L.L.C.
4064 Colony Road, Suite 800
Charlotte, NC 28211
Attention: Leslie K. Fairbanks, EVP Loan Operations
Telephone: (305) 695-5500
Email:  lfairbanks@Starwood.com

Starwood Mortgage Funding II, LLC
Starwood Property Mortgage Sub-22, L.L.C.
Starwood Property Mortgage Sub-22-A, L.L.C.
1601 Washington Avenue, Suite 800
Miami Beach, FL 33139
Attention: Grace Chiang
Telephone: (305) 695-5500
Email:  gchiang@Starwood.com

Ex. I-1

Sidley Austin LLP
787 Seventh Avenue
New York, NY  10019
Attention: Robert L. Boyd, Esq.
Telephone: (212) 839-7352
Email:  rboyd@sidley.com

Ex. I-2

EXHIBIT II

FORM OF CONFIRMATION STATEMENT

[Date]

To:  Barclays Bank PLC

Ladies and Gentlemen:

Reference is made hereby to the Master Repurchase Agreement, dated as of June 5, 2019 (the “Agreement”), by and among Barclays Bank PLC (“Purchaser”), Starwood Mortgage Funding II LLC (“SMF II Seller”), Starwood Property Mortgage Sub-22, L.L.C.  (“Sub 22 Seller”) and Starwood Property Mortgage Sub-22-A, L.L.C.  (“Sub-22-A Seller”).  This Confirmation is being delivered to you, as Purchaser, to request a Transaction pursuant to which Purchaser will purchase from [SMF II Seller][Sub-22 Seller][Sub-22-A Seller], as Seller, the Eligible Asset identified on the attached Schedule 1 in accordance with the terms of the Agreement.  Capitalized terms used herein without definition have the meanings given in the Agreement.

Purchase Date:	__________, 201_
Eligible Asset:	___________________, as further identified on Schedule 1
Asset Type:	[Mortgage Loan][Senior Note][Senior Participation Interest]
Additional Credit Support:	[None][Mezzanine Loan]
Record Holder:	[NAP][Yes][No][1]
Controlling Holder:	[NAP][Yes][No][2]
Interest Rate Type:	[Fixed Rate Asset][Floating Rate Asset]
Sidecar Asset(s):	[Yes][No]

[Seller hereby certifies that it expects, in its good faith judgment as of the related Purchase Date, to include such Eligible Asset in a securitization transaction or to refinance such

1       Must select “Yes” or “No” for any Senior Note and Senior Participation Interest and NAP for other asset types.

2       Must select “Yes” or “No” for any Senior Note and Senior Participation Interest and NAP for other asset types.

Ex. II-1

Eligible Asset through a participation, syndication, sale of an A-note or other refinancing transaction on or before the expiration of the applicable Sidecar Facility.]3

Outstanding Principal Amount of Purchased
Asset as of Purchase Date:	[$][€][£]__________

Available Future Advances under Purchased
Asset as of Purchase Date:	[$][€][£]__________

Approved Future Advances:	[$][€][£]__________

Repurchase Date:	__________, 20__

Applicable Currency:	[$][€][£]

Purchase Date Spot Rate:	[NAP][__________%][4]

Purchase Price:	[$][€][£]__________

Pricing Rate:	As defined in the Agreement

Maximum Purchase Price Percentage:	__________%

Remittance Dates:	[NAP][The twenty-fifth (25th) calendar day of ________, ________, ________ and ________, or the immediately succeeding Business Day of any such calendar day that is not a Business Day.][5]

Governing Agreements:	As identified on attached Schedule 1

Representations and Warranties:	[Exhibit V-A to the Agreement][Exhibit V-B to the Agreement][Attached as Schedule 2][6]

Requested Exceptions Report:	Attached as Schedule 3

Requested Wire Amount:	[$][€][£]__________

Type of Funding:	[Wet][Dry] Funding

For Starwood Pari Passu Purchased Assets: Outstanding Principal Amount of Starwood Pari

3         To be included for Sidecar Asset.

4         To be included for Foreign Purchased Asset.

5         To be included for Foreign Purchased Asset.

6         In the case of (x) a U.S. Purchased Asset, Exhibit V-A, (y) an English Purchased Asset, Exhibit V-B or (z) any other Foreign Purchased Asset, attach Schedule 2.

Ex. II-2

Passu Participation and Companion Interest and related SPP Mortgage Loan Maximum Purchase Price as identified on attached Schedule 4

Seller’s Wiring Instructions:

Bank Name:	____________________
ABA Number:	____________________
Account Number:	____________________
Reference:	____________________

[Seller hereby certifies that that all conditions precedent to the funding of a Purchase Price increase in connection with the future advance set forth in Article 3(h)(ii) of the Agreement have been satisfied, except for the following conditions which have been waived by Purchaser: [IDENTIFY ANY WAIVED CONDITIONS]].7

If you agree to enter into the Transaction in accordance with the terms set forth in this Confirmation, please return a countersigned copy of this Confirmation to Seller.

[STARWOOD MORTGAGE FUNDING II LLC] [STARWOOD PROPERTY MORTGAGE SUB-22, L.L.C.] [STARWOOD PROPERTY MORTGAGE SUB-22-A, L.L.C.]

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

BARCLAYS BANK PLC

By:
Name:
Title:

7         To be included if a Confirmation delivered in connection with future funding.

Ex. II-3

Schedule 1 to Confirmation

Purchased Asset:

Address of Mortgaged Property or Mortgaged Properties including the relevant jurisdiction where such Mortgaged Property or Mortgaged Properties is/are located:

Aggregate Principal Amount:

Governing Agreements:

Ex. II-4

Schedule 2 to Confirmation

Representations and Warranties

Ex. II-5

Schedule 3 to Confirmation

Requested Exceptions Report

Ex. II-6

Schedule 4 to Confirmation

Starwood Pari Passu Participation Information

Ex. II-7

EXHIBIT III

AUTHORIZED REPRESENTATIVES OF SELLER

STARWOOD PROPERTY MORTGAGE SUB-22, L.L.C.

STARWOOD PROPERTY MORTGAGE SUB-22-A, L.L.C.

Name	Title	Specimen Signature
Andrew J. Sossen	Chief Operating Officer
Jeffrey DiModica	President
Rina Paniry	Chief Financial Officer
Vincent Kallaher	Senior Vice President
Michael Rappaport	Vice President
Farid Maluf	Vice President

STARWOOD MORTGAGE FUNDING II LLC

Name	Title	Specimen Signature
Richard T. Highfield	President
Leslie K. Fairbanks	Executive Vice President
Jeremy Beard	Senior Vice President
Grace Y. Chiang	Senior Vice President
Jerry Hirschkorn	Assistant Secretary & Vice President

Ex. III-1

EXHIBIT IV-A

FORM OF POWER OF ATTORNEY (U.S. PURCHASED ASSETS)

[Starwood Mortgage Funding II LLC][Starwood Property Mortgage Sub-22, L.L.C.][Starwood Property Mortgage Sub-22-A, L.L.C.], a Delaware limited liability company (“Seller”), does hereby appoint Barclays Bank PLC (“Purchaser”), its attorney-in-fact to act in Seller’s name, place and stead, in any way that Seller could do with respect to (i) the completion of the endorsements of the Purchased Assets, including without limitation the Promissory Notes, Assignments of Mortgages and Participation Certificates, and any transfer documents related thereto, (ii) the recordation of the Assignments of Mortgages, (iii) the preparation and filing, in form and substance satisfactory to Purchaser, of such financing statements, continuation statements, and other uniform commercial code forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets and (iv) the enforcement of Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Master Repurchase Agreement, dated as of June 5, 2019 (the “Repurchase Agreement”), by and among Purchaser, [Seller], [Starwood Mortgage Funding II LLC] [and] [Starwood Property Mortgage Sub-22, L.L.C.,]  [and] [Starwood Property Mortgage Sub-22-A, L.L.C.], and to take such other steps as may be necessary or desirable to enforce Purchaser’s rights against such Purchased Assets, the related Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[SIGNATURE PAGE FOLLOWS]

Ex. IV-A-1

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this ___ day of ________, 20__.

[STARWOOD MORTGAGE FUNDING II LLC] [STARWOOD PROPERTY MORTGAGE SUB-22, L.L.C.] [STARWOOD PROPERTY MORTGAGE SUB-22-A, L.L.C.]

By:
Name:
Title:

STATE OF   ______________          )

COUNTY OF   ____________         )

On ________, 20__, before me, _____________________, a Notary Public, personally appeared ___________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the ______________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature _______________________________

(Seal)

Ex. IV-A-2

EXHIBIT IV-B

FORM OF POWER OF ATTORNEY (ENGLISH PURCHASED ASSETS)

THIS POWER OF ATTORNEY is made and given on [_____] [__], 20[__], by [Starwood Mortgage Funding II LLC][Starwood Property Mortgage Sub-22, L.L.C.][Starwood Property Mortgage Sub-22-A, L.L.C.], a Delaware limited liability company whose registered office is at [_________] (“Seller”) in favor of Barclays Bank PLC, whose registered office is at [745 7th Avenue, New York, New York 10019] (the “Attorney” or “Purchaser”), for the purposes and on the terms hereinafter set forth.

(A)       By a Master Repurchase Agreement, dated as of June 5, 2019 (the “Repurchase Agreement”), Seller agreed to sell, and the Attorney agreed to purchase, the Purchased Assets on terms requiring Seller to repurchase the same on the terms set out therein.

(B)       In connection with the agreement of the Attorney to purchase the Purchased Assets, Seller has agreed to enter into these presents for the purposes hereinafter appearing.

NOW THIS DEED WITNESSETH and SELLER HEREBY APPOINTS the Attorney to be its true and lawful attorney in the name of Seller or otherwise, for and on behalf of Seller to do any of the following acts, deeds and things or any of them:

(a)        date and deliver to the facility agent for execution any Transfer Certificate executed by Seller,

(b)        take any action (including exercising voting and/or consent rights) with respect to any participation interest,

(c)        complete the preparation and filing, in form and substance satisfactory to Purchaser, of such financing statements, continuation statements, and other UCC or other forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets,

(d)        enforce Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Repurchase Agreement,

(e)        to take such other steps as may be necessary or desirable to enforce Purchaser’s rights against, under or with respect to such Purchased Assets and the related Asset Files and the Servicing Records or to enforce Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Repurchase Agreement, provided that Attorney agrees not to exercise its rights under this instrument unless a Default or an Event of Default has occurred and is continuing.

The Attorney shall have the power in writing under seal by an officer of the Attorney from time to time to appoint a substitute (each, a “Substitute Attorney”) who shall have the power to act on behalf of Seller (whether concurrently with or independently of the Attorney) as if that Substitute Attorney shall have been originally appointed as the Attorney by this Deed

Ex. IV-B-1

and/or to revoke any such appointment at any time without assigning any reason therefor provided the Attorney shall continue to be liable for the negligence, willful misconduct or bad faith of any such Substitute Attorney appointed by it.

SELLER DECLARES THAT:

This Power of Attorney shall be irrevocable and is given as security for the interests of the Attorney under the Repurchase Agreement and will survive and not be affected by the subsequent bankruptcy or insolvency or dissolution of Seller.

Seller hereby satisfies and confirms and agrees to verify and confirm any action taken by the Attorney hereunder.

Words and expressions defined in the Repurchase Agreement shall have the same meanings in this Power of Attorney except so far as the context otherwise requires.

This Power of Attorney is governed by and shall be construed in accordance with English law.

[SIGNATURE PAGE FOLLOWS]

Ex. IV-B-2

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this __ day of __________, 20__.

[STARWOOD MORTGAGE FUNDING II LLC] [STARWOOD PROPERTY MORTGAGE SUB-22, L.L.C.] [STARWOOD PROPERTY MORTGAGE SUB-22-A, L.L.C.]

By:
Name:
Title:

Ex. IV-B-3

EXHIBIT V-A

REPRESENTATIONS AND WARRANTIES

REGARDING EACH INDIVIDUAL PURCHASED ASSET

(FOR U.S PURCHASED ASSETS)

EXHIBIT V-A

REPRESENTATIONS AND WARRANTIES

REGARDING INDIVIDUAL PURCHASED ASSETS

All information contained in documents which are part of the Servicing Records shall be deemed to be within Seller’s Knowledge.

Capitalized terms used but not defined in this Exhibit V-A shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit V-A is attached (the “Master Repurchase Agreement”).

Seller acknowledges and agrees that the representations and warranties contained in this Exhibit V-A may be amended from time to time by Purchaser in its reasonable discretion to conform such representations and warranties to Purchaser’s then current standard representations and warranties for commercial mortgage-backed securitization transactions; provided, that such amended representations and warranties shall only apply to Purchased Assets that are originated  or first acquired by Seller or any of its Affiliates after the date Seller receives written notice of the amended representations and warranties.

CERTAIN DEFINED TERMS

“Anticipated Repayment Date” shall mean, with respect to any Mortgage Loan or Mezzanine Loan that is identified on the related Purchased Asset Schedule as an ARD Loan, the date upon which such Mortgage Loan or Mezzanine Loan, as applicable, commences accruing interest at an increased interest rate.

“ARD Loan” shall mean a Mortgage Loan or a Mezzanine Loan the terms of which provide that if, after an Anticipated Repayment Date, the related Borrower has not prepaid such Mortgage Loan or Mezzanine Loan, as applicable, in full, any principal outstanding on the Anticipated Repayment Date will accrue interest at an increased interest rate.

“Assignment of Leases” shall mean any assignment of leases, rents and profits or similar document or instrument executed by a Borrower in connection with the origination of a Mortgage Loan.

“Companion Interest Holder” shall mean, with respect to any Purchased Asset that is a Participation Interest or a Senior Note, any holder of a related Companion Interest.

“Equity Interests” shall mean, with respect to any Mezzanine Loan, 100% of the direct equity interests in the entity or entities that own the Mortgaged Property or Mortgaged Properties that indirectly secure such Mezzanine Loan.

“Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

“Interest Rate” shall mean, with respect to each Mortgage Loan or Mezzanine Loan, the related annualized rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan or Mezzanine Loan, as applicable, from time to time in accordance with the related Promissory Note and applicable law.

“Purchased Asset Schedule” shall mean Schedule I to the applicable Confirmation for a Purchased Asset.

“REMIC Provisions” shall mean the provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final Treasury regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

REPRESENTATIONS AND WARRANTIES

A.        All Purchased Assets.  With respect to each Purchased Asset:

1.         Complete Servicing File.  All documents comprising the Servicing Records are in the possession of the Servicer.

2.         Ownership of Purchased Assets.  Immediately prior to the sale, transfer and assignment to Purchaser, no Purchased Asset was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Purchased Asset other than (x) if the Purchased Asset is subject to a Mezzanine Loan, the rights of the Mezzanine Loan holder(s) pursuant to the intercreditor or co-lender agreement; and (y) the rights of the holder of a Companion Interest under the related co-lender or participation agreement.  Seller has full right and authority to sell, assign and transfer each Purchased Asset, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset other than (x) if the Purchased Asset is subject to a Mezzanine Loan, the rights of the Mezzanine Loan holder(s) pursuant to the intercreditor or co-lender agreement; and (y) the rights of the holder of a Companion Interest under the related co-lender or participation agreement.

3.         Purchased Asset File.  The Purchased Asset File contains a true, correct and complete copy (or, if required by the Custodial Agreement, original) of each document evidencing or securing the Purchased Asset, or affecting the rights of any holder thereof.  With respect to any document contained in the Purchased Asset File that is required to be recorded or filed in accordance with the requirements set forth in the Custodial Agreement, such document is in form suitable for recording or filing, as applicable, in the appropriate jurisdiction and has been or will be recorded or filed as required by the Custodial Agreement.  With respect to each assignment, assumption, modification, consolidation or extension contained in the Purchased

Ex. V-A-2

Asset File, if the document or agreement being assigned, assumed, modified, consolidated or extended is required to be recorded or filed, such assignment, assumption, modification, consolidation or extension is in form suitable for recording or filing, as applicable, in the appropriate jurisdiction.

4.         Purchased Asset Schedule.  The information pertaining to each Purchased Asset which is set forth in the related Purchased Asset Schedule is true and correct in all material respects as of the Purchase Date and contains all information required by the Transaction Documents to be contained therein.

5.         Restrictions on Transfer.  No Purchased Asset contains any restrictions on transfer or transferee eligibility requirements, in each case, that are commercially unreasonable or would be violated in connection with any transfer, assignment or pledge thereof in favor of Purchaser.

B.        Mortgage Loans.  With respect to each Mortgage Loan that constitutes a Purchased Asset:

1.         Whole Loans.  Except for any Purchased Asset that is a Participation Interest or Senior Note, each Purchased Asset is a whole Mortgage Loan and not a Participation Interest or other partial interest in a Mortgage Loan.

2.         Loan Document Status.  Each related Promissory Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of such Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and except that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Promissory Notes, Mortgages or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of such Mortgage Loan, that would

Ex. V-A-3

deny the mortgagee the principal benefits intended to be provided by the Promissory Note, Mortgage or other Purchased Asset Documents.

3.         Mortgage Provisions.  The Purchased Asset Documents for such Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

4.         Hospitality Provisions.  The Purchased Asset Documents for such Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement include an executed copy of such franchise or license agreement as well as a comfort letter or similar agreement signed by the Borrower and franchisor or licensor of such property enforceable by Purchaser or any subsequent holder of such Mortgage Loan (including a securitization trustee) against such franchisor, either directly or as an assignee of the originator, or pursuant to a replacement comfort letter or similar agreement with Purchaser.  The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

5.         Mortgage Status; Waivers and Modifications.  Since origination and except by written instruments set forth in the related Purchased Asset File or to the extent otherwise permitted in accordance with the Master Repurchase Agreement (a) the material terms of each Mortgage, Promissory Note, Mortgage Loan guaranty and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) the Borrower has not been released from its material obligations under the related Purchased Asset Documents.

6.         Lien; Valid Assignment.  Subject to the Insolvency Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller will constitute a legal, valid and binding assignment from Seller.  Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Borrower.  Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee (or if identified on the related Purchased Asset Schedule leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) or any other title exceptions identified to Purchaser in a Requested Exceptions Report (“Title Exceptions”)), except as the enforcement thereof may be limited by the Insolvency Qualifications.  Such Mortgaged Property (subject to Permitted Encumbrances or any Title Exceptions) as of the origination date of the related Mortgage Loan and, to Seller’s Knowledge, as of the related Purchase Date is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy, and, to Seller’s Knowledge and subject

Ex. V-A-4

to the rights of tenants (subject to and excepting Permitted Encumbrances and any other Title Exceptions), and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below).  Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

7.         Permitted Liens; Title Insurance.  Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow or closing instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized with any other Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”).  Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage.  Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made thereunder and no claims have been paid thereunder.  Neither Seller, nor to Seller’s Knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

8.         Junior Liens.  It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing).  Except as set forth on the related Purchased Asset Schedule, Seller has no Knowledge of any mezzanine debt secured directly by interests in the related Borrower.

Ex. V-A-5

9.         Assignment of Leases and Rents.  There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage).  Subject to Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications.  The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

10.       UCC Filings.  If the related Mortgaged Property is operated as a hospitality property, the related originator has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by the related Borrower and located on such Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Asset Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be.  Subject to the Insolvency Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above.  No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

11.       Condition of Property.  Seller or the originator of such Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six (6) months of origination of the Mortgage Loan and, (i) with respect to a Fixed Rate Asset, within six (6) months of the Purchase Date or, (ii) with respect to a Floating Rate Asset, within twelve (12) months of the Purchase Date.

An engineering report or property condition assessment was prepared in connection with the origination of such Mortgage Loan no more than six (6) months prior to the origination of such Mortgage Loan. Seller has no Knowledge of any issues with the physical condition of the Mortgaged Property that Seller believes would have a material adverse effect on the value of the Mortgaged Property other than those disclosed in the engineering report or property condition assessment delivered to Purchaser in accordance with Exhibit VII.

12.       Taxes and Assessments.  All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of

Ex. V-A-6

equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon.  For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

13.       Condemnation.  As of the date of origination of such Mortgage Loan and to Seller’s Knowledge as of the Purchase Date, there is no proceeding pending and, to Seller’s Knowledge as of the date of origination of such Mortgage Loan and as of the Purchase Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

14.       Actions Concerning Mortgage Loan.  As of the date of origination of such Mortgage Loan and to Seller’s Knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Asset Documents or (f) the current principal use of the Mortgaged Property.

15.       Escrow Deposits.  All escrow deposits and payments required to be escrowed with the lender pursuant to such Mortgage Loan are in the possession, or under the control, of Seller or Servicer (or, to the extent Seller is not the Record Holder, the applicable other servicer of the Mortgage Loan), and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the lender under the related Purchased Asset Documents are being conveyed by Seller to Purchaser (although the same may be held by Servicer in accordance with the Servicing Agreement and the Servicer Notice (or, to the extent Seller is not the Record Holder, the applicable other servicer of the Mortgage Loan in accordance with the applicable other servicing agreement)).

16.       No Holdbacks.  The principal amount of the Mortgage Loan stated on the related Purchased Asset Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except (i) in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Seller to merit such holdback or (ii) Future Advances identified in the related Purchased Asset Schedule).

Ex. V-A-7

17.       Insurance.  Each related Mortgaged Property is, and is required pursuant to the related Purchased Asset Documents to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company, “A” from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Service (collectively, the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (x) the original principal balance of the Mortgage Loan and (y) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related Borrower included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Asset Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than twelve (12) months (or with respect to each Mortgage Loan on a single asset with a maximum principal balance of $50 million or more, covers a period of not less than eighteen (18) months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (or a private policy from an insurer meeting the Insurance Rating Requirements providing at least the same limits),  plus such additional excess flood coverage from an insurer meeting the Insurance Rating Requirements in an amount as would reasonably be expected to be required by prudent institutional commercial and multifamily mortgage lenders.

If the Mortgaged Property is located within twenty-five (25) miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial and multifamily mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property for the sole purpose of assessing either the scenario expected

Ex. V-A-8

limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake.  In such instance, the SEL or PML, as applicable was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance.  If the resulting report concluded that the SEL or PML, as applicable would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 100% of the SEL or PML, as applicable.

The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the related Purchase Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured.  Such insurance policies will inure to the benefit of Purchaser.  Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for premiums.  All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days prior notice to the lender of termination or cancellation (or such lesser period, not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

18.       Access; Utilities; Separate Tax Lots.  Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

19.       No Encroachments.  Based solely upon surveys obtained in connection with origination, any other due diligence performed by lender, the related Title Policy and, in each case, any updates thereto obtained by lender following origination, all material improvements that were included for the purpose of determining the appraised value of the

Ex. V-A-9

related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.  No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, after taking into account any applicable provisions of the Title Policy.  No improvements encroach upon any easements except for encroachments, the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

20.       No Contingent Interest or Equity Participation.  No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

21.       REMIC.  With respect to each Fixed Rate Asset and any other Purchased Asset identified as REMIC eligible in the related Confirmation, such Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (a) the issue price of the Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (b) either: (i) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (A) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date or (B) at the Purchase Date at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (ii) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)).  With respect to each Fixed Rate Asset and any other Purchased Asset identified as REMIC eligible in the related Confirmation, if the Mortgage Loan was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (b)(i)(A) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (b)(i)(B), including the proviso thereto.  Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2).  All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

22.       Compliance with Usury Laws.  The Interest Rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such

Ex. V-A-10

Mortgage Loan complied as of the date of origination of such Mortgage Loan with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

23.       Authorized to do Business.  To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Promissory Note being assigned to Purchaser, each holder of the Promissory Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by any holder thereof.

24.       Trustee under Deed of Trust.  With respect to each related Mortgage which is a deed of trust, as of the date of origination of the related Mortgage Loan and, to Seller’s Knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

25.       Local Law Compliance.  To Seller’s Knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, other affirmative investigation of local law compliance consistent with the investigation conducted by the related originator for similar commercial and multifamily mortgage loans intended for securitization, any other due diligence performed in connection with the origination of such Mortgage Loan and, in each case, any updates thereto obtained by lender following origination, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively, “Zoning Regulations”) other than those which (i) are insured by the Title Policy, (ii) are insured by law and ordinance insurance coverage obtained in amounts customarily required by prudent institutional, commercial and multifamily mortgage lenders that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations in respect thereof or (iii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property.  The terms of the Purchased Asset Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

26.       Licenses and Permits.  Each Borrower covenants in the Purchased Asset Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s Knowledge based upon any of a letter from any governmental authorities, a zoning report, title report or other affirmative investigation of local law compliance consistent with the investigation conducted by the related originator for similar commercial and multifamily mortgage loans intended for securitization, any other due diligence performed in connection with origination and, in each case, any updates thereto obtained by lender following origination, all such material licenses, permits and applicable governmental authorizations are in effect.  The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in

Ex. V-A-11

which the related Mortgaged Property is located and for the related Borrower and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

27.       Recourse Obligations.  The Purchased Asset Documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Borrower; (ii) if Borrower or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Borrower or (iii) upon any voluntary transfer of either the Mortgaged Property or equity interests in Borrower made in violation of the Purchased Asset Documents; and (b) contains provisions providing for recourse against the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Borrower’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of security deposits, insurance proceeds, or condemnation awards; (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Purchased Asset Documents; or (v) commission of intentional material physical waste at the Mortgaged Property.

28.       Mortgage Releases.  With respect to each Fixed Rate Asset and any other Purchased Asset identified as REMIC eligible in the related Confirmation, the terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation.  With respect to each Fixed Rate Asset and any other Purchased Asset identified as REMIC eligible in the related Confirmation, with respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x).  For purposes of the preceding clause (x) if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Mortgage

Ex. V-A-12

Loan outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

With respect to each Fixed Rate Asset and any other Purchased Asset identified as REMIC eligible in the related Confirmation, in the event of a taking of any portion of a Mortgaged Property by a state or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the related Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Mortgage Loan.

With respect to each Fixed Rate Asset and any other Purchased Asset identified as REMIC eligible in the related Confirmation, no Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC Provisions.

29.       Financial Reporting and Rent Rolls.  The Purchased Asset Documents for each Mortgage Loan require the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

30.       Acts of Terrorism Exclusion.  With respect to each Mortgage Loan with a maximum principal balance over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each other Mortgage Loan, the related special form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s Knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each Mortgage Loan, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided,  however, that if TRIA or a similar or subsequent statute is not in effect, then, provided

Ex. V-A-13

that terrorism insurance is commercially available, the Borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

31.       Due-on-Sale or Encumbrance.  Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent institutional commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 28 and 33 herein or (vii) any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Interest in such Mortgage Loan or subordinate debt that existed at origination and is permitted under the related Purchased Asset Documents, (ii) purchase money security interests, (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan or (iv) Permitted Encumbrances.  The Mortgage or other Purchased Asset Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

32.       Single-Purpose Entity.  Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding.  Both the Purchased Asset Documents and the organizational documents of the Borrower with respect to each Mortgage Loan that, together with any related Mezzanine Loan that is a Purchased Asset, has an aggregate maximum principal balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan that, together with any related Mezzanine

Ex. V-A-14

Loan that is a Purchased Asset, has an aggregate maximum principal balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower.  For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan and, if applicable, any related Mezzanine Loan that is a Purchased Asset, in the aggregate, has a maximum principal balance equal to $5 million or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

33.       Defeasance.  With respect to any Purchased Asset that can be defeased (a “Defeasance”), (i) the Purchased Asset Documents provide for defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Purchased Asset Documents; (ii) the Mortgage Loan cannot be defeased within two (2) years after the securitization thereof; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Promissory Note as set forth in (iii) above, (v) if the Borrower would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed by (or the mortgagee may require such assumption) a Single Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

34.       Interest Rates.  With respect to each Floating Rate Asset, the Mortgage Loan bears interest at a floating rate of interest that is based on LIBOR (or an alternative index

Ex. V-A-15

that has become generally accepted as a replacement to LIBOR) plus a margin (which interest rate may be subject to a minimum or “floor” rate).  With respect to each Fixed Rate Asset, the Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, in each case except in the case of an ARD Loan and in situations where default interest may be imposed.

35.       Ground Leases.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the originator, its successors and assigns, Seller represents and warrants that:

(a)        The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction.  The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)        The lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended, modified, or canceled or terminated by agreement of lessor and lessee without the prior written consent of the lender, and no such consent has been granted since the origination of the Mortgage Loan;

(c)        The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Borrower or the mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Mortgage Loan, or ten (10) years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)        The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)        The Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its assigns without the consent of the lessor thereunder (or if such consent is necessary it has been obtained), and in the event it is so assigned, it is further

Ex. V-A-16

assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)        Seller has not received any written notice of default under or notice of termination of such Ground Lease.  To Seller’s Knowledge, there is no default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such Ground Lease and to Seller’s Knowledge, such Ground Lease is in full force and effect as of the Purchase Date;

(g)        The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against lender unless such notice is given to the lender;

(h)        A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)         The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent institutional commercial mortgage lender;

(j)         Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k))  will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)        In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)         Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination

Ex. V-A-17

of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

36.       Servicing.  The servicing and collection practices with respect to the Mortgage Loan, and to Seller’s Knowledge with respect to any Mortgage Loan not originated by Seller or any of its Affiliates, have been, in all respects, legal and have met customary industry standards for servicing of commercial and multifamily loans that are similar to such Mortgage Loan.

37.       Origination and Underwriting.  The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit V-A.

38.       [Reserved].

39.       No Material Default; Payment Record.  No Mortgage Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of its Purchase Date, no Mortgage Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments.  To Seller’s Knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided,  however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit V-A.  No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Purchased Asset Documents.

40.       Bankruptcy.  As of the date of origination of such Mortgage Loan and to Seller’s Knowledge as of the Purchase Date, neither the Mortgaged Property (other than tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

41.       Organization of Borrower.  With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by such Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.

Ex. V-A-18

42.       Environmental Conditions.  At origination, each Borrower represented and warranted that to its knowledge, except as set forth in any ESA (as defined below), no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the related Mortgaged Property, except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the related Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the related Mortgaged Property or in a material adverse effect on the value, use or operations of the related Mortgaged Property.

A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within twelve (12) months prior to its origination date (or an update of a previous ESA was prepared during such period), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true:  (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the related Purchase Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and/or Fitch Ratings Inc.; (E) a party not related to the Borrower was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action.  To Seller’s Knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

Ex. V-A-19

In the case of each Mortgage Loan with respect to which there is an environmental insurance policy (the “Environmental Insurance Policy”), (i) such Environmental Insurance Policy has been issued by the issuer set forth in the related Environmental Insurance Policy (the “Policy Issuer”) and is effective as of the Purchase Date, (ii) as of origination and to Seller’s Knowledge as of the Purchase Date the Environmental Insurance Policy is in full force and effect, there is no deductible and Seller is a named insured under such policy, (iii) on the effective date of the Environmental Insurance Policy, Seller as originator had no Knowledge of any material and adverse environmental condition or circumstance affecting the related Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (A) the application for insurance, (B) a Borrower questionnaire that was provided to the Policy Issuer, or (C) an engineering or other report provided to the Policy Issuer, and (iv) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Mortgage Loan.

43.       Appraisal.  The Purchased Asset File contains an appraisal of the related Mortgaged Property with an appraisal date within six (6) months of the Mortgage Loan origination date, and within six (6) months of the Purchase Date.  The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to Seller’s Knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

44.       Cross-Collateralization.  No Mortgage Loan is cross-collateralized or cross-defaulted with any other loan, except any Mortgage Loan or Mezzanine Loan that is a Purchased Asset and only to the extent set forth on the related Purchased Asset Schedule.

45.       Advance of Funds by Seller.  After origination of such Mortgage Loan, no advance of funds has been made by Seller to the related Borrower of such Mortgage Loan other than in accordance with the Purchased Asset Documents, and, to Seller’s Knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on such Mortgage Loan (other than as contemplated by the Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Purchased Asset Documents).  Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under such Mortgage Loan, other than contributions made on or prior to such Purchase Date.

46.       Compliance with Anti-Money Laundering Laws.  Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

47.       Affiliates.  The related Borrower is not an Affiliate of Seller.

Ex. V-A-20

C.        Mezzanine Loans.  With respect to each Mezzanine Loan that constitutes additional security for a Purchased Asset:

1.         Whole Loans.  Such Mezzanine Loan is a whole Mezzanine Loan secured by Equity Collateral consisting of 100% of the equity interests in the entity or entities that own the related Mortgaged Property or Mortgaged Properties.  No Mezzanine Loan is a Participation Interest or other partial interest in a Mezzanine Loan. The related Mortgage Loan complies with all of the representations and warranties set forth in Section (B) above and is also a Purchased Asset subject to a Transaction under the Master Repurchase Agreement.

2.         Mezzanine Loan Document Status.  Each related Promissory Note, guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor, in connection with such Mezzanine Loan is the legal, valid and binding obligation of such Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by the Insolvency Qualifications.

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Promissory Notes or other Mezzanine Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of such Mezzanine Loan, that would deny the pledgee the principal benefits intended to be provided by the Promissory Note or other Mezzanine Loan Documents.

3.         Pledge Provisions.  The Mezzanine Loan Documents for such Mezzanine Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Equity Interests of the principal benefits of the security intended to be provided thereby, including realization by UCC foreclosure subject to the limitations set forth in the Insolvency Qualifications.

4.         Mezzanine Loan Status; Waivers and Modifications.  Since origination and except by written instruments set forth in the related Purchased Asset File or to the extent otherwise permitted in accordance with the Master Repurchase Agreement (a) the material terms of the related pledge or other security agreement, Promissory Note, guaranty and the other Mezzanine Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mezzanine Loan; (b) no related Equity Interests or any portion thereof has been released from the lien of the related pledge or other security agreement in any manner which materially interferes with the security intended to be provided by such agreement; and (c) the Borrower has not been released from its material obligations under the related Mezzanine Loan Documents.

5.         Lien; Valid Assignment.  Subject to the Insolvency Qualifications, each assignment of Mezzanine Loan and other agreement executed in connection with the transfer of such Mezzanine Loan from Seller will constitute a legal, valid and binding assignment or

Ex. V-A-21

agreement from Seller.  Each Mezzanine Loan is freely assignable without the consent of the related Borrower (but subject to the terms and conditions of any related intercreditor agreement).  Each pledge of collateral for the Mezzanine Loan creates a legal, valid and enforceable first priority (upon the recording thereof in the applicable recording office) security interest in such collateral, except as the enforcement thereof may be limited by the Insolvency Qualifications.  Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

6.         UCC 9 Policies.  Seller’s security interest in the Equity Interests is covered by a “UCC 9” insurance policy relating to the Mezzanine Loan (or, if such policy is yet to be issued, by a pro forma title policy or “marked up” commitment preliminary title policy with escrow or closing instructions, in each case binding on the issuer), and (i) such policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, (ii) all premiums thereunder have been paid, (iii) no claims have been made thereunder, and (iv) no claims have been paid thereunder.  The originator of such Mezzanine Loan obtained a mezzanine endorsement to the “owner’s” title policy or an assignment of title proceeds in connection therewith.

7.         Actions Concerning Mezzanine Loan.  As of the date of origination of such Mezzanine Loan and to the Seller’s Knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any related Borrower or guarantor, or the related Equity Interests, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to such Equity Interests, (b) the related mortgage Borrower’s title to the related Mortgaged Property, (c) the validity or enforceability of the related Mezzanine Loan Documents, (d) such Borrower’s ability to perform under such Mezzanine Loan (or the related mortgage Borrower’s ability to perform under the related Mortgage Loan, as applicable), (e) such guarantor’s ability to perform under the related guaranty or (f) the principal benefit of the security intended to be provided by the Mezzanine Loan Documents.

8.         Escrow Deposits.  All escrow deposits and payments required to be escrowed with the lender pursuant to such Mezzanine Loan are in the possession, or under the control, of Seller or Servicer (or, to the extent Seller is not the Record Holder, the applicable other servicer of the Mezzanine Loan), and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the lender under the related Mezzanine Loan Documents are being conveyed by Seller to Purchaser (although the same may be held by Servicer in accordance with the Servicing Agreement and the Servicer Notice (or, to the extent Seller is not the Record Holder, the applicable other servicer of the Mezzanine Loan in accordance with the applicable other servicing agreement)).

9.         No Holdbacks.  The principal amount of such Mezzanine Loan stated on the related Purchased Asset Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except (i) in those cases where the full amount of such Mezzanine Loan has been disbursed but a portion thereof is being held in escrow or

Ex. V-A-22

reserve accounts pending the satisfaction of certain conditions relating to matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Seller to merit such holdback or (ii) future advances to be funded with respect to such Mezzanine Loan as identified in the related Purchased Asset Schedule).

10.       No Contingent Interest or Equity Participation.  No Mezzanine Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

11.       Compliance with Usury Laws.  The Interest Rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums)  of such Mezzanine Loan complied as of the date of origination of such Mezzanine Loan with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

12.       Recourse Obligations.  The Mezzanine Loan Documents for each Mezzanine Loan provide that such Mezzanine Loan (a) becomes full recourse to the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Borrower; (ii) if Borrower or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Borrower or (iii) upon any voluntary transfer of the related Mortgaged Property or equity interests in the Borrower made in violation of the Mezzanine Loan Documents; and (b) contains provisions providing for recourse against the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Borrower’s (i) misappropriation of rents after the occurrence of an event of default under the Mezzanine Loan; (ii) misappropriation of security deposits, insurance proceeds, or condemnation awards; (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mezzanine Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property.

13.       Single-Purpose Entity.  Each Mezzanine Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mezzanine Loan is outstanding.  Both the Mezzanine Loan Documents and the organizational documents of the Borrower with respect to each Mezzanine Loan that, together with the related Mortgage Loan, has an aggregate maximum principal balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mezzanine Loan that, together with the related Mortgage Loan, has an aggregate maximum principal balance of $20 million or more has a counsel’s opinion regarding non-consolidation the Borrower.  For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if such Mezzanine Loan, together with the related Mortgage Loan, has an aggregate maximum principal balance equal to $5 million or less, its organizational documents or the related Mezzanine Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning the

Ex. V-A-23

Equity Interests in the related mortgage Borrower and prohibit it from engaging in any business unrelated to such Equity Interests, and whose organizational documents further provide, or which entity represented in the related Mezzanine Loan Documents, substantially to the effect that it does not have any assets other than those related to such Equity Interests, or any indebtedness other than as permitted by the related Mezzanine Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Mezzanine Loan that is cross-collateralized and cross-defaulted with the related Mezzanine Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

14.       Defeasance.  The Mezzanine Loan does not expressly permit defeasance.

15.       Interest Rates.  Each Mezzanine Loan bears interest at a floating rate of interest that is based on LIBOR (or an alternative index that has become generally accepted as a replacement to LIBOR) plus a margin (which interest rate may be subject to a minimum or “floor” rate).

16.       Servicing.  The servicing and collection practices with respect to the Mezzanine Loan have at all times been, in all respects, legal and, have met customary industry standards for servicing of loans that are similar to such Mezzanine Loan.

17.       Origination and Underwriting.  The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Mezzanine Loan have been, in all material respects, legal and as of the date of its origination, such Mezzanine Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mezzanine Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit V-A.

18.       No Material Default; Payment Record.  No Mezzanine Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Purchase Date for the related Mortgage Loan, no Mezzanine Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments.  To Seller’s Knowledge there is (a) no material default, breach, violation or event of acceleration existing under the Mezzanine Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mezzanine Loan, provided,  however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit V-A.  No person other than the holder of such Mezzanine Loan may declare any event of default under the Mezzanine Loan or accelerate any indebtedness under the Mezzanine Loan Documents.

Ex. V-A-24

19.       Bankruptcy.  As of the date of origination of such Mezzanine Loan and, to Seller’s Knowledge, as of the Purchase Date for the related Mortgage Loan, no related Borrower or guarantor is a debtor in any state or federal bankruptcy, insolvency or similar proceeding.

20.       Organization of Borrower.  With respect to each Mezzanine Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by such Borrower in connection with the origination of such Mezzanine Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.

21.       Cross-Collateralization.  No Mezzanine Loan is cross-collateralized or cross-defaulted with any other loan, except any Mortgage Loan or Mezzanine Loan that is a Purchased Asset and only to the extent set forth on the related Purchased Asset Schedule.

22.       Advance of Funds by Seller.  After origination of such Mezzanine Loan, no advance of funds has been made by Seller to the related Borrower of such Mezzanine Loan other than in accordance with the Mezzanine Loan Documents, and, to Seller’s Knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on such Mezzanine Loan (other than as contemplated by the Mezzanine Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or the Mezzanine Loan Documents).  Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under such Mezzanine Loan, other than contributions made on or prior to such Purchase Date.

23.       Compliance with Anti-Money Laundering Laws.  Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of each Mezzanine Loan.

24.       Affiliates.  The related Borrower is not an Affiliate of Seller.

25.       Not a Security.  With respect to each Mezzanine Loan, such Mezzanine Loan has not been deemed, and is not, a “security” within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

26.       Required Terms.  With respect to each Mezzanine Loan, (x) the related Mortgage Loan contains a requirement that any principal repayment of such Mortgage Loan must be accompanied by a pro rata principal repayment (based on outstanding principal balance) of such Mezzanine Loan, (y) a default under the related Mortgage Loan constitutes a default under such Mezzanine Loan and (z) the related Mortgage Loan and such Mezzanine Loan are coterminous.

D.        Senior Notes.  With respect to each Purchased Asset that is a Promissory Note, such note is a Senior Note (with no existing more-senior Promissory Note or Participation Interest) related to a Mortgage Loan or a Mezzanine Loan that complies with all of the representations set forth in Section B or C above.  If such Promissory Note is pari passu with any other Promissory Note, the holder of such Promissory Note is the Record Holder and the

Ex. V-A-25

Controlling Holder pursuant to a co-lender agreement or intercreditor agreement that is legal, valid and enforceable as between its parties, subject to the limitations set forth in the Insolvency Qualifications.

E.        Participation Interests.  With respect to each Purchased Asset that is a Participation Interest:

1.         Mortgage Loan.  The related Mortgage Loan complies with all of the representations set forth in Section B above.

2.         Performing Participation.  Such Participation Interest is performing and is evidenced by a physical Participation Certificate.

3.         Record Holder; Status of Participation Agreement.  Such Participation Interest is a senior or pari passu participation interest (in each case, with no existing more-senior participation interest) in a whole Mortgage Loan.  Seller or an agent on behalf of Seller and the holder of the related Companion Interest(s) is the Record Holder of the related Mortgage Loan pursuant to a participation agreement that is legal, valid and enforceable as between its parties.  If such Participation Interest is (i) a pari passu participation interest or (ii) a senior participation interest with respect to which no related junior participation interest accounts for more than ten (10) percent of the maximum principal balance of the related Mortgage Loan, the related participation agreement provides that the holder of such Participation Interest is the Controlling Holder.  If such Participation Interest is a senior participation interest with respect to which the related junior participation interest accounts for more than ten (10) percent of the maximum principal balance of the related Mortgage Loan, the control rights granted to the holder of such junior participation pursuant to the related participation agreement are customary for holders of junior participations in commercial mortgage loans originated by prudent institutional commercial and multifamily mortgage lenders in connection with loans similar to the Mortgage Loan, intended for securitizations.

4.         Costs and Expenses.  If the Participation Interest is pari passu with any Companion Interest, the holder of such Companion Interest is required to pay its pro rata share of any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Mortgage Loan upon request therefor by the Record Holder or a servicer.  If the Participation Interest is senior to any Companion Interests, the holder of such Companion Interest is required to bear any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Mortgage Loan prior to the holder of such Participation Interest.

5.         Companion Interest Holders.  Each participation agreement is effective to convey the related Companion Interests to the related Companion Interest Holders and is not intended to be or effective as a loan or other financing secured by the related Mortgaged Property or, if applicable, the related Equity Interests.  Neither the holder of the Participation Interest nor the Record Holder owes any fiduciary duty or obligation to any Companion Interest Holder pursuant to the applicable participation agreement.

Ex. V-A-26

6.         Purchased Asset File.  The Purchased Asset File with respect to such Participation Interest includes all material documents evidencing and/or securing such Participation Interest, or affecting the rights of any holder thereof, and since origination and except by written instruments set forth in the related Purchased Asset File or to the extent otherwise permitted in accordance with the Master Repurchase Agreement, the terms of such documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any material respect except as set forth in the documents contained in the Purchased Asset File.  Each assignment of the related Participation Certificate contained in the Purchased Asset File is in the form required by the related participation agreement or is otherwise sufficient to assign such Participation Certificate.

7.         No Defaults or Waivers under Participation Documents.  All amounts due and owing to any Companion Interest Holder pursuant to the related participation agreement or related documents have been duly and timely paid.  (a) There is (i) no default, breach or violation existing under any participation agreement or related document, and (ii) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, or violation under any participation agreement or related document, and (b) no default, breach or violation under any participation agreement or related document has been waived, that, in the case of either (a) or (b), materially and adversely affects the value of the Participation Interest; provided,  however, that this representation and warranty does not cover any default, breach or violation that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit V-A.  No person other than the holder of such Participation Interest or the related Companion Interests (or, in each case, a pledgee of any such Participation Interests) may declare any default, breach or violation under the applicable participation agreement or related documents.

8.         Bankruptcy.  No issuer of such Participation Interest or Companion Interest Holder is a debtor in any outstanding state or federal bankruptcy or insolvency proceeding.

9.         No Known Liabilities.  Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interest is or may become obligated.

10.       Transfer.  The Record Holder role, rights and responsibilities are assignable by Seller without consent or approval other than those that have been obtained and Seller will timely deliver to Custodian all necessary assignments, notices, and documents in order to convey record title of the related Mortgage Loan and other rights and interests to Purchaser in its capacity as successor Record Holder;

11.       No Repurchase.  The terms of the related participation agreement do not require or obligate the Record Holder or its successor or assigns to repurchase any Companion Interest under any circumstances.

Ex. V-A-27

12.       No Misrepresentations.  Neither Seller nor any Affiliate thereof, in selling any Companion Interest to a Companion Interest Holder, committed any fraud or made any material misrepresentation to such Companion Interest Holder in connection with its purchase of such Companion Interest.

13.       UCC.  Such Participation Interest (i) is not dealt in or traded on a securities exchange or in a securities market, (ii) does not by its terms expressly provide that it is a Security governed by Article 8 of the UCC, (iii) is not Investment Property, (iv) is not held in a Securities Account and (v) does not constitute a Security or a Financial Asset.  The related Participation Certificate is an Instrument.  For purposes of this paragraph (13), capitalized terms undefined in the Master Repurchase Agreement or this Exhibit V-A have the meaning given to such term in the UCC.

Ex. V-A-28

EXHIBIT V-B

REPRESENTATIONS AND WARRANTIES

REGARDING EACH INDIVIDUAL PURCHASED ASSET

(FOR ENGLISH PURCHASED ASSETS)

EXHIBIT V-B

REPRESENTATIONS AND WARRANTIES

REGARDING INIDIVIDUAL PURCHASED ASSETS IN ENGLAND AND WALES

The following Representations and Warranties are made in respect of Purchased Assets where (and to the extent that) the Mortgaged Properties/y are/is located in England or Wales.

All information contained in documents which are part of the Servicing Records shall be deemed to be within Seller’s Knowledge.

Capitalized terms used but not defined in this Exhibit V-B shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit V-B is attached (the “Master Repurchase Agreement”).

Seller acknowledges and agrees that the representations and warranties contained in this Exhibit V-B may be amended from time to time by Purchaser in its reasonable discretion to conform such representations and warranties to Purchaser’s then current standard representations and warranties for commercial mortgage-backed securitization transactions; provided, that such amended representations and warranties shall only apply to Purchased Assets that are originated or first acquired by Seller or any of its Affiliates after the date Seller receives written notice of the amended representations and warranties.

REPRESENTATIONS AND WARRANTIES

With respect to each applicable Purchased Asset:

1.         Such Purchased Asset complies with all of the representations and warranties set for in Exhibit V-A of the Master Repurchase Agreement, to the extent applicable for a Purchased Asset secured by Mortgaged Property located in England or Wales.

2.         Each Mortgage constitutes a first ranking charge by way of legal mortgage over the relevant Mortgaged Property and secures in priority to all other mortgages and charges all monies owing under the related Mortgage Loan.

3.         The Purchased Asset carries a right to repayment of principal under the related Purchased Asset Documents in an amount not less than the principal balance of such Purchased Asset as disclosed in the Confirmation and the Purchased Asset is not subject to any right of set-off or counterclaim in favour of a Borrower.

4.         Interest is charged on the Purchased Asset at such a rate or rates as may be determined in accordance with the provisions of the Purchased Asset Documents.

5.         Each relevant Seller or an Affiliate of the relevant Seller has, since the date of origination of the related Purchased Asset, kept full and proper accounts, books and records showing clearly all transactions, payments, receipts, proceedings and notices relating to its relevant Seller share of the related Purchased Asset made or received by it or by an Affiliate of the relevant Seller and which are complete and accurate in all material respects and the said records are available to it on an unrestricted basis, or, to the relevant Seller’s Knowledge, such records have been kept by a predecessor in title to the relevant Seller, and, to the Seller’s Knowledge such records of a predecessor in title to the relevant Seller or an Affiliate of the relevant Seller are complete and accurate in all material respects.

6.         As of the Purchase Date, to the relevant Seller’s Knowledge, no event of default (howsoever described) under the related Purchased Asset (each, a “Loan Event of Default”) has occurred and is continuing after the expiry of any applicable grace period(s) and has not been cured or waived.

7.         The relevant Seller has no Knowledge, that any derivative or hedging transaction entered into in connection with the Purchased Asset (a “Hedging Transaction”) is invalid, void, or is subject to a claim impairment the effect of which would have a material adverse effect on the Market Value of the Purchased Asset.

8.         Each relevant Seller is the sole legal and beneficial owner of the relevant Purchased Asset and is the sole beneficial owner of its interest in the security granted by a Borrower in respect of the related Mortgage Loan (the “Relevant Security”) in each case free and clear of any and all Liens other than Permitted Encumbrances (as defined in Exhibit V-A of the Master Repurchase Agreement).

9.         Each relevant Seller is entitled, under the terms of the Purchased Asset Documents and subject to the provisions for transfer as set out therein, to enter into the Agreement, to execute and deliver a Transfer Certificate and to grant security to the Purchaser in accordance with the terms of the Agreement, and to transfer the relevant Purchased Asset (and its interest in the Relevant Security relating to the same) to the Purchaser absolutely.

10.       Prior to the advancing and/or purchase of the relevant Purchased Asset:

(a)        the relevant Seller or an Affiliate of the relevant Seller or to the Seller’s Knowledge a predecessor in title of the relevant Seller commissioned an adequate due diligence procedure which initially or after further investigation disclosed nothing which would have a material adverse effect on the Market Value of the Purchased Asset; and

(b)        the relevant Seller has no Knowledge of any matter or thing since the date of origination or acquisition affecting the title of the Borrowers to any part of the Relevant Security which would have caused a material adverse effect on the Market Value of the Purchased Asset.

11.       To the relevant Sellers' Knowledge the certificate of title or report on title given by a lawyer in connection with its or a predecessor in title’s origination of the relevant Purchased Asset  showed no adverse entries, or, if such report or certificate did reveal an adverse entry, such entry would not have caused a reasonably prudent lender of money secured on commercial property to proceed with the relevant advance on its agreed terms.

12.       The Mortgaged Properties securing the relevant Purchased Asset were valued by an independent valuer prior to the origination of the relevant Purchased Asset (the related valuation, the “Initial Valuation”).

13.       To the relevant Sellers' Knowledge, the Initial Valuation satisfied in all material respects the requirements for a valuation on a market value basis as defined in

Ex. V-B-2

the then current Royal Institution of Chartered Surveyors Valuation Standards, Global and UK.

14.       Each relevant Seller or relevant Affiliate of a Seller and, to the Knowledge of the Seller, each predecessor in title to the relevant Seller has performed in all material aspects all of its obligations under or in connection with the relevant Purchased Asset and, to such relevant Seller’s Knowledge, the Borrowers have not taken or threatened to take any action against such relevant Seller or against any agent, security trustee or other administrative party under the Purchased Asset Documents (together with the relevant Seller, the “Finance Parties”) for any material failure on the part of the Finance Parties under or in respect of the relevant Purchased Asset to perform any such obligations.

15.       The relevant Seller has no Knowledge of any litigation or claim calling into question in any material way such relevant Seller's title to the related Purchased Asset or any Finance Party’s title to any material part of the Relevant Security.

16.       The relevant Seller has not received written notice of any default or forfeiture of any occupational lease granted in respect of any Mortgaged Property or of the insolvency of any tenant of any Mortgaged Property which would, in any case, have a material adverse effect on the Market Value of the relevant Purchased Asset.

17.       Prior to making the initial advance under the relevant Purchased Asset, (i) no express recommendation was received by the relevant Seller or, to the Seller’s Knowledge, by a predecessor title of the relevant Seller from any valuer in connection with its work on the Initial Valuation to carry out any further or additional environmental audit, survey or report of any Mortgaged Property which was not pursued, and (ii) if any such environmental audit, survey or report was performed prior to such origination or acquisition, the results of any such environmental audit, survey or report which was procured by the relevant Sellers or an Affiliate of the Seller or, to the Knowledge of the Seller, a predecessor in title of the relevant Seller were made available to the valuer in respect of the Initial Valuation.

18.       The sale of the relevant Purchased Asset will occur in the ordinary course of the business of the relevant Seller.

19.       To the Seller’s Knowledge, based on the certificate of title or report on title which was issued on origination, the relevant Borrowers had as at the date of origination of the relevant Purchased Asset, and has, subject to matters disclosed in the due diligence reports which were disclosed to the valuer in connection with the Initial Valuation, good and marketable title to the Mortgaged Properties.

20.       To the relevant Seller’s Knowledge, each Mortgaged Property is insured against usual commercial risks, including against terrorism.  The relevant Sellers have not received and, to the relevant Sellers’ Knowledge, no Finance Party has received written notice that any insurance policy is about to lapse (unless a renewal policy will become effective on or prior to the termination date).

21.       The relevant Seller has not received notice and has no Knowledge of the bankruptcy, liquidation, receivership, administration or a winding up or administrative order or dissolution made against any Borrower or owner of a Mortgaged Property.

Ex. V-B-3

22.       As of the Purchase Date, to the relevant Seller’s Knowledge, no amount of principal or interest due from the Borrowers has at any time been more than 5 Business Days overdue in respect of the related Purchased Asset.

23.       No Mortgage Loan nor the related Mortgage consist of or includes any "stock" or "marketable securities" within the meaning of section 125 of the Finance Act 2003, "chargeable securities" for the purposes of section 99 of the Finance Act 1986, a "chargeable interest" for the purposes of section 48 of the Finance Act 2003 or a "chargeable interest" for the purposes of section 4 of the Land Transaction Tax and Anti-avoidance of Devolved Taxes (Wales) Act 2017).

24.        No agreement for any Mortgage Loan is in whole or in part a regulated agreement or consumer credit agreement (as defined in Section 8 of the Consumer Credit Act 1974 (as amended, extended or re-enacted from time to time).

Ex. V-B-4

EXHIBIT VI

FORM OF BAILEE AGREEMENT

[Date]

VIA FAX

Barclays Bank PLC
745 7th Avenue
New York, New York 10019
Attention: Francis X. Gilhool, Jr.

Re:       Acquisition of [________] (the “Asset”) by [Starwood Mortgage Funding LLC]  [Starwood Property Mortgage Sub-22, L.L.C.] [Starwood Property Mortgage Sub-22-A, L.L.C.] (“Seller”)

Ladies and Gentlemen:

This letter shall constitute the instructions to be followed by [SETTLEMENT AGENT] (the “Settlement Agent”) in connection with Purchaser’s acquisition of the Asset, which shall be financed pursuant to the terms of that certain Master Repurchase Agreement, dated as of June 5, 2019 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and among Barclays Bank PLC (“Purchaser”), Starwood Mortgage Funding II LLC,  Starwood Property Mortgage Sub-22, L.L.C. and Starwood Property Mortgage Sub-22-A, L.L.C.

By its execution of this letter, the Settlement Agent agrees to act as exclusive agent and bailee for Purchaser with respect to the transaction described herein.

Upon notification that the Settlement Agent has received the Asset Documents (as defined below), Purchaser will wire or cause to be wired on [PURCHASE DATE] (the “Purchase Date”) an amount equal to $[AMOUNT] (the “Proceeds”), which Proceeds shall be disbursed by the Settlement Agent as set forth on the settlement statement attached as Exhibit A hereto (the “Disbursement Instructions”), to the account of the Settlement Agent (the “Escrow Account”) in accordance with the following instructions:

Bank:
ABA No.:
Account No.:
Reference:

Before the Proceeds may be disbursed by the Settlement Agent, the Settlement Agent shall be unconditionally obligated and prepared to comply with all requirements of this letter and shall have received each of the following documents (collectively, the “Asset Documents”):

[List documents to be collected by Settlement Agent]

Ex. VI-1

Upon receipt by the Settlement Agent of the Asset Documents and the Proceeds, the Settlement Agent shall do each of the following in the order specified:

1.   Disburse the Proceeds in accordance with the Disbursement Instructions.

2.   Deliver the Asset Documents via overnight mail to the Custodian at the following address:

[________]

3.   Notify Purchaser that all of the foregoing actions have been completed.

Notwithstanding the foregoing, Settlement Agent shall be permitted to deliver recorded pages of the following Asset Documents to Custodian within two (2) Business Days of receipt thereof from the applicable recording office:

[List permitted post-closing docs]

All costs and expenses incurred in carrying out these instructions shall be borne by Seller, and the Settlement Agent shall not look to any other party for reimbursement of, or liability for, such costs and expenses.

The Settlement Agent hereby agrees (i) that the Settlement Agent has obtained whatever assurances it deems necessary from the appropriate parties to firmly bind itself to fully and completely carry out the instructions set forth herein and (ii) that Purchaser is entitled to rely on the terms and provisions of this agreement in wiring the Proceeds and shall be the intended beneficiary hereof.

If for any reason the Proceeds are funded by Purchaser to the Settlement Agent and the funds have not been disbursed by the Settlement Agent as specified herein on or before 5:00 P.M. (New York time) on the Purchase Date, the Settlement Agent shall contact Purchaser immediately for further instructions.  In the event that the Settlement Agent is advised to return the Proceeds to Purchaser, the Settlement Agent agrees to do so on demand in accordance with the instructions provided by Purchaser, without regard to any contrary instructions from Seller.  If Seller’s acquisition of the Asset is delayed, the Settlement Agent will return the Asset Documents to Seller unless otherwise instructed by Purchaser.

Ex. VI-2

If Seller’s acquisition of the Asset by Purchaser is delayed, it is understood by Seller that interest shall accrue on the principal amount wired by Purchaser to the Escrow Account at the rate which would have applied under the Master Repurchase Agreement had the acquisition had been completed, from the time such amount is received in the Escrow Account until it is returned to Purchaser, and Seller shall be liable for all such accrued interest.

[SETTLEMENT AGENT]

By:
Name:
Title:

Notice Information
Address:
Attention:
Fax:

ACCEPTED AND AGREED:

[STARWOOD MORTGAGE FUNDING II LLC] [STARWOOD PROPERTY MORTGAGE SUB-22, L.L.C.] [STARWOOD PROPERTY MORTGAGE SUB-22-A, L.L.C.]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

BARCLAYS BANK PLC, a public
limited company organized under the
laws of England and Wales

By:
Name:
Title:

Notice Information

Barclays Bank PLC
745 7th Avenue

Ex. VI-3

New York, New York 10019
Attention: Francis X. Gilhool, Jr.
Fax:  (646) 758-5334

Ex. VI-4

EXHIBIT VII

ADVANCE PROCEDURES

Submission of Due Diligence Package.  No less than seven (7) Business Days prior to the each Purchase Date, Seller shall deliver to Purchaser for Purchaser’s review and approval a due diligence package with respect to each Eligible Asset proposed to be purchased on such proposed Purchase Date, which shall contain the following items (the “Due Diligence Package”):

(1)                    Purchased Asset Documents.  With respect to each Eligible Asset:

(a)        if such Eligible Asset is a Dry Purchased Asset, each of the Purchased Asset Documents along with blacklines of the executed versions of such Purchased Asset Documents against the approved form Purchased Asset Documents; provided,  however, if such Eligible Asset has not been originated and closed at the time of such delivery, Seller shall deliver (i) copies of all draft Purchased Asset Documents, blacklined against the approved form Purchased Asset Documents and (ii) no less than three (3) Business Days prior to the proposed Purchase Date, executed copies of all Purchased Asset Documents along with blacklines of the executed versions of such Purchased Asset Documents against the previously delivered drafts; provided further,  however, Seller may deliver Purchased Asset Documents that are not based on approved form of Purchased Asset Documents, in which case Seller (x) shall not be required to deliver blacklines against form Purchased Asset Documents and (y) shall reimburse Purchaser on demand for any additional costs and expenses incurred by Purchaser in reviewing the Purchased Asset Documents;

(b)        if such Eligible Asset is a Wet Purchased Asset, (i) copies of all draft Purchased Asset Documents, blacklined against the approved form Purchased Asset Documents, (ii) no later than 11:00 a.m. on the Business Day before the requested Purchase Date  (provided that Purchaser shall reasonably cooperate with Seller to accommodate such later delivery as is necessary on a case-by-case basis), executed copies of (A) the Promissory Note endorsed by the Seller in blank, without recourse (either on the face thereof or pursuant to a separate allonge), (B) the Mortgage, (C) evidence satisfactory to Purchaser that all documents necessary to perfect Seller’s (and, by means of assignment to Purchaser on the Purchase Date, Purchaser’s) interest in the collateral and (D) such other components of the Asset File as Purchaser may require on a case by case basis with respect to the particular Purchased Asset, in each case, along with blacklines of such executed Purchased Asset Documents against the previously delivered drafts and (iii) not later than the third (3rd) Business Day following the related Purchase Date, executed copies of all Purchased Asset Documents not already delivered pursuant to sub-clause (ii) of this paragraph along with blacklines of such executed Purchased Asset Documents against the previously delivered drafts; provided,  however, that, Seller may deliver Purchased Asset Documents that are not based on approved form of Purchased Asset Documents, in which case Seller (x) shall not be required to deliver blacklines

Ex. VII-1

against form Purchased Asset Documents and (y) shall reimburse Purchaser on demand for any additional costs and expenses incurred by Purchaser in reviewing the Purchased Asset Documents.  Timing set forth in subclause (b)(ii) above reflects typical timing Purchaser needs to review the Due Diligence Package.  Purchaser will reasonably cooperate with Seller to accommodate shorter timing, as needed, on a case by case basis;

(c)        if such Eligible Asset is a Wet Purchased Asset, a fully executed and delivered Bailee Agreement;

(d)        certificates or other evidence of insurance demonstrating insurance coverage in respect of the underlying real estate directly or indirectly securing or supporting such Eligible Asset of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents, provided,  however, if such Eligible Asset is a Wet Purchased Asset, Seller shall deliver such certificates or other evidence of insurance to Purchaser no later than 11:00 a.m. on the Business Day before the requested Purchase Date.  Such certificates or other evidence shall indicate that Seller, will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents;

(e)        all surveys of the underlying real estate directly or indirectly securing or supporting such Eligible Asset;

(f)        as reasonably requested by Purchaser, satisfactory reports of UCC, tax lien, judgment and litigation searches and title updates conducted by search firms and/or title companies reasonably acceptable to Purchaser with respect to the Eligible Asset, underlying real estate directly or indirectly securing or supporting such Eligible Asset, Seller and Borrower, such searches to be conducted in each location Purchaser shall reasonably designate;

(g)        an unconditional commitment to issue a Title Policy in favor of Seller and Seller’s successors and/or assigns with respect to Seller’s interest in the related real property and insuring the assignment of the Eligible Asset to Purchaser, with an amount of insurance that shall be not less than the maximum principal amount of the Eligible Asset, or an endorsement or confirmatory letter from the title insurance company that issued the existing title insurance policy, in favor of Seller and Seller’s successors and/or assigns, that amends the existing title insurance policy by stating that the amount of the insurance is not less than the maximum principal amount of the Eligible Asset (taking into account the proposed Future Advances); and

(h)        certificates of occupancy and letters certifying that the property is in compliance with all applicable zoning laws, each issued by the appropriate Governmental Authority.

Ex. VII-2

(2)                    Transaction-Specific Due Diligence Materials.  Each of the following:

(a)        a summary memorandum outlining the proposed Transaction, including transaction benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the Eligible Asset that a reasonable buyer would consider material,

(b)        the Purchased Asset Schedule and, if available, maps and photos of the underlying real estate directly or indirectly securing or supporting such Eligible Asset;

(c)        a description of the underlying real estate directly or indirectly securing or supporting such Eligible Asset and any other collateral securing such Eligible Asset, the related collateral securing such Eligible Asset, if any;

(d)        a current rent roll and roll over schedule;

(e)        a cash flow pro-forma, plus historical information;

(f)        indicative debt service coverage ratios;

(g)        indicative loan-to-value ratios;

(h)        a term sheet outlining the transaction generally;

(i)         a description of the Borrower and sponsor, including experience with other projects (real estate owned), their ownership structure (including, without limitation, the board of directors, if applicable) and financial statements;

(j)         a description of Seller’s relationship, if any, to the Borrower and sponsor; and

(k)        copies of documents evidencing such Eligible Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, the underlying borrower’s and guarantor’s organizational documents, warrant agreements, and loan and collateral pledge agreements, as applicable, provided that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Purchaser, Seller shall deliver such items to Purchaser promptly upon Seller’s receipt of such items.

(3)                    Environmental and Engineering.  A “Phase 1” (and, if requested by Purchaser, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Purchaser, by an engineer or environmental consultant reasonably approved by Purchaser.

(4)                    Credit Memorandum.  A credit memorandum, asset summary or other similar document that details cash flow underwriting, historical operating numbers, underwriting footnotes, rent roll and lease rollover schedule.

Ex. VII-3

(5)                    Appraisal.  An appraisal by a member of the Appraisal Institute performed in accordance with The Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.  The related appraisal shall (A) be dated less than twelve (12) months prior to the origination of the Eligible Asset and (B) not be ordered by the related borrower or an Affiliate of the related borrower.

(6)                    Opinions of Counsel.  An opinion of counsel addressed to Seller and its successors and assigns from counsel to the underlying obligor on the underlying loan transaction as to enforceability of the loan documents governing such transaction and such other matters as Purchaser shall require (including, without limitation, opinions as to due formation, authority, choice of law, bankruptcy and perfection of security interests).

(7)                    Additional Real Estate Matters.  To the extent obtained by Seller from the Borrower or the underlying obligor at the origination of the Eligible Asset, such other real estate related certificates and documentation as may have been requested by Purchaser, such as abstracts of all leases in effect at the real property relating to such Eligible Asset.

(8)                    Exceptions Report.  A list of all exceptions to the representations and warranties set forth in Exhibit V to this Agreement and any other eligibility criteria (the “Requested Exceptions Report”).

(9)                    Other Documents.  Any other documents as Purchaser or its counsel shall reasonably deem necessary.

(10)                  Approval of Eligible Asset.  Conditioned upon the timely and satisfactory completion of Seller’s requirements in paragraph (1) above, Purchaser shall, no less than two (2) Business Days prior to the proposed Purchase Date (i) notify Seller in writing (which may take the form of electronic mail format) that Purchaser has not approved the proposed Eligible Asset as a Purchased Asset or (ii) notify Seller in writing (which may take the form of electronic mail format) that Purchaser has approved the proposed Eligible Asset as a Purchased Asset.  Purchaser’s failure to respond to Seller on or prior to two (2) Business Days prior to the proposed Purchase Date, shall be deemed to be a denial of Seller’s request that Purchaser approve the proposed Eligible Asset, unless Purchaser and Seller has agreed otherwise in writing.

(11)                  Assignment Documents.  No less than two (2) Business Days prior to the proposed Purchase Date, Seller shall have executed and delivered to Purchaser, in form and substance reasonably satisfactory to Purchaser and its counsel, all applicable assignment documents assigning to Purchaser the proposed Eligible Asset that shall be subject to no liens except as expressly permitted by Purchaser.  Each of the assignment documents shall contain such representations and warranties in writing concerning the proposed Eligible Asset and such other terms as shall be satisfactory to Purchaser in its sole discretion.

Ex. VII-4

EXHIBIT VIII

FORM OF MARGIN CALL

[DATE]

Via Electronic Transmission

[________]

Re:       Master Repurchase Agreement, dated as of June 5, 2019 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”), by and among Barclays Bank PLC (“Purchaser”), Starwood Mortgage Funding II LLC (“SMF II Seller”), Starwood Property Mortgage Sub-22, L.L.C. (“Sub-22 Seller”), and Starwood Property Mortgage Sub-22-A, L.L.C. (“Sub-22-A Seller” and together with SMF II Seller and Sub-22 Seller, each a “Seller” and collectively, “Sellers”)

Ladies and Gentlemen:

Pursuant to Article 4(a) of the Master Repurchase Agreement, Purchaser hereby notifies Sellers that a Margin Deficit Event has occurred as set forth below.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

Purchased Asset:	[____________]

“Margin Deficit” shall exist, with respect to any Purchased Asset, if (i) the Maximum Purchase Price for such Purchased Asset is less than (ii) the outstanding Purchase Price for such Purchased Asset.

(a) Outstanding Purchase Price for Purchased Asset:	$___________
(b) Maximum Purchase Price for Purchased Asset:	$___________
(c) Margin Deficit ((a) minus (b)):	$___________

A Margin Deficit Event exists with respect to the Purchased Asset identified above when the amount in (c) above is at least $250,000.

MARGIN DEFICIT:	$__________

Accrued interest from [ ] to [ ]:	$__________

TOTAL WIRE DUE:	$__________

WHEN A MARGIN DEFICIT EVENT EXISTS, SELLERS ARE REQUIRED TO CURE THE MARGIN DEFICIT SPECIFIED ABOVE IN ACCORDANCE WITH THE MASTER REPURCHASE AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED IN ARTICLE 4(b) THEREOF.

Ex. VIII-1

BARCLAYS BANK PLC

By:
Name:
Title:

Ex. VIII-2

EXHIBIT IX

[RESERVED]

Ex. IX-1

EXHIBIT X

FORM OF RELEASE LETTER

[DATE]

Barclays Bank PLC

745 7th Avenue

New York, New York 10019

Attention:  Francis X. Gilhool, Jr.

Re:       Master Repurchase Agreement, dated as of June 5, 2019 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”), by and among Barclays Bank PLC (“Purchaser”), Starwood Mortgage Funding II LLC (“SMF II Seller”), Starwood Property Mortgage Sub-22, L.L.C. (“Sub-22 Seller”), and Starwood Property Mortgage Sub-22-A, L.L.C. (“Sub-22-A Seller” and together with SMF II Seller and Sub-22 Seller, each a “Seller” and collectively, “Sellers”)

Ladies and Gentlemen:

With respect to the Purchased Assets described in the attached Schedule A (the “Purchased Assets”) (a) we hereby certify to you that the Purchased Assets are not subject to a lien of any third party, and (b) we hereby release to you all rights, interests or claims of any kind other than any rights, interests or claims under the Master Repurchase Agreement with respect to such Purchased Assets, such release to be effective automatically without further action by any party upon payment by Purchaser of the amount of the Purchase Price contemplated under the Master Repurchase Agreement (calculated in accordance with the terms thereof) in accordance with the wiring instructions set forth in the Master Repurchase Agreement.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

Very truly yours,

[STARWOOD MORTGAGE FUNDING II LLC] [STARWOOD PROPERTY MORTGAGE SUB-22, L.L.C.] [STARWOOD PROPERTY MORTGAGE SUB-22-A, L.L.C.]

By:
Name:
Title:

Ex. X-1

Schedule A

[List of Purchased Asset Documents]

Ex. X-2

EXHIBIT XI

FORM OF COVENANT COMPLIANCE CERTIFICATE

[DATE]

Barclays Bank PLC
745 7th Avenue
New York, New York 10019
Attention:  Francis X. Gilhool, Jr.

Re:       Master Repurchase Agreement, dated as of June 5, 2019 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”), by and among Barclays Bank PLC (“Purchaser”), Starwood Mortgage Funding II LLC (“SMF II Seller”), Starwood Property Mortgage Sub-22, L.L.C. (“Sub-22 Seller”), and Starwood Property Mortgage Sub-22-A, L.L.C. (“Sub-22-A Seller” and together with SMF II Seller and Sub-22 Seller, each a “Seller” and collectively, “Sellers”)

Ladies and Gentlemen:

This Covenant Compliance Certificate is furnished pursuant to that Master Repurchase Agreement.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(i)         I am a duly elected, qualified and authorized Responsible Officer of Guarantor.

(ii)       All of the financial statements, calculations and other information set forth in this Covenant Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true, complete and correct as of the date hereof.

(iii)      I have reviewed the terms of the Master Repurchase Agreement,  the Fee Letter and the Guaranty and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of the Seller Parties during the accounting period covered by the financial statements attached (or most recently delivered to Purchaser if none are attached).

(iv)       I am not aware of any facts that have caused a  Future Advance Failure with respect to any Purchased Asset to occur or the Market Value of any Purchased Asset to decline in any material respect.

(v)        [IF FINANCIAL STATEMENTS ARE NOT ATTACHED: The examinations described in paragraph (iii) above did not disclose, and I have no Knowledge of, the existence of any condition or event which constitutes an Event of Default or Default as of the date of this Covenant Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as

Ex. XI-1

set forth below.] [IF FINANCIAL STATEMENTS ARE ATTACHED:  The examinations described in paragraph (iii) above did not disclose, and I have no Knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements, or as of the date of this Covenant Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.]

(vi)       As of the date hereof, each of the representations and warranties made by each Seller Party in the Transaction Documents are true, correct and complete in all material respects with the same force and effect as if made on and as of the date hereof, except as disclosed in a Requested Exceptions Report approved by Purchaser.

(vii)     Each Seller Party hereby represents and warrants that (i) it is in compliance with all of the terms and conditions of the Transaction Documents and (ii) it has no claim or offset against Purchaser under the Transaction Documents.

(viii)    To the best of my Knowledge, each Seller Party has, during the period since the delivery of the immediately preceding Covenant Compliance Certificate, observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects every condition, contained in the Master Repurchase Agreement, the Guaranty and the other Transaction Documents to be observed, performed or satisfied by it, and I have no Knowledge of the occurrence during such period, or present existence, of any condition or event which constitutes an Event of Default or Default (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

(ix)       [IF FINANCIAL SUMMARY PROPERTY PERFORMANCE REPORTS ARE ATTACHED: Attached hereto are the summary property performance reports required to be delivered pursuant to Article 12(b) of the Master Repurchase Agreement, which reports, to the best of my Knowledge after due inquiry, fairly and accurately present in all material respects, the related Purchased Assets as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 12(b) of the Master Repurchase Agreement.]

(x)        [IF FINANCIAL STATEMENTS ARE ATTACHED: Attached hereto are the financial statements required to be delivered pursuant to Article 12(b) of the Master Repurchase Agreement, which financial statements, to the best of my Knowledge after due inquiry, fairly and accurately present in all material respects, the financial condition and results of operations of Guarantor as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 12(b) of the Master Repurchase Agreement.]

Ex. XI-2

(xi)       [IF FINANCIAL STATEMENTS ARE ATTACHED: Attached hereto are the calculations demonstrating compliance with the financial covenants set forth in the Guaranty.]

Described below are the exceptions, if any, to any of the foregoing, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Seller Party has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Covenant Compliance Certificate, are made and delivered as of the date first above written.

[STARWOOD PROPERTY TRUST, INC.]

By:
Name:
Title:

Ex. XI-3

EXHIBIT XII

[RESERVED]

EXHIBIT XIII

PURCHASED ASSET SCHEDULE

(a) Loan Number:

(b)  Asset Type:

(c) Borrower Name:

(d) Property Address:

(e) Origination Date:

(f) Remaining Future Advance Obligations as of Purchase Date:

(g)  Principal Balance of Purchased Asset as of Purchase Date:

(h) Maturity Date:

(i) Applicable Currency:

(j) For Starwood Pari Passu Purchased Assets:

Principal Balance of Starwood Pari Passu Purchased Asset:

Principal Balance of Companion Interest:

Mortgage Loan Maximum Purchase Price:

EXHIBIT XIV-A

FORM OF U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Purchasers That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase Agreement dated as of June 5, 2019 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among Barclays Bank PLC, (“Purchaser”), Starwood Mortgage Funding II LLC, Starwood Property Mortgage Sub-22, L.L.C., and Starwood Property Mortgage Sub-22-A, L.L.C. (each a “Seller” and collectively, “Sellers”).

Pursuant to the provisions of Article 6 of the Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the obligations in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of any Seller that is a U.S. Person or Guarantor within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Sellers or Guarantor as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished Purchaser and Sellers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Sellers and Purchaser, and (2) the undersigned shall have at all times furnished Sellers and Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

[NAME OF PURCHASER]

By:
Name:
Title:

Date: ___________ ___, 20[__]

EXHIBIT XIV-B

FORM OF U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase Agreement dated as of June 5, 2019 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among Barclays Bank PLC, (“Purchaser”), Starwood Mortgage Funding II LLC, Starwood Property Mortgage Sub-22, L.L.C., and Starwood Property Mortgage Sub-22-A, L.L.C. (each a “Seller” and collectively, “Sellers”).

Pursuant to the provisions of Article 6 of the Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of any Seller that is a U.S. Person or Guarantor within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Sellers or Guarantor as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Purchaser with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Purchaser in writing, and (2) the undersigned shall have at all times furnished such Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ___________ ___, 20[__]

EXHIBIT XIV-C

FORM OF U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase Agreement dated as of June 5, 2019 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among Barclays Bank PLC, (“Purchaser”), Starwood Mortgage Funding II LLC, Starwood Property Mortgage Sub-22, L.L.C., and Starwood Property Mortgage Sub-22-A, L.L.C. (each a “Seller” and collectively, “Sellers”).

Pursuant to the provisions of Article  6 of the Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Seller that is a U.S. Person or Guarantor within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Sellers or Guarantor as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Purchaser with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Purchaser and (2) the undersigned shall have at all times furnished such Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ___________ ___, 20[__]

EXHIBIT XIV-D

FORM OF U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Purchasers That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase Agreement dated as of June 5, 2019 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among Barclays Bank PLC, (“Purchaser”), Starwood Mortgage Funding II LLC, Starwood Property Mortgage Sub-22, L.L.C., and Starwood Property Mortgage Sub-22-A, L.L.C. (each a “Seller” and collectively, “Sellers”).

Pursuant to the provisions of Article 6 of the Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the obligations in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such obligations, (iii) with respect to the extension of credit pursuant to this Repurchase Agreement or any other Transaction Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Seller that is a U.S. Person or Guarantor within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Sellers or Guarantor as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished Purchaser and Sellers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Sellers and Purchaser, and (2) the undersigned shall have at all times furnished Sellers and Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

[NAME OF PURCHASER]

By:
Name:
Title:

Date: ___________ ___, 20[__]

EXHIBIT XV

FORM OF STARWOOD PARI PASSU PARTICIPATION AGREEMENT

PARTICIPATION AGREEMENT

([NAME OF MORTGAGE LOAN])

Dated as of ______, 20__

by and among

STARWOOD PROPERTY MORTGAGE, L.L.C.

(Initial Lender),

STARWOOD PROPERTY MORTGAGE SUB-22[-A], L.L.C.

(Initial Participation 1 Holder),

STARWOOD PROPERTY MORTGAGE, L.L.C.

(Initial Participation 2 Holder),

and

SPT CA FUNDINGS 2, LLC

(Initial Participation 3 Holder)

THIS PARTICIPATION AGREEMENT (this “Agreement”), dated as of _______, 20__, by and between [STARWOOD PROPERTY MORTGAGE, L.L.C.], a Delaware limited liability company (“Starwood” or the “Initial Lender”), STARWOOD PROPERTY MORTGAGE SUB-22[-A], L.L.C., a Delaware limited liability company (“Initial Participation 1 Holder”), STARWOOD PROPERTY MORTGAGE, L.L.C., a Delaware limited liability company (“Initial Participation 2 Holder”)[, and SPT CA FUNDINGS 2, LLC, a Delaware limited liability company (“Initial Participation 3 Holder”)].

W I T N E S S E T H:

WHEREAS, pursuant to that certain Loan Agreement, dated as of ______, 20__ (as amended, modified and/or restated, the “Loan Agreement”), Initial Lender made a mortgage loan in the [original/maximum] principal amount of $_______ (the “Loan”) to [__________________, a _________________] ([collectively,] “Borrower”), which Loan is evidenced by those certain Promissory Notes, dated as of _________, 20__ (as amended, modified and/or restated, collectively, the “Note”), from Borrower to Initial Lender, and secured by, among other things, that certain [Mortgage] [Deed of Trust] [Deed to Secure Debt], Assignment of Leases and Rents, Security Agreement, and Fixture Filing dated as of _________, 20__ (as amended, modified and/or restated, the “Mortgage”), executed and delivered by Borrower as security for the Loan and encumbering certain real property known as ________________, located at ________________, ___________, ____________ (as more particularly described therein, the “Property”);

[WHEREAS, the terms of the Loan provide for additional advances of up to $__________ to be advanced by the Initial Lender to the Borrower;]

WHEREAS, Initial Lender intends to create [three (3)] separate participation interests in the Loan: (i) a participation in the original principal amount of $___________ (“Participation 1”), [and] (ii) a participation in the original principal amount of $___________ (“Participation 2”[) and (iii) a participation in the maximum principal amount of $________ (“Participation 3”], together with Participation 1 and Participation 2, collectively, the “Participations”);

[WHEREAS, the principal balance of Participation 3 will be increased by the amount of any future advances made by the Future Funding Participant (as defined herein), as contemplated under the Loan Documents (up to a maximum principal balance of $________) (the obligation to make such future advances, the “Future Funding Obligations”);] and

WHEREAS, Initial Lender and the Participants (hereinafter defined) desire to enter into this Agreement to memorialize the terms under which the Participants will hold the Participations.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

1.         Definitions; Conflicts.  References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement.  Capitalized terms not

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otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.  Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

“Accepted Servicing Practices” shall mean the obligation of Participation 1 Holder (or Servicer) to service and administer the Loan solely in the best interests and for the benefit of the Holders (as a collective whole), exercising the higher of (x) the same care, skill, prudence and diligence with which the Participation 1 Holder (or Servicer) services and administers similar mortgage loans for other third party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional commercial lenders servicing their own loans and (y) the same care, skill, prudence and diligence which the Participation 1 Holder (or Servicer) utilizes for loans which the Participation 1 Holder (or Servicer) owns for its own account and, in the case of the immediately preceding subclauses (x) and (y), acting in accordance with applicable law, the terms of this Agreement, the Servicing Agreement and the Loan Documents and with a view to the maximization of timely recovery of principal and interest on a net present value basis on the Loan.

“Acquisition Date” shall mean the date hereof.

“Advance” shall mean any monthly debt service payment advance or any property advance or other servicing advance by the Participation 1 Holder (or any applicable Servicer  on its behalf) under this Agreement or the Servicing Agreement with respect to the Loan or the Property.

“Affiliate” shall mean with respect to any specified Person, (a) any other Person controlling or controlled by or under common control with such specified Person (each a “Common Control Party”), (b) any other Person owning, directly or indirectly, ten percent (10%) or more of the beneficial interests in such Person or (c) any other Person in which such Person or a Common Control Party owns, directly or indirectly, ten percent (10%) or more of the beneficial interests.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall mean this Participation Agreement, the exhibits and schedules hereto and all amendments hereof and supplements hereto.

“Balloon Payment” shall mean, with respect to the Loan, the payment of principal due on its stated maturity date.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time, any successor statute or rule promulgated thereto.

“Borrower” shall have the meaning assigned such term in the recitals.

“Borrower Related Parties” shall have the meaning assigned such term in Section 13.

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“Collection Account” shall have the meaning assigned to such term in Section 5 hereof.

“Common Control Party” shall have the meaning given to such term in the definition of “Affiliate.”

“Controlling Holder” shall mean, as of any date of determination, the Participation 1 Holder, unless the Participation 1 Holder is the Borrower or a Borrower Related Party, then the Participation 2 Holder[, unless the Participation 2 Holder is the Borrower or a Borrower Related Party, then the Participation 3 Holder, unless the Participation 3 Holder is the Borrower or a Borrower Related Party].

“Costs” shall mean all out‑of‑pocket costs, fees, advances, payments, losses, liabilities, judgments and/or causes of action reasonably suffered or incurred or paid by Lender or a Holder hereunder (or Servicer) pursuant to or in connection with the Loan, the Loan Documents (not including any servicing fees, special servicing fees, liquidation fees and/or workout fees), the Property, this Agreement or otherwise in connection with the enforcement of the Loan, including, without limitation, attorneys’ fees and disbursements, taxes, assessments, insurance premiums and other protective advances as more particularly provided in the Loan Documents or hereunder, except for those resulting from the gross negligence, willful misconduct or breach of this Agreement of or by such Holder (or Servicer); provided,  however, that neither (i) the costs and expenses relating to the origination of the Loan, nor (ii) the day‑to‑day customary and usual, ordinary costs of servicing and administration of the Loan shall be included or deemed to be “Costs.”

“Custodian” shall mean Wells Fargo Bank, National Association.

“Custodial Agreement” shall mean that certain [Custodial Agreement, dated as of May __, 2019, among Participation 1 Holder and certain Affiliates thereof, Custodian and Barclays Bank PLC, as buyer].

“Exit Fees” shall mean the “exit fee” or the “prepayment fee,” if any, set forth on the Loan Schedule.

[“Future Funding Obligations” shall have the meaning assigned to such term in recitals.]

[“Future Funding Participant” shall mean the Initial Participation 3 Holder and any transferees of the Future Funding Obligations.]

“Holder” shall mean each of the Participation 1 Holder, the Participation 2 Holder [and the Participation 3 Holder].

“Initial Holder” shall mean each of the Initial Participation 1 Holder, the Initial Participation 2 Holder [and the Initial Participation 3 Holder].

“Initial Participation 1 Holder” shall have the meaning set forth in the introductory paragraph to this Agreement.

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“Initial Participation 2 Holder” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Initial Participation 3 Holder” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Interest Rate” shall mean the Interest Rate set forth in the Loan Schedule.

“Liquidation Proceeds” shall mean the amount (other than insurance proceeds, condemnation awards or amounts required to be paid to Borrower or other Persons pursuant to the Loan Documents or applicable law) received by Servicer in connection with the liquidation of the Property, whether through judicial foreclosure, sale or otherwise, or the sale or other liquidation of the Loan, including a final discounted payoff of the Loan.

“Loan” shall have the meaning assigned such term in the recitals.

“Loan Agreement” shall have the meaning assigned such term in the recitals.

“Loan Documents” shall mean the Loan Agreement, the Note, the Mortgage and all other documents evidencing or securing the Loan, as each may be amended, modified and/or restated, and as more particularly described in the Loan Agreement.

“Loan Principal Balance” shall mean, at any date of determination, the principal balance of the Note evidencing the Loan.

“Loan Schedule” shall mean the schedule attached hereto as Exhibit A which schedule sets forth certain information and terms regarding the Loan and the Participations, as same may be amended or modified by the Holders.

“Non‑Controlling Holder” shall mean any Holder that is not the Controlling Holder.

“Note” shall have the meaning assigned to such term in the recitals.

“Participants” shall mean, collectively, the Participation 1 Holder, the Participation 2 Holder [and the Participation 3 Holder].

“Participation 1” shall have the meaning set forth in the recitals.

“Participation 1 Holder” shall mean the Initial Participation 1 Holder or any subsequent Holder of Participation 1.

“Participation 1 Percentage Interest” shall mean, as of any date, the percentage obtained by dividing the Participation 1 Principal Balance, as of such date, by the Loan Principal Balance, as of such date, and as such percentage may be adjusted by agreement of the Holders in accordance with Section 7 of this Agreement.

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“Participation 1 Principal Balance” shall mean the initial principal balance of Participation 1 as set forth on the Loan Schedule attached hereto, less any payments of principal thereon received by the Participation 1 Holder, plus any additional principal advances made by the Participation 1 Holder in accordance with the terms of this Agreement, and as such principal balance may be adjusted by agreement of the Holders in accordance with Section 7 of this Agreement.

“Participation 2” shall have the meaning set forth in the recitals.

“Participation 2 Holder” shall mean the Initial Participation 2 Holder or any subsequent Holder of Participation 2.

“Participation 2 Percentage Interest” shall mean, as of any date, the percentage obtained by dividing the Participation 2 Principal Balance, as of such date, by the Loan Principal Balance, as of such date, and as such percentage may be adjusted by agreement of the Holders in accordance with Section 7 of this Agreement.

“Participation 2 Principal Balance” shall mean the initial principal balance of Participation 2 as set forth on the Loan Schedule attached hereto, less any payments of principal thereon received by the Participation 1 Holder, plus any additional principal advances made by the Participation 2 Holder in accordance with the terms of this Agreement, and as such principal balance may be adjusted by agreement of the Holders in accordance with Section 7 of this Agreement.

[“Participation 3” shall have the meaning set forth in the recitals.]

[“Participation 3 Holder” shall mean the Initial Participation 3 Holder or any subsequent Holder of Participation 3.]

[“Participation 3 Percentage Interest” shall mean, as of any date, the percentage obtained by dividing the Participation 3 Principal Balance, as of such date, by the Loan Principal Balance, as of such date, and as such percentage may be adjusted by agreement of the Holders in accordance with Section 7 of this Agreement.]

[“Participation 3 Principal Balance” shall mean the initial principal balance of Participation 3 as set forth on the Loan Schedule attached hereto, less any payments of principal thereon received by the Participation 3 Holder, plus any additional principal advances made by the Participation 3 Holder in accordance with the terms of this Agreement including any advances made by the Participation 3 Holder as the Future Funding Participant under the Future Funding Obligations, and as such principal balance may be adjusted by agreement of the Holders in accordance with Section 7 of this Agreement.]

“Participation Pledgee” shall have the meaning assigned such term in Section 12.

“Participations” shall mean, collectively, Participation 1, Participation 2 [and Participation 3].

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“Penalty Charges” shall mean any amounts actually collected on the Loan from the Borrower that represent late payment charges, other than a Prepayment Premium or default interest.

“Percentage Interest” shall mean, (i) with respect to the Participation 1 Holder, the Participation 1 Percentage Interest, [and] (ii) with respect to the Participation 2 Holder, the Participation 2 Percentage Interest [and (iii) with respect to the Participation 3 Holder, the Participation 3 Percentage Interest].

“Permitted Fund Manager” shall mean any Person that on the date of determination is (i) one of the entities listed on Schedule 1 annexed hereto and made a part hereof or any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a proceeding relating to the bankruptcy, insolvency, reorganization or relief of debtors.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint‑stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Pledge” shall have the meaning assigned such term in Section 12.

“Prepayment” shall mean any payment of principal made by the Borrower which is received in advance of the scheduled Maturity Date, whether made by reason of a voluntary prepayment, casualty or condemnation, due to the acceleration of the maturity of the Note or otherwise.

“Prepayment Premium” shall mean any prepayment premium, yield maintenance premium or similar fee required to be paid in connection with a Prepayment of the Loan under the Loan Documents, and as set forth on the Loan Schedule.

“Property” shall have the meaning assigned such term in the recitals.

“Qualified Institutional Lender” shall mean each of (i) the Initial Participation 1 Holder, (ii) the Initial Participation 2 Holder, (iii) [the Initial Participation 3 Holder] and (iv) Barclays Bank PLC and the following:

(a)       an entity Controlled (as defined below) by, or under common Control (as defined below) with, the Initial Participation 1 Holder, the Initial Participation 2 Holder [or the Initial Participation 3 Holder], or

(b)       one or more of the following:

(i)         an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan, or,

6

(ii)       an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, which regularly engages in the business of making or owning investments of types similar to the Loan or the related Participation, or

(iii)      a trustee in connection with (x) a securitization of Participation 2 or (y) the creation of collateralized debt obligations (“CDO”) secured by, or financing through an “owner trust” of Participation 2 ((x) and (y), collectively, “Securitization Vehicles”) so long as (A) such trustee or the servicer therefor is an entity that otherwise would be a Qualified Institutional Lender and (B) the entire “controlling class” of such Securitization Vehicle, other than with respect to a CDO Securitization Vehicle, is held by one or more entities that are otherwise Qualified Institutional Lenders; provided that the operative documents of the related Securitization Vehicle require that (1) in the case of a CDO Securitization Vehicle, the “equity interest” in such Securitization Vehicle is owned by one or more Qualified Institutional Lenders and (2) if either of the relevant trustee or servicer fails to meet the requirements of this clause (iii), such Person must be replaced by a Person meeting the requirements of this clause (iii) within thirty (30) days, or

(iv)       an investment fund, limited liability company, limited partnership or general partnership in which the Initial Participation 1 Holder, the Initial Participation 2 Holder [or the Initial Participation 3 Holder], as applicable, or a Qualified Institutional Lender or a Permitted Fund Manager acts as the general partner, managing member, or the fund manager responsible for the day to day management and operation of such investment vehicle and provided that at least fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one (1) or more entities that are otherwise Qualified Institutional Lenders, or

(v)        an institution substantially similar to any of the foregoing; which has, in the case of entities referred to in clauses (b)(i), (ii), (iii) or (iv) of this definition, at least $200,000,000 in capital/statutory surplus or shareholders’ equity (except with respect to a pension advisory firm or similar fiduciary) and at least $600,000,000 in total assets (in name or under management), and is regularly engaged in the business of making or owning commercial real estate loans or commercial loans (or interests therein) similar to the Loan; or

(c)        any entity Controlled (as defined below) by, or under common Control (as defined below) with, any of the entities described in clause (b) above.  For purposes of this definition only, “Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” has the meaning correlative thereto).

“Remittance Date” shall have the meaning assigned to such term in Section 6.

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“Repurchase Agreement” shall mean that certain [Master Repurchase Agreement, dated as of May __, 2019, by and among Participation 1 Holder and certain Affiliates thereof, collectively, as sellers thereunder, and Barclays Bank PLC, as buyer thereunder], as amended, modified and/or restated from time to time.

“Servicer” shall mean [Wells Fargo Bank, National Association], as servicer under the Servicing Agreement, or any successor servicer appointed pursuant to this Agreement.

“Servicing Agreement” shall mean that certain [Servicing Agreement, dated as of May __, 2019,  between the Participation 1 Holder, Starwood Property Mortgage Sub-22[-A], L.L.C., Starwood Mortgage Funding II LLC, Barclays Bank PLC and Servicer], as same may be amended, modified and/or restated, or any servicing agreement with any successor Servicer.

“Servicing Fee Rate” shall mean a rate per annum equal to the servicing fee rate set forth in the Servicing Agreement.

“Transfer” shall have the meaning assigned such term in Section 12.

2.         Creation of Participation Interests; Form of Participations; Acquisition of Participations.  The Initial Lender hereby creates the Participations in the Loan and contributes its interests in the Loan represented by Participation 1, as of the Acquisition Date, to the Initial Participation 1 Holder.  On the Acquisition Date, the Initial Lender shall transfer record legal title to the Loan to the Participation 1 Holder solely on behalf and for the benefit of the Holders in accordance with their respective rights under this Agreement. The Initial Lender shall deliver, or cause to be delivered, to the Participation 1 Holder (or its designee) the Loan Documents together with appropriate endorsements and other documentation sufficient to transfer the Loan Documents and record legal title to the Loan to the Participation 1 Holder solely on behalf and for the benefit of the Holders in accordance with their respective rights under this Agreement.  On the Acquisition Date, on the terms and conditions set forth herein, the Initial Lender shall issue Participation 1 to the Initial Participation 1 Holder or any assignee thereof. The Participation 1 Holder shall be deemed the owner of Participation 1. On the Acquisition Date, on the terms and conditions set forth herein, the Initial Lender shall issue Participation 2 to the Initial Participation 2 Holder or any assignee thereof. The Participation 2 Holder shall be deemed the owner of Participation 2. [On the Acquisition Date, on the terms and conditions set forth herein, the Initial Lender shall issue Participation 3 to the Initial Participation 3 Holder or any assignee thereof. The Participation 3 Holder shall be deemed the owner of Participation 3.]

3.         Pari Passu Participations.  Each Participation shall be pari passu and shall be of equal priority with each other Participation, and no Participation or portion of any Participation shall have priority or preference over any other Participation or portion thereof or the security therefor, except as may be otherwise expressly provided in Section 5 or otherwise herein.

4.         Administration of the Loan[; Future Funding Obligations].  [(a)] From and after the date hereof, Participation 1 Holder (or the Servicer) shall service and administer the Loan, and the Participation 1 Holder shall cause the Servicer to administer and service the Loan consistent with the terms of this Agreement, the Loan Documents, Accepted Servicing Practices,

8

the Servicing Agreement and applicable law.  With respect to any inconsistency between this Agreement and the Servicing Agreement relating to the rights, duties and/or privileges of the Holders, this Agreement shall control.

(b)        [All future fundings to be made under the Future Funding Obligations shall be the sole responsibility of the Future Funding Participant and shall be made in accordance with this Agreement and the Loan Agreement.  The Future Funding Participant hereby agrees to take all action in connection with  the exercise of its rights and obligations in respect of the future advances to be made pursuant to this Section 4(b), including, without limitation, the review of all Borrower requests for future advances, the approval of future advances and the waiver of any conditions precedent to any future advance, in a manner consistent with customary and usual standards of practice of prudent institutional loan lenders servicing and administering loans for third parties or for their own account. The transfer of the Future Funding Obligations may only be made in accordance with the provisions of Section 12.  The Participation 1 Holder shall cause any request by Borrower for a future funding under the Loan Agreement to be sent to the Future Funding Participant.  Any advance made by the Future Funding Participant will increase the Participation 3 Principal Balance in the corresponding amount of such advance.  In the event that all conditions under the Loan Agreement for a future advance under the Future Funding Obligations have been met by Borrower, then the Future Funding Participant will fund such advance in accordance with the terms of the Loan Agreement and shall not require the consent of the Participation 1 Holder or the Participation 2 Holder to lend such future advance.  In the event that Borrower shall have failed to satisfy a condition for a future advance under the Future Funding Obligations set forth in the Loan Agreement, the Future Funding Participant may determine to waive such condition and fund such future advance notwithstanding the failed condition without the consent of the Participation 1 Holder or the Participation 2 Holder.]

5.         Payments to Holders.  (a)  All amounts tendered by Borrower or otherwise available for payment on the Loan (including, without limitation, payments received in connection with any guaranty or indemnity agreement), whether received in the form of monthly debt service payments, Prepayments, Prepayment Premiums, Exit Fees, Balloon Payments, Liquidation Proceeds, Advances, Penalty Charges, proceeds under any guaranty, letter of credit or other instrument or security in the Loan, proceeds under title, hazard or other insurance policies or awards or settlements in respect of condemnation proceedings or similar exercise of the power of eminent domain (other than any amounts for required reserves or escrows required by the Loan Documents and proceeds, awards or settlements to be applied to the restoration or repair of the  Property or released to Borrower in accordance with Accepted Servicing Practices or the Loan Documents) (collectively, “Income”) shall be distributed by Participation 1 Holder (or Servicer) and applied in the following order of priority (and payments shall be made at such times as are set forth herein):

(i)         first, to the Participation 1 Holder, the Participation 2 Holder and the Participation 3 Holder without duplication, up to the amount of any unreimbursed Costs paid by the respective Holders with respect to the Loan or the Property pursuant to this Agreement or the Loan Documents including, without limitation, unreimbursed Advances;

9

(ii)        second, to the Holders, pro rata and pari passu in accordance with their respective Percentage Interests, in an amount equal to the accrued and unpaid interest on their respective Participation Principal Balances at (x) the Interest Rate minus (y) the  Servicing Fee Rate;

(iii)       third, to the Holders, pro rata in accordance with their respective Percentage Interests, in an amount equal to (i) any scheduled principal payment (including Balloon Payments) on the Loan and (ii) any Prepayment of the Loan, in each case to be applied in reduction of their respective Participation Principal Balances;

(iv)       fourth, to the Holders, pro rata, in accordance with their respective Percentage Interests, any Prepayment Premium, to the extent actually paid; and

(v)        fifth, to the Holders, pro rata, in accordance with their respective Percentage Interests, any default interest and Penalty Charges, in each case, to the extent actually paid, and any excess amount that is paid in respect of the Loan and not otherwise applied in accordance with the foregoing clauses (i) through (iv).

(b)        Notwithstanding the foregoing clauses (a)(i)‑(v), all amounts collected on the Loan that are payable as servicing fees, special servicing fees, indemnity obligations and other reimbursable amounts due under the Loan Documents, that are paid in accordance with the terms of the Servicing Agreement to the Servicer, shall be deducted prior to any allocations to the Holders pursuant to this Section 5.

6.         Collections; Payment Procedure.  Participation 1 Holder (or Servicer) shall maintain an account for receipt of all amounts paid on account of the Loan (the “Collection Account”); provided, however but subject in each respect to the terms of the Repurchase Agreement, that it is acknowledged and agreed that the Collection Account may be an account of Participation 1 Holder (or Servicer) containing funds from other assets unrelated to the Loan or the Property provided that a sub‑account (maintained as a separate ledger account) of such account is maintained for the Loan and the Participations or Participation 1 Holder (or Servicer) otherwise maintains separate books and records with respect to activity in the Collection Account relating thereto.  Pursuant to the terms hereof, Participation 1 Holder (or Servicer) is hereby directed in accordance with the priorities set forth in Section 5, hereof, to remit from the Collection Account for deposit or credit on the date that is two (2) Business Days prior to the [fifteenth (15th)] day of each calendar month, or if such fifteenth (15th) day in any month is not a Business Day, the date that is two (2) Business Days prior to the next Business Day after  such [fifteenth (15th)] day (the “Remittance Date”) all payments received under the Loan, by wire transfer to the account or accounts designated to Participation 1 Holder (or Servicer) in writing by each of the Participants; provided that delinquent payments received by Participation 1 Holder (or Servicer) after the related Remittance Date shall be remitted to such accounts on the Business Day following receipt.  Amounts on deposit in the Collection Account shall be applied at the times and for the purposes specified in this Agreement.  If Participation 1 Holder (or Servicer) holding or having distributed any amount received or collected in respect of the Loan determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of the Loan must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Borrower or paid to any other Person,

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then, notwithstanding any other provision of this Agreement, Participation 1 Holder (or Servicer) shall not be required to distribute any portion thereof to any Participant hereunder and each Participant shall promptly on demand repay to the Participation 1 Holder (or Servicer) the portion thereof which shall have been theretofore distributed to the related Participant, together with interest thereon at such rate, if any, as the Participation 1 Holder (or Servicer) shall have been required to pay to Borrower, the other Participants or any other Person with respect thereto.  Each Participant agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Loan in excess of its distributable share thereof, it will promptly remit such excess to Participation 1 Holder (or Servicer, as applicable) and Participation 1 Holder (or Servicer, as applicable) shall promptly remit such amounts to the other Participants.  Participation 1 Holder (or Servicer) shall have the right to offset any amounts due hereunder from any Participant with respect to the Loan against any future payments due to such Participant hereunder, provided, that the obligations of each Participant under this Section 6 are separate and distinct obligations from one another and in no event shall any Participant be responsible for payment of any amounts due from the other Participants hereunder.  The obligations of each Participant under this Section 6 constitute absolute, unconditional and continuing obligations and Servicer shall be deemed a third party beneficiary of these provisions.

Each month, Participation 1 Holder (or Servicer) shall prepare and shall deliver copies of a report containing the following information to each of the Participants (provided that Participation 1 Holder shall not be required to provide any such information if and to the extent the same is provided directly to the Participants by Servicer):

(i)         For each of the Participants, (x) the amount of the distribution from the Collection Account allocable to principal and (y) separately identifying the amount of scheduled principal payments, Balloon Payments, Prepayments made at the option of the Borrower or other Prepayments included therein;

(ii)        For each of the Participants, the amount of the distribution from the Collection Account allocable to interest and the amount of default interest paid under the Loan Documents;

(iii)       If the distribution to the Participants is less than the full amount that would be distributable to such Holders if there had been sufficient amounts available therefor, the amount of the shortfall and the allocation thereof between interest and principal and the amount of the shortfall, if any, under the Loan;

(iv)       The principal balance relating to each of the Participations, after giving effect to the distribution of principal on such Remittance Date;

(v)        The amount of the servicing fees and other fees paid to Servicer with respect to such Remittance Date; and

(vi)       Such other information as any Participant may reasonably request, to the extent reasonably available to Participation 1 Holder (or Servicer, as applicable), and in such event any costs incurred in providing such additional information shall be reimbursed by the requesting party.

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7.         Reallocation of Principal Balance.  The Participants may agree in writing to reallocate principal between the Participations and adjust the Percentage Interests of the Participants to reflect such reallocation.  The parties shall confirm such reallocation of principal between the Participations and adjustment of the Percentage Interests by executing and delivering an amendment of the Loan Schedule substantially in the form of Exhibit C attached hereto, which Loan Schedule shall be binding an conclusive evidence of the information set forth therein, including, without limitation, the principal balance of each Participation and the Percentage Interests of each Participant.

8.         Additional Understandings.  Participation 1 Holder (or Servicer) shall furnish to each Holder copies of any notices, requests for consent, servicing reports, financial statements and reports received pursuant to the Loan Documents promptly after receipt thereof by the Participation 1 Holder (or Servicer).

9.         Representations and Warranties of the Initial Holders.

Each Initial Holder, as of the date hereof, hereby represents and warrants to, and covenants with the other Initial Holder that:

(i)         It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(ii)       The execution and delivery of this Agreement by it, and the performance of, and compliance with, the terms of this Agreement by it, will not violate its organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets, in each case which materially and adversely affect its ability to carry out the transactions contemplated by this Agreement.

(iii)      It has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement.

(iv)       This Agreement is its legal, valid and binding obligation enforceable against it in accordance with its terms.

(v)        It has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in connection with the consummation of any of the transactions contemplated hereby.

10.       No Creation of a Partnership or Exclusive Purchase Right.  Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute the arrangement between the Participants a partnership, association, joint venture or other entity.  No Holder shall have any obligation whatsoever to offer to any other Holder the opportunity to purchase interests in any future notes or participation interests or future loans purchased or originated by such Holder or any of its Affiliates, and if any Holder chooses to offer to any other Holder the opportunity to purchase interests in any future notes or any participation interests in

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any future loans purchased or originated by such Holder or its Affiliates, such offer shall be at such purchase price and interest rate as such Holder chooses, in its sole and absolute discretion.

11.       Not a Security.  None of the Participations shall be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

12.       Transfer of Participations.  (a)  No Participant shall sell, assign, transfer, pledge, syndicate, sell, hypothecate, contribute, encumber, subparticipate or otherwise dispose of (each, a “Transfer”) all or any portion of its Participation to the Borrower or any of its Affiliates.  The Participation 2 Holder shall not Transfer all or any portion of Participation 2, without first receiving the prior written consent of the Participation 1 Holder which consent shall not be unreasonably withheld or delayed (and shall pay all reasonable out‑of‑pocket costs and expenses of the Participation 1 Holder incurred in connection with reviewing such request for consent); provided that after the occurrence of an Event of Default (as defined in the Repurchase Agreement), the Participation 2 Holder may at any time or from time to time Transfer all or any portion of Participation 2, without the consent of the Participation 1 Holder, but subject to the conditions contained in the next succeeding sentence, to a Qualified Institutional Lender that provides to the Participation 1 Holder certification in writing from an authorized officer that it is a Qualified Institutional Lender.  Notwithstanding the foregoing, the Participation 2 Holder agrees that each Transfer to be made by it under this Section 12 is subject to the following restrictions: (i) the Participation 2 Holder shall give the Participation 1 Holder notice of such Transfers within five (5) days after the effective date thereof, and (ii) a transferee shall execute an assignment and assumption agreement whereby such transferee assumes all or a ratable portion, as the case may be, of the obligations of the Participation 2 Holder hereunder with respect to Participation 2 from and after the date of such assignment.  Upon the consummation of a Transfer of all or any portion of Participation 2, the Participation 2 Holder shall be released from all liability arising under this Agreement with respect to Participation 2 (or the portion thereof that was the subject of such Transfer), for the period after the effective date of such Transfer (it being understood and agreed that the foregoing release shall not apply in the case of a sale, assignment, transfer or other disposition of a subparticipation interest).  Notwithstanding anything to the contrary contained herein, the Participation 1 Holder may freely Transfer all or any portion of Participation 1, without any consent or approval of the Participation 2 Holder [or the Participation 3 Holder, and the Participation 3 Holder may freely Transfer all or any portion of Participation 3 (including the Future Funding Obligations), without any consent or approval of the Participation 1 Holder or the Participation 2 Holder].

(b)        Notwithstanding anything to the contrary contained herein, each of Participation 1 Holder [and Participation 3 Holder] may pledge (a “Pledge”) its Participation to any entity which has extended a credit facility to such Participant (such Person, a “Participation Pledgee”), on terms and conditions set forth in this Section 12(b), it being further agreed that a financing provided by a Participation Pledgee to a Participant or any Affiliate which controls such Participant that is secured by such Participant’s interest in the applicable Participation and is structured as a repurchase arrangement, shall qualify as a “Pledge” hereunder.  Upon written notice by Participation 1 Holder [or Participation 3 Holder, as applicable], to the other Participants that a Pledge has been effected (including the name and address of the applicable Participation Pledgee), the non‑pledging Participants agree to acknowledge receipt of such notice

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and thereafter agree: (i) to give such Participation Pledgee written notice of any default by the pledging Participant in respect of its obligations under this Agreement of which default such Participant has actual knowledge and which notice shall be given simultaneously with the giving of such notice to the pledging Participant; (ii) to allow such Participation Pledgee a period of ten (10) days to cure a default by the pledging Participant in respect of its obligations to the other Participants hereunder, but such Participation Pledgee shall not be obligated to cure any such default; (iii) that no amendment or modification (other than an amendment in connection with a reallocation of principal between the Participations in accordance with Section 7 hereof), waiver or termination of this Agreement shall be effective against such Participation Pledgee without the prior written consent of such Participation Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed; (iv) that such non‑pledging Participants shall accept any cure by such Participation Pledgee of any default of the pledging Participant which such pledging Participant has the right to effect hereunder, as if such cure were made by such pledging Participant; (v) that such non‑pledging Participants shall deliver to Participation Pledgee such estoppel certificate(s) as Participation Pledgee shall reasonably request, provided that any such certificate(s) shall be in a form reasonably satisfactory to such other Participant; and (vi) that, upon written notice (a “Redirection Notice”) to the non‑pledging Participants and the Servicer by such Participation Pledgee that the pledging Participant is in default beyond any applicable cure periods with respect to the pledging Participant’s obligations to such Participation Pledgee pursuant to the applicable credit agreement or other agreements relating to the Pledge between the pledging Participant and such Participation Pledgee (which notice need not be joined in or confirmed by the pledging Participant), and until such Redirection Notice is withdrawn or rescinded by such Participation Pledgee, Participation Pledgee shall be entitled to receive any payments that the Participation 1 Holder or Servicer would otherwise be obligated to pay to the pledging Participant from time to time pursuant to this Agreement.  Any pledging Participant hereby unconditionally and absolutely releases the other Participants and the Servicer from any liability to the pledging Participant on account of any non‑pledging Participant’s or the Servicer’s compliance with any Redirection Notice believed by the Servicer or such non-pledging Participant to have been delivered by a Participation Pledgee.  Participation Pledgee shall be permitted to exercise fully its rights and remedies against the pledging Participant (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law and this Agreement.  In such event, the non‑pledging Participants and the Servicer shall recognize such Participation Pledgee (and any transferee at any foreclosure or similar sale held by such Participation Pledgee or any transfer in lieu of foreclosure), and its successor and assigns, as the successor to the pledging Participant’s rights, remedies and obligations under this Agreement, and any such Participation Pledgee or transferee shall assume in writing the obligations of the pledging Participant hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Participation Pledgee) and agrees to be bound by the terms and provisions of this Agreement.  The rights of a Participation Pledgee under this Section 12(b) shall remain effective as to any Participant (and the Servicer) unless and until such Participation Pledgee shall have notified such Participant (and the Servicer) in writing that its interest in the pledged Participation has terminated.

13.       Other Business Activities of the Participants.  Each Participant acknowledges that the other Participants may make loans or otherwise extend credit to, and generally engage in any kind of business with, any Affiliate of the Borrower (“Borrower Related Parties”), and receive payments on such other loans or extensions of credit to the Borrower

14

Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

14.       Certain Powers of the Controlling Holder. During the term of this Agreement, the Controlling Holder shall be entitled to exercise any and all rights of the lender with respect to the Loan under the Loan Documents including, without limitation, the exclusive right to grant any consents and approvals and to exercise all the rights and powers granted to the lender under the Loan Documents, in each case, subject to the terms and conditions of this Agreement, the Loan Documents, Accepted Servicing Practices, the Servicing Agreement and applicable law; provided, however, that in no event shall the Controlling Holder modify, amend or terminate any Loan Document in a manner which would solely have an adverse effect on any Non-Controlling Holder (and would not have the same adverse effect on the Controlling Holder) without the prior written consent of such Non-Controlling Holder, which consent may be granted or denied in the sole discretion of such Non-Controlling Holder.  The Controlling Holder may direct the Servicer or designate (or vote on the designation of) any other Person to exercise any and all of such rights.

15.       No Pledge or Loan.  This Agreement shall not be deemed to represent a pledge of any interest in the Loan by the Initial Lender to any Holder or a loan from Initial Lender to any Holder.  The Participants shall have no interest in any property taken as security for the Loan; provided,  however, that if any such property or the proceeds thereof shall be applied in reduction of the Loan Principal Balance, then each Participant shall be entitled to receive its share of such application in accordance with the terms of this Agreement and the Participation Agreement.  The Participants acknowledge and agree that the Loan represents a single “claim” under Section 101 of the Bankruptcy Code, and that no Participant shall be a separate creditor of the Borrower under the Bankruptcy Code.

16.       Governing Law; Waiver of Jury Trial.  THIS AGREEMENT AND THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17.       Modifications.  This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto.  The party seeking modification of this Agreement shall be solely responsible for any and all expenses that may arise in order to modify this Agreement.

18.       Successors and Assigns; Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided that no successors or assigns of the Participants shall have any liability for a breach of a representation or warranty set forth in this Agreement (but the liability of the applicable Initial Participant therefor shall survive).  Except as provided in Section 5 and/or

15

Section 12(b), none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto or a successor or assign of a party hereto.

19.       Counterparts.  This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument.

20.       Captions.  The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

21.       Notices.  All notices required hereunder shall be in writing and (i) personally delivered, (ii) sent by facsimile transmission together with telephonic notice and if the sender on the same day sends a confirming copy of such notice by reputable overnight delivery service (charges prepaid), (iii) sent by reputable overnight delivery service (charges prepaid) or (iv) sent by certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid.  All written notices so given shall be deemed effective upon receipt or, if mailed, upon the earlier to occur of receipt or the expiration of the fourth (4th) day following the date of mailing.

22.       Custody of Loan Documents.  Participation 1 Holder shall hold legal title to the Loan exclusively in its name for the benefit of the Holders.  The Participants acknowledge that originals of all of the Loan Documents will be held by the Participation 1 Holder [or by the Custodian on its behalf pursuant to the Custodial Agreement].

23.       Statement of Intent.  Each Participant, by its acceptance of its interest herein, agrees, unless otherwise required by appropriate tax authorities, to file its own tax returns and reports as required under applicable law.

24.       Registration of Transfers.  Participation 1 Holder (or Servicer on its behalf) shall maintain a register on which it will record the names and addresses of, and wire transfer instructions for, the Holders from time to time, to the extent such information is provided in writing to it by the Holders.  Any transfer of a Participation hereunder shall be recorded on such register.

16

IN WITNESS WHEREOF, each of the Holders has caused this Agreement to be duly executed as of the day and year first above written.

Initial Lender:

STARWOOD PROPERTY MORTGAGE, L.L.C.

By:
Name:
Title:

Initial Participation 1 Holder:

STARWOOD PROPERTY MORTGAGE SUB-22[-A], L.L.C.

By:
Name:
Title:

Initial Participation 2 Holder:

STARWOOD PROPERTY MORTGAGE, L.L.C.

By:
Name:
Title:

[Initial Participation 3 Holder:

SPT CA FUNDINGS 2, LLC

By:
Name:
Title: ]

EXHIBIT A

LOAN SCHEDULE

A.        Description of Loan

Date of Loan:	________, 20__
Initial Principal Amount of Loan: Mortgage Promissory Note A-1 Initial Principal Balance: Mortgage Promissory Note A-2 Initial Principal Balance:	$______________ $______________ $______________
Maximum Principal Amount of Loan: Mortgage Promissory Note A-1 Maximum Principal Balance: Mortgage Promissory Note A-2 Maximum Principal Balance:	$______________ $______________ $______________
Location of Property:
Current Use of Property:
Borrower:
Description of Notes:
Interest Rate:

Exit Fee/Prepayment Fee:
Prepayment Premium:
Maturity Date:

B.         Description of Participations:

Initial Participation 1 Principal Balance	$_________
Initial Participation 2 Principal Balance	$_________
[Initial Participation 3 Principal Balance]	[$_________]
[Maximum Participation 3 Principal Balance]	[$_________]

EXHIBIT B

Initial Participation 1 Holder:

Starwood Property Mortgage Sub-22[-A], L.L.C.

c/o Starwood Property Trust, Inc.

591 West Putnam Avenue

Greenwich, Connecticut 06830

Attention: Andrew J. Sossen

Telephone: (203) 422-8191

Fax: (203) 422-8192

E-Mail: asossen@starwood.com

with copies to:

Starwood Property Trust, Inc.

1601 Washington Avenue

Miami Beach, Florida 33139

Attention: Asset Management

Email: jdiamond@starwood.com

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention: Robert L. Boyd, Esq.

Telephone: (212) 839-7352

Fax: (212) 839-5599

Email: rboyd@sidley.com

Initial Participation 2 Holder:

Starwood Property Mortgage, L.L.C.

c/o Starwood Property Trust, Inc.

591 West Putnam Avenue

Greenwich, Connecticut 06830

Attention: Andrew J. Sossen

Telephone: (203) 422-8191

Fax: (203) 422-8192

E-Mail: asossen@starwood.com

with copies to:

Starwood Property Trust, Inc.

1601 Washington Avenue

Miami Beach, Florida 33139

B-1

Attention: Asset Management

Email: jdiamond@starwood.com

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention: Robert L. Boyd, Esq.

Telephone: (212) 839-7352

Fax: (212) 839-5599

Email: rboyd@sidley.com

[Initial Participation 3 Holder:

SPT CA Fundings 2, LLC

c/o Starwood Property Trust, Inc.

591 West Putnam Avenue

Greenwich, Connecticut 06830

Attention: Andrew J. Sossen

Telephone: (203) 422-8191

Fax: (203) 422-8192

E-Mail: asossen@starwood.com

with copies to:

Starwood Property Trust, Inc.

1601 Washington Avenue

Miami Beach, Florida 33139

Attention: Asset Management

Email: jdiamond@starwood.com

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention: Robert L. Boyd, Esq.

Telephone: (212) 839-7352

Fax: (212) 839-5599

Email: rboyd@sidley.com]

B-2

EXHIBIT C

FORM OF PRINCIPAL REALLOCATION AMENDMENT

[FIRST] AMENDMENT OF PARTICIPATION AGREEMENT

THIS [FIRST] AMENDMENT OF PARTICIPATION AGREEMENT (this “Amendment”), dated as of _______, 20__, by and between [STARWOOD PROPERTY MORTGAGE, L.L.C.], a Delaware limited liability company (“Starwood” or the “Initial Lender”), STARWOOD PROPERTY MORTGAGE SUB-22[-A], L.L.C., a Delaware limited liability company (“Initial Participation 1 Holder”), STARWOOD PROPERTY MORTGAGE, L.L.C., a Delaware limited liability company (“Initial Participation 2 Holder”)[, and SPT CA FUNDINGS 2, LLC, a Delaware limited liability company (“Initial Participation 3 Holder”)].

WHEREAS, the Initial Lender, Initial Participation 1 Holder, [and] Initial Participation 2 Holder [and Initial Participation 3 Holder] (collectively, the “Participants”) entered into that certain Participation Agreement, dated as of [_________] (the “Participation Agreement”). Capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to them in the Participation Agreement; and

WHEREAS, pursuant to Section 7 of the Participation Agreement, the Participants desire to enter into this Amendment to reallocate principal between the Participations and adjust the Percentage Interests of the Participants to reflect such reallocation.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

1.         AMENDMENT TO PARTICIPATION AGREEMENT.

The Loan Schedule attached to the Participation Agreement as Exhibit A thereto is hereby amended and restated in its entirety by the schedule attached hereto as Schedule A.

2.         PARTICIPATION AGREEMENT IN FULL FORCE AND EFFECT.

Except as expressly amended hereby, the Participants acknowledge and agree that the Participation Agreement remains unmodified and in full force and effect and is hereby ratified and confirmed in all respects.

3.         MISCELLANEOUS.

The terms and provisions of Sections 16,  17,  18,  19 and 20 of the Participation Agreement are incorporated herein by reference as if fully set forth herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Participants has caused this Amendment to be duly executed as of the day and year first above written.

Initial Lender:

STARWOOD PROPERTY MORTGAGE, L.L.C.

By:
Name:
Title:

Initial Participation 1 Holder:

STARWOOD PROPERTY MORTGAGE SUB-22[-A], L.L.C.

By:
Name:
Title:

Initial Participation 2 Holder:

STARWOOD PROPERTY MORTGAGE, L.L.C.

By:
Name:
Title:

[Initial Participation 3 Holder:

SPT CA FUNDINGS 2, LLC

By:
Name:
Title: ]

SCHEDULE 1

Permitted Fund Managers